As filed with the Securities and Exchange Commission on November 13, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALLIANCE ONE INTERNATIONAL, INC.

(Exact name of registrant, as specified in its charter)

Virginia	5150	54-1746567
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Code Number)	(I.R.S. Employer) Identification No.)

8001 Aerial Center Parkway

Morrisville, North Carolina 27560-8417

(919) 379-4300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William L. O’Quinn, Jr.

Vice President—Chief Legal Officer and Secretary

Alliance One International, Inc.

8001 Aerial Center Parkway

Morrisville, North Carolina 27560-8417

(919) 379-4300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen M. Lynch

Robinson, Bradshaw & Hinson, P.A.

101 North Tryon Street, Suite 1900

Charlotte, North Carolina 28246

(704) 377-8355

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
9.875% Senior Secured Second Lien Notes due 2021	$735,000,000	100%(1)	$735,000,000(1)	$94,668

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated November 13, 2013

PROSPECTUS

ALLIANCE ONE INTERNATIONAL, INC.

Offer to Exchange All Outstanding

$735,000,000 9.875% Senior Secured Second Lien Notes due 2021

for

$735,000,000 9.875% Senior Secured Second Lien Notes due 2021

which have been registered under the Securities Act

We are offering to exchange new 9.875% Senior Secured Second Lien Notes due 2021 (which we refer to as the “new notes”) for our currently outstanding 9.875% Senior Secured Second Lien Notes due 2021 (which we refer to as the “old notes”) on the terms and subject to the conditions detailed in this prospectus and the accompanying letter of transmittal.

•	The exchange offer will expire at 5:00 p.m., New York City time, on , 2013, unless extended.

•	All old notes that are validly tendered and not validly withdrawn will be exchanged.

•	Tenders of old notes may be withdrawn any time prior to 5:00 p.m., New York City time, on the date of expiration of the exchange offer.

•	The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	The terms of the new notes to be issued are identical in all material respects to the outstanding old notes, except that the new notes have been registered under the Securities Act of 1933, as amended, or the “Securities Act,” and will not have any of the transfer restrictions and certain additional interest provisions relating to the old notes. The new notes will represent the same debt as the old notes and we will issue the new notes under the same indenture.

•	We do not intend to apply for listing of the new notes on any securities exchange or to arrange for them to be quoted on any quotation system. A public market for the new notes may not develop, which could make selling the new notes difficult.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 19 for a discussion of matters that participants in the exchange offer should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2013

Rather than repeat certain information in this prospectus that we have already included in reports filed with the Securities and Exchange Commission (the “SEC”), this prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide this information to you at no charge upon written or oral request directed to: Alliance One International, Inc., Attention: Investor Relations, 8001 Aerial Center Parkway, Post Office Box 2009, Morrisville, North Carolina 27560-2009. In order to ensure timely delivery of the information, any request should be made no later than five business days before the expiration date of the exchange offer.

You should rely only on the information contained or incorporated by reference in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

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INDUSTRY AND MARKET DATA

Information regarding market share, market position and industry data pertaining to our business contained in this prospectus consists of our estimates based on data and reports compiled by industry professional organizations (including Euromonitor International), industry analysts and our management’s knowledge of our business and markets.

Although we believe that the sources are reliable, we have not independently verified market industry data provided by third parties or by industry or general publications. Similarly, while we believe our internal estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources. While we are not aware of any misstatements regarding any industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to changes based on various factors, including those discussed under “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013 incorporated herein by reference.

INCORPORATION BY REFERENCE

The information that we incorporate by reference is considered a part of this prospectus. We incorporate by reference the following documents we filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2013 filed with the SEC on June 17, 2013 (the “2013 Form 10-K”);

•	our Quarterly Report on Form 10-Q for the period ended June 30, 2013 filed with the SEC on August 9, 2013 and our Quarterly Report on Form 10-Q for the period ended September 30, 2013 filed with the SEC on November 5, 2013 (the “September 30, 2013 Form 10-Q”)

•	our Current Reports on Form 8-K (including amendments filed on Form 8-K/A) filed with the SEC on June 13, 2013, June 18, 2013, July 1, 2013, July 17, 2013, July 26, 2013 (two reports), July 29, 2013, August 1, 2013, August 9, 2013 and August 30, 2013;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on July 8, 2013; and

•	additional reports filed with the SEC subsequent to the date hereof under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination or completion of the exchange offer, including any period during which we have agreed to make this prospectus available to broker-dealers for resales as described herein (other than information furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K).

Documents incorporated by reference are available from us without charge. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from:

Alliance One International, Inc.

Attention: Investor Relations

8001 Aerial Center Parkway

Post Office Box 2009

Morrisville, NC 27560-2009

(919) 379-4300

In order to obtain timely delivery, you must request the information no later than             ,              , 2013, which is five business days before the initial scheduled expiration date of the exchange offer.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements may be made directly in this prospectus or may be incorporated into this prospectus by reference to other documents. You can identify these forward-looking statements by use of words such as “strategy,” “expects,” “continues,” “plans,” “anticipates,” “believes,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts.

These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed in such statements and no assurance can be given that the results in any forward-looking statement will be achieved. Any forward-looking statement speaks only as of the date on which it is made, and we disclaim any obligation to subsequently revise any forward-looking statement to reflect events or circumstances after such date or to reflect the occurrence of anticipated or unanticipated events.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements in this prospectus.

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are identifying important risk factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by us; any such statement is qualified by reference to the following cautionary statements. These factors include those appearing under the heading “Risk Factors” in this prospectus and the factors discussed under the heading “Risk Factors” in the 2013 Form 10-K, the factors discussed below and any other cautionary statements, written or oral, which may be made or referred to in connection with any such forward-looking statements.

•	Our reliance on a small number of significant customers.

•	Continued vertical integration by our customers.

•	Global shifts in sourcing customer requirements.

•	Shifts in the global supply and demand position for tobacco products.

•	Changes in the timing of anticipated shipments.

•	Migration of suppliers who have historically grown tobacco and from whom we have purchased tobacco toward growing other crops.

•	Risks related to our advancement of inputs to tobacco suppliers to be settled upon the suppliers delivering us unprocessed tobacco at the end of the growing season.

•	Changes in anticipated geographic product sourcing and that tobacco that we purchase directly from suppliers may not meet our customers’ quality and quantity requirements.

•	Weather and other environmental conditions that can affect the marketability of our inventory.

•	Government actions that significantly affect the sourcing of tobacco, including governmental actions to identify and assess crop diversification initiatives and alternatives to leaf tobacco growing in countries whose economies depend upon tobacco production.

•	International business risks, including political instability in sourcing locations, expropriation, import and export restrictions, exchange controls, inflationary economies, currency risks and risks related to the restrictions on repatriation of earnings or proceeds from liquidated assets of foreign subsidiaries.

•	Exposure to foreign tax regimes in which the rules are not clear, are not consistently applied and are subject to sudden change.

•	Fluctuations in foreign currency exchange and interest rates.

•	Competition with the other primary global independent leaf tobacco merchant and independent leaf merchants.

•	Disruption, failure or security breaches of our information technology systems.

•	Risks related to our capital structure, including risks related to our significant debt and our ability to continue to finance our non-U.S. local operations with uncommitted short term operating credit lines at the local level.

•	Our ability to continue to access capital markets to obtain long-term and short-term financing.

•	The volatility and disruption of global credit markets.

•	Potential failure of foreign banks in which our subsidiaries maintain deposits or the failure by such banks to transfer funds or honor withdrawals.

•	Failure by counterparties to derivative transactions to perform their obligations.

•	Reductions in demand for consumer tobacco products.

•	The impact of litigation on our customers.

•	Legislative and regulatory initiatives that may reduce consumption of consumer tobacco products and demand for our services and increase regulatory burdens on us or our customers.

•	Low investment performance by our defined benefit pension plan assets which may require us to fund a larger portion of our pension obligations, thus, diverting funds from other potential uses.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not in fact occur. We undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SUMMARY

This summary highlights information appearing elsewhere in, or incorporated by reference into, this prospectus. This summary is not complete and does not contain all of the information that you should consider before tendering old notes in the exchange offer. You should carefully read the entire prospectus, including the section entitled “Risk Factors,” along with the financial data and related notes and the other documents that we incorporate by reference in this prospectus. Except as otherwise indicated or otherwise required by the context, references in this prospectus to “we,” “us,” “our,” “Alliance One,” the “Company” or the “Issuer” refer to the combined business of Alliance One International, Inc. and its subsidiaries.

The “old notes” consisting of the 9.875% Senior Secured Second Lien Notes due 2021, $735,000,000 in aggregate principal amount of which were issued on August 1, 2013, and the “new notes” consisting of the 9.875% Senior Secured Second Lien Notes due 2021 offered pursuant to this prospectus are sometimes collectively referred to in this prospectus as the “notes.” This prospectus and the letter of transmittal that accompanies it collectively constitute the exchange offer.

Our fiscal year ends on March 31. References to a fiscal year are to the fiscal year ending in that year. For example, our fiscal year 2013 ended on March 31, 2013.

Our Company

We are one of only two global independent publicly held leaf tobacco merchants, each with similar global market shares. We have broad geographic processing capabilities, a diversified product offering and an established customer base, including all of the major consumer tobacco product manufacturers. We select, purchase, process, store, pack and ship tobacco grown in more than 35 countries, serving manufacturers of cigarettes and other consumer tobacco products in approximately 90 countries around the world. We process tobacco through a complex mechanized threshing and separating operation and then dry it to meet precise moisture levels in accordance with the customer’s specifications. The processing of leaf tobacco facilitates shipping and prevents spoilage and is an essential service to our customers because the quality of processed leaf tobacco substantially affects the quality of the manufacturer’s end product. In an increasing number of important markets, we also provide agronomy expertise for growing leaf tobacco.

We have developed an extensive international network through which we purchase, process and sell tobacco, and we hold a leading position in most tobacco growing regions in the world. We process tobacco in more than 35 owned and third-party facilities around the world including in the United States, Brazil, Malawi, Turkey, China, Argentina, India and Thailand.

We sell our processed tobacco primarily to large multinational cigarette manufacturers, including Philip Morris International, Inc., Japan Tobacco, Inc., Imperial Tobacco Group, PLC, China Tobacco International, Inc., British American Tobacco, Philip Morris USA, Inc., Eastern Company S.A.E., R. J. Reynolds Tobacco Company, Lorillard Tobacco Company and others. Through our predecessor companies, we have a long operating history in the leaf tobacco industry and have maintained relationships with many of our major customers for more than 50 years, with some of these relationships beginning in the early 1900s. We do not manufacture cigarettes or other consumer tobacco products.

Our fiscal year 2013 revenues were approximately $2.2 billion. Our revenues are primarily comprised of sales of processed tobacco and fees charged for processing and related services to manufacturers of tobacco products around the world. Processing fees and other revenues have historically been less than 5% of our revenues.

The Industry

Tobacco remains one of the world’s major consumer products industries with 21% of the adult worldwide population smoking tobacco products as estimated by Euromonitor International in an October 2012 report. Euromonitor International estimates cigarette demand in 2012 of 5.8 trillion cigarette sticks, growing at a rate of 0.19% from 2011 and by 4% from 2006 through 2011. According to Euromonitor International, the cigarette market is forecast to grow by some 7% in volume from 2011 to 2016. Developing markets, and in particular China, drive global sales growth. Per Euromonitor International, the cigarette smoking population in the Asia Pacific region grew by some 7% from 2006 to 2011, and the region makes up over 60% of the global market for cigarettes by volume. The cigarette smoking population also increased by 9% in such period in the Middle East and Africa but declined in North America, Western Europe and Eastern Europe by between approximately 2% to 4%. China is forecast to increase its share of global cigarette volumes from 41% in 2011 to 46% in 2016, according to Euromonitor International, with China’s domestic cigarette market forecast to grow 19% over such period, equating to some 450 billion cigarette sticks. Sales of premium cigarettes grew by nearly 10% globally in 2012, according to Euromonitor International, and from 2013 to 2017 Euromonitor International estimates premium product sales to increase by approximately 30% in China, which is the world’s largest, fastest growing market.

We believe the following are important trends impacting the leaf tobacco industry:

Regional Growth. Euromonitor International forecasts indicate continued increases in cigarette consumption in China and the remaining Asia Pacific region and, once local political turmoil stabilizes, in the Middle East and Africa as well, with overall consumption in most other regions, including the United States and Western Europe, continuing to decline. Euromonitor International estimates that there will be some 35 million more cigarette smokers in 2016 than in 2011, of which China will account for 12 million, with declines in the developed regions more than matched by growth principally in China. The cigarette smoking population is expected to rise by almost 4% from 2011 to 2016. As the large international cigarette manufacturers grow in developing markets, we believe they will look to trusted advisors for a reliable source of quality flue-cured tobacco, the primary component of the Virginia, Modified Virginia and Chinese-style cigarettes traditionally consumed in those markets. Further, as the international manufacturers continue to penetrate those markets and the adult population in those markets continues to grow in number with more disposable income as forecasted by Euromonitor International, there may be an increase in consumption of American-blend cigarettes, causing an increased demand for export quality tobacco.

Consolidation Among Multinational Cigarette Manufacturers and Expansion of Non-U.S. Operations. Increased competition in the global tobacco industry as well as the desire to grow and compete in new markets have resulted in multinational cigarette manufacturers looking for new product and market penetration opportunities as well as economies of scale in order to leverage their brands, manufacturing, distribution and marketing capabilities and enhance profitability. Consequently, multinational cigarette manufacturers have looked for mergers and acquisitions to remain competitive. While the global tobacco market has been relatively quiet in terms of acquisition in recent years, product expansion acquisitions have occurred, including Lorillard Tobacco Company’s acquisition of Blu, a leading U.S. electronic cigarette marketer, and Japan Tobacco’s acquisition of Gryson, a leading roll-your-own and make-your own manufacturer in a number of Western European countries. Other significant recent acquisitions include British American Tobacco’s purchase of Bentoel in June 2009 and British American Tobacco’s acquisition of Protabaco in Colombia in early 2011. Large multinational cigarette manufacturers have also increased their presence in developing countries throughout the world, including Asia and Africa, consistent with reported growth trends in cigarette sales in those areas. Other privatizations of monopolies are expected, and the large manufacturers are entering joint or licensed manufacturing ventures to attempt to capitalize on the growth in China. As cigarette manufacturers expand their global operations, we believe that demand for local sources of leaf tobacco and local tobacco processing facilities will increase, primarily due to beneficial tariff rates and lower freight costs. We also believe that the international expansion of cigarette manufacturers will cause these manufacturers to rely more on the leaf tobacco merchants like us that can source and process tobacco on a global and local basis.

Growing Importance of Global Independent Leaf Tobacco Merchants. Our customers are experiencing increased margin pressure due to the impact of rising taxes on cigarette prices, anti-smoking campaigns, the current global economic downturn and the global competition for market share. As they battle for market share in a high-margin, consumer product business, they are increasingly focused on managing their cost structures, and accordingly look to their leaf suppliers to increase efficiency in their operations. Tobacco merchant customers are also placing a greater emphasis on sourcing tobaccos from suppliers with solid sustainability programs, good agricultural practices and strong compliance policies, including the ability to trace the source of tobacco leaf from planting to shipping to the customer. As the large international manufacturers compete in the emerging markets of Asia Pacific, the India Sub-continent and Africa, we believe that they will need a dynamic mix of tobaccos as they provide Virginia, Modified Virginia and Chinese-style cigarettes traditionally consumed in those markets and monitor each region’s progression toward sustainably produced, quality tobaccos. As a result, we believe that cigarette manufacturers increasingly consider global leaf merchants to be value added partners, in large part because of their global scope and expertise in sourcing, processing and packing leaf tobacco to meet specific customer needs while adhering to their best practices. We are one of only two leaf tobacco merchants with a global footprint and access to a wide range of tobacco products, working toward sustainable tobacco production.

Vertical Integration. In recent years, certain cigarette manufacturers have taken steps to partially vertically integrate their operations, whether through the acquisition of leaf merchants, establishing new operations, entering into joint ventures or contracting directly with suppliers. In 2009, Japan Tobacco enhanced its direct leaf procurement capabilities with the acquisition of small leaf processors in Malawi and Brazil and the formation of a joint venture for the procurement and processing of U.S. leaf tobacco. Philip Morris International has also strengthened its direct leaf procurement capabilities with the acquisition in 2010 of supplier contracts and the related assets from Alliance One and from another tobacco merchant in Brazil. In January 2012, we announced an agreement with China Tobacco to form a new joint venture company in Brazil, which remains pending. It is uncertain whether steps by cigarette manufacturers toward greater vertical integration will continue, and we believe vertical integration may be reversing in some markets, as we believe we are the more cost effective alternative, while also providing compliant security of supply. We continue to work with these customers in each of these markets and will continue to work with our customers to meet all their needs as their buying patterns and business models change, while continuing to be a provider of quality tobacco products and innovative solutions.

Our Competitive Strengths

We believe our principal competitive strengths include the following:

Market Leadership. Alliance One is one of only two global independent leaf tobacco merchants, each with similar global market shares. We have broad geographic processing capabilities, a diversified product offering and an established customer base, including all of the major tobacco consumer product companies. We own approximately 12 processing facilities in 8 countries, including all the principal export markets for flue-cured, burley and oriental tobacco, and we are working towards sustainable tobacco production. We offer the ability to track tobacco as it is harvested, received, graded, processed, stored, packed and shipped to the cigarette manufacturer, so that manufacturer can trace the source of the tobacco in its end product. We believe that the significant scale of our operations and the quality of our managerial talent enable us to achieve efficiencies in key markets by, among other things, reducing redundant operating expenses, improving facility and inventory management and implementing best practices across our businesses. As a result of our scale, global reach and financial resources, we believe we are well-suited to serve the needs of large multinational cigarette manufacturers.

Strong Customer Relationships. The majority of our tobacco customers, including Philip Morris International, Japan Tobacco, China Tobacco, Imperial Tobacco, British American Tobacco, Lorillard, Philip Morris USA, Inc., and R.J. Reynolds are diversified leaders in their respective markets with strong track records in the industry. We have maintained relationships with many major customers for more than 50 years, providing us with extensive knowledge of customers’ purchasing needs and quality requirements. We believe our sourcing and agronomic expertise at the local level, processing and packing capabilities and other value-added services (including efforts with our customers to restrict the sale of tobacco through illicit trade) have led our customers to increasingly rely on our operations.

Global Diversity. We purchase tobacco grown in more than 35 countries and serve manufacturers of cigarettes and other consumer tobacco products located in approximately 90 countries around the world. We have access to a diverse supply of tobacco grown in a number of different regions throughout the world and are positioned to respond to weather, political or economic conditions causing fluctuations in the quality, yield or price of tobacco grown in any one region. In particular, our relationships with tobacco producers in key origins, such as Brazil, China, Tanzania, Thailand, India and Malawi, enable us to increasingly market the improved quality of leaf from these origins at competitive pricing. We continue to develop new crops or expand existing ones in strategic locations to provide improved security of supply and tariff-friendly products where regional tariff advantages exist. As a result of this flexibility, we believe customers will continue to look to us to source increased amounts of tobacco from these and other tobacco-producing countries.

Experienced Management Team. We have a dedicated and experienced management team. Our five senior executive officers have an average of 24 years of experience in the domestic and international tobacco industry. We believe that this combination of background and experience will enable us to maintain and strengthen long-term relationships with customers and leverage our market leadership position.

Operating Efficiencies. Alliance One is focused on achieving optimal operating efficiencies and cost savings throughout our organization. As part of this ongoing process we have:

•	rationalized facilities and reduced fixed factory costs and administration;

•	reduced corporate and regional overhead; and

•	eliminated redundant headcount in areas such as sales, support, insurance, human resources, information technology and related functions.

In addition to these cost savings, we have realized improved operating efficiencies by implementing our expertise and capabilities and spreading combined volumes over a streamlined asset base. The focus on cost savings and operating efficiencies has better positioned us to serve and grow with our customers as they respond to global industry conditions.

Our Business Strategy

Our business strategy is focused on the following key strategic areas, which we believe will help us capitalize on our strengths and tobacco industry trends.

Meeting Future Global Demand Efficiently. Global requirements for tobacco leaf continue to evolve as growth in cigarette sales shifts to Asia, and in particular China, regulatory changes require reductions in the use of flavorings in many markets and our customers’ focus on growth of premium strategic brands. The result of these shifts is increasing demand for higher quality and value flavor-type tobaccos from the regions where we have a developed global footprint. We have invested in our global operations to improve efficiencies in these key locations, combined with reduced head count in some and increased available capacity in others to meet future demand. These investments have been completed with a near-term payback horizon and a strategic view on countries where we anticipate future increased volume requirements from our customer base. Combined with our geographic profile, focus on agronomy practices and grower sustainability, proven seed varieties and many years of research and development initiatives, we are well positioned to meet changing and increasing customer requirements.

Sustainable and Traceable Production. We are an industry leader in sustainable and traceable production. Through our three pillars of “People, Production and Planet” we are working to meet and exceed the expectations of our customers to reduce the environmental impact of tobacco production, improve the livelihood and income of the farmers that produce our tobaccos and enhance the yield and quality of other crops that they produce. We are extremely proud of our long history of working with farmers and our continuous efforts to improve agricultural practices and mechanization across the globe. These improvements allow farmers to produce a variety of cash and food crops, including tobacco, thereby elevating farm family net income and improving food security, while protecting the environment and complying with legislation. Farm sustainability also requires the backing of local communities. We plan to continue our locally and internationally recognized support of schools, clean water projects, medical facilities, micro-financing and other community programs. We also participate in the Carbon Disclosure Project and will continue to work toward further reductions in our carbon emissions. We have the ability to trace tobacco as it is harvested, received, graded, processed, stored, packed and shipped to the cigarette manufacturer, so that the manufacturer can track the source of the tobacco in its end product. We believe that our lower cost approach with emphasis on sustainable responsible production, as well as traceability, will help to drive future profitable incremental volume gains.

Focus on Debt Reduction. We will continue to place a priority on debt reduction driven by increasing free cash flow and investing in initiatives that will reduce our cash cycle and control overall supply chain costs in key strategic global markets. As we move to a lower cost position and improve profit, we intend to deploy our free cash flow to reduce debt. An additional core component of our plan is to improve our operating cycle by controlling the timing of advances to suppliers to the receipt of payments by our customers proportionately, which is designed to reduce overall working capital needs. We also plan to continue to look for innovative, lower-cost financing alternatives, such as utilizing account receivable securitization program proceeds to reduce debt. Additionally, as we have done in the past, we plan to allocate proceeds from non-core asset sales to reduce indebtedness as well.

Recent Developments

Refinancing Transactions

We recently completed several refinancing transactions (the “Refinancing Transactions”), which are described below.

Issuance of Senior Secured Second Lien Notes due 2021

On August 1, 2013, we issued $735 million in aggregate principal amount of the old notes. This issuance of old notes was priced at 98.000% of the face value, for gross proceeds of approximately $720.3 million.

Redemption of Senior Notes due 2016

On August 2, 2013 (the “Redemption Date”), we completed the conditional redemption of all $635 million in aggregate principal amount of our outstanding 10% Senior Notes due 2016 (the “Senior Notes”) at a redemption price of 105% of the principal amount thereof plus accrued and unpaid interest on the Senior Notes to, but not including, the Redemption Date. We applied a portion of the net proceeds from our sale of the old notes to fund the redemption of the Senior Notes. On August 1, 2013, contemporaneously with the closing of the offering of the old notes, we effected a covenant defeasance of the Senior Notes and the satisfaction and discharge of the indenture governing the Senior Notes.

Purchase of 5 1⁄2% Convertible Senior Subordinated Notes due 2014

On August 30, 2013, we completed the purchase of $60.0 million in aggregate principal amount of our 5 1⁄2% Convertible Senior Subordinated Notes due 2014 (the “Convertible Notes”) pursuant to a cash tender offer (the “Convertible Notes Tender Offer”) that we commenced on July 17, 2013. The aggregate consideration for the purchase of such Convertible Notes was $62,212,500.11 (including $412,500.11 in accrued and unpaid interest up to, but excluding, the August 30, 2013 payment date). We applied a portion of the net proceeds from our sale of the old notes and cash on hand to fund the purchase of such Convertible Notes. Following the cancellation of the $60.0 million in aggregate principal amount of the Convertible Notes purchased pursuant to the Convertible Notes Tender Offer, $55.0 million in aggregate principal amount of the Convertible Notes remain outstanding. The terms of the Convertible Notes are described in greater detail in “Description of Other Indebtedness—Convertible Notes.”

Amendment and Restatement of Senior Secured Credit Facility

On July 26, 2013, we entered into an Amendment and Restatement Agreement dated as of July 26, 2013 (the “Amendment and Restatement Agreement”) between us, certain of our subsidiaries and a syndicate of lenders providing for the amendment, effective upon the execution of the Amendment and Restatement Agreement, of certain financial covenants applicable to our senior secured revolving credit facility and for the amendment and restatement of the agreement governing our senior secured revolving credit facility to be effective on the date of the satisfaction of certain conditions. Those conditions were satisfied on August 1, 2013, and on that date the agreement governing the Company’s senior secured revolving credit facility was amended and restated to provide for a senior secured revolving credit facility with a syndicate of banks of approximately $303.9 million that will automatically reduce to approximately $210.3 million on April 15, 2014 and will mature in April 15, 2017, subject to a springing maturity on April 15, 2014 if by that date the Company has not deposited in the Blocked Account (as defined below) sufficient amounts to fund the repayment at maturity of all then outstanding Convertible Notes. Borrowings under the amended and restated senior secured revolving credit facility initially bear interest at an annual rate of LIBOR plus 3.75% and base rate plus 2.75%, as applicable, though the interest rate under the amended and restated senior secured revolving credit facility is subject to increase or decrease according to a consolidated interest coverage ratio.

The agreement governing the amended and restated senior secured revolving credit facility requires the Company to deposit with the lenders, in a segregated account that the Company may not use other than for specified purposes (the “Blocked Account”), the net proceeds from the sale of the old notes that were not immediately applied to redeem all of the Senior Notes. Amounts held in the Blocked Account may be used solely to purchase any and all Convertible Notes tendered in the Convertible Notes Tender Offer and, subject to conditions, to retire any remaining Convertible Notes not purchased in the Convertible Notes Tender Offer, including repayment at maturity. On August 30, 2013, we applied all funds then held in the Blocked Account to fund the purchase of Convertible Notes pursuant to the Convertible Notes Tender Offer.

Our senior secured revolving credit facility, as amended and restated pursuant to the Amendment and Restatement Agreement, is described in greater detail in “Description of Other Indebtedness—Senior Secured Revolving Credit Facility.”

Additional Information

Our principal executive offices are located at 8001 Aerial Center Parkway, Morrisville, North Carolina 27560-8417. Our telephone number is (919) 379-4300 and our website address is www.aointl.com. The information on, or accessible through, our website is not a part of this prospectus.

The Exchange Offer

On August 1, 2013, we issued $735,000,000 in aggregate principal amount of the old notes in transactions exempt from registration under the Securities Act. In connection with that issuance of old notes, we entered into a registration rights agreement, dated as of August 1, 2013, with the initial purchasers of those old notes. In the registration rights agreement, we agreed to offer to exchange old notes for new notes registered under the Securities Act. In this prospectus the old notes and the new notes are referred to together as the “notes.” You should read the discussion under the heading “Description of Notes” for information regarding the notes.

The Exchange Offer	We are offering to exchange up to $735 million principal amount of the new notes for an identical principal amount of the old notes. The new notes are substantially identical to the old notes, except that:

•	the new notes will be freely transferable, other than as described in this prospectus;

•	holders of the new notes will not be entitled to the rights of the holders of the old notes under the registration rights agreement; and

•	the new notes will not contain any provisions regarding the payment of additional interest for failure to satisfy obligations under the registration rights agreement.

We believe that you can transfer the new notes without complying with the registration and prospectus delivery provisions of the Securities Act if you:

•	are not an affiliate of Alliance One within the meaning of Rule 405 under the Securities Act;

•	are not a broker-dealer tendering old notes acquired directly from Alliance One for your own account;

•	acquired the old notes in the ordinary course of your business; and

•	have no arrangements or understandings with any person to participate in this exchange offer for the purpose of distributing the old notes and have made representations to Alliance One to that effect.

If any of these conditions are not satisfied and you transfer any new notes without delivering a proper prospectus or without qualifying for an exemption from registration, you may incur liability under the Securities Act.

You may only exchange outstanding old notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Registration Rights

We have agreed to use our commercially reasonable efforts to consummate the exchange offer or cause the old notes to be registered under the Securities Act to permit resales. If we are not in compliance with our obligations under the registration rights agreement, then additional interest (in addition to the interest otherwise due on the old notes or the new notes) will accrue on such old notes or new notes upon such occurrence.

If the exchange offer is completed on the terms and within the time period contemplated by this prospectus, other than with respect to certain broker-dealers, holders who do not tender their old notes will not have any further registration rights under the registration rights agreement or otherwise and will not have rights to receive additional interest. Certain broker-dealers, including the initial purchasers of the old notes, may have additional registration rights only in limited circumstances. See “The Exchange Offer—Shelf Registration.”

No Minimum Condition	The exchange offer is not conditioned on any minimum aggregate principal amount of old notes being tendered for exchange.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2013, unless it is extended.

Exchange Date	Old notes will be accepted for exchange beginning on the first business day following the expiration date, upon surrender of the old notes.

Conditions to the Exchange Offer	Our obligation to complete the exchange offer is subject to limited conditions. See “The Exchange Offer—Conditions to the Exchange Offer.” We reserve the right to terminate or amend the exchange offer at any time before the expiration date if various specified events occur.

Withdrawal Rights	You may withdraw the tender of your old notes at any time before the expiration date. Any old notes not accepted for any reason will be returned to you without expense as promptly as practicable after the expiration or termination of the exchange offer.

Appraisal Rights	Holders of old notes do not have any rights of appraisal for their notes if they elect not to tender their old notes for exchange.

Procedures for Tendering Old Notes	See “The Exchange Offer—How to Tender.”

Effect on Holders of Old Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant under the registration rights agreement. Accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you do not tender your old notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the old notes as set forth in the indenture governing the notes, except we will not have any further obligation to you to provide for the exchange of the old notes under the registration rights agreement. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for old notes not tendered or accepted in the exchange offer could be adversely affected.

Consequences of Failure to Exchange	All untendered old notes will continue to be subject to the restrictions on transfer set forth in the old notes and in the indenture governing the notes. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register resales of the old notes under the Securities Act and will have no obligation to do so except in limited circumstances applicable to certain broker-dealers, including the initial purchasers of the old notes. See “The Exchange Offer—Shelf Registration.”

Material United States Federal Income Tax Considerations	The exchange of old notes for new notes by U.S. holders should not be a taxable exchange for U.S. federal income tax purposes, and U.S. holders will not recognize any taxable gain or loss as a result of the exchange. See “Material United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of the new notes in the exchange offer.

Broker-dealers	Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, resale or other transfer of such new notes, including information with respect to any selling holder required by the Securities Act in connection with the resale of the new notes and must confirm that it has not entered into any arrangement or understanding with us or any of our affiliates to distribute the new notes. We have agreed that for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Exchange Agent	Deutsche Bank Trust Company Americas is serving as exchange agent in connection with the exchange offer.

The New Notes

The summary below describes the principal terms of the new notes. The “Description of Notes” section of this prospectus contains a more detailed description of the terms and conditions of the old notes and the new notes. The new notes are substantially identical to the old notes, except that the new notes have been registered under the Securities Act and will not have any of the transfer restrictions and certain additional interest provisions relating to the old notes. The new notes will evidence the same debt as the old notes, will be issued under the same indenture as the old notes and will be entitled to the benefits of the indenture governing the notes.

Issuer	Alliance One International, Inc.

Notes Offered	$735,000,000 aggregate principal amount of new notes in exchange for $735,000,000 aggregate principal amount of outstanding old notes.

Maturity Date	July 15, 2021.

Interest Payment Dates	January 15 and July 15 of each year, commencing January 15, 2014.

Ranking	The notes and guarantees will be senior secured second lien obligations of Alliance One and the guarantors, if any, and will:

•	rank equally in right of payment to all of Alliance One’s and the guarantors’ existing and future senior indebtedness;

•	rank senior in right of payment to all of Alliance One’s and the guarantors’ existing and future subordinated indebtedness, including any Convertible Notes;

•	be effectively senior to all of Alliance One’s and the guarantors’ existing and future unsecured indebtedness to the extent of the value of the collateral securing the notes offered hereby;

•	be effectively subordinated to Alliance One’s and the guarantors’ existing and future indebtedness that is secured by first priority liens on the collateral securing the notes, including indebtedness under our senior secured revolving credit facility, to the extent of the value of the collateral securing such indebtedness; and

•	be structurally subordinated to all of the liabilities, including trade payables, of our existing and future subsidiaries that do not guarantee the notes.

As of September 30, 2013, Alliance One had approximately $1,461.2 million of total indebtedness, of which approximately $227.7 million was secured by first priority liens in the collateral, and an additional $303.9 million was available for borrowing under our senior secured revolving credit facility.

Guarantees	Each of our future material domestic subsidiaries will guarantee the notes. We currently have no material domestic subsidiaries. Our foreign subsidiaries will not guarantee the notes. Accordingly, the notes will not be guaranteed by any of our subsidiaries at the closing of this offering and will therefore be structurally subordinated to all the liabilities of our subsidiaries, including trade payables. See “Description of Notes—Note Guarantees.”

As of September 30, 2013, there was $714.1 million of indebtedness and other non-contingent liabilities (including trade payables) of our subsidiaries. In addition, our subsidiaries had $121.6 million of contingent liabilities in the form of guarantees of the indebtedness of third parties. See “Risk Factors—Risks Related to Our Notes and the Collateral—Our company structure results in significant structural subordination of the notes and may affect our ability to make payments on the notes.”

Our subsidiaries generated approximately 82% of our consolidated revenues in the twelve-month period ended March 31, 2013 and held approximately 77% of our consolidated assets as of September 30, 2013.

Collateral	The notes and the guarantees will be secured by a second-priority security interest, subject to certain exceptions and certain permitted liens, in all assets of Alliance One and the guarantors that secure our senior secured revolving credit facility on a first priority basis. For a description of the collateral, see “Description of Notes—Security.” The collateral does not include all of the assets of Alliance One, including the stock of foreign subsidiaries, including material foreign subsidiaries, that are not first tier subsidiaries, voting capital stock of material first tier foreign subsidiaries in excess of 65% of the voting power of such capital stock, the stock of any domestic subsidiary not directly held by Alliance One or by any material domestic subsidiary (currently, we do not have any material domestic subsidiaries), all real estate other than Alliance One’s cut rag facility located adjacent to Baldree Road in Wilson, North Carolina, all other tangible property other than U.S. inventory, and certain intangible property, including contract rights. See “Risk Factors—Risks Related to Our Notes and the Collateral—The notes will be secured only to the extent of the value of the assets that have been granted as security for the notes, which may not be sufficient to satisfy all or any of our obligations under the notes.”

Collateral Trust Agreement	We have entered into a collateral trust agreement with the collateral trustee and the trustee under the indenture governing the notes. The collateral trust agreement sets forth the terms on which the collateral trustee receives, holds, administers, maintains, enforces and distributes the proceeds of all of its liens upon the collateral. See “Description of Notes—Collateral Trust Agreement.”

Intercreditor Agreement

The collateral granted to secure the notes also secures, on a first-priority basis, indebtedness under our senior secured revolving credit facility. In addition, the indenture governing the notes permits us to secure additional indebtedness with liens on the collateral under certain circumstances. The lenders under our senior secured revolving credit facility and the holders of certain debt we may incur in the future will receive priority to the proceeds of an enforcement of the collateral. These intercreditor relationships are governed by an intercreditor agreement as described in more detail under the caption “Description of Notes—Intercreditor Agreement.”

Optional Redemption	At any time prior to July 15, 2017, we may redeem the notes, in whole or in part, at a redemption price equal to the “make-whole” amount described under “Description of Notes—Optional Redemption,” plus accrued and unpaid interest and additional interest, if any, to, but not including, the redemption date.

On or after July 15, 2017, we may redeem the notes, in whole or in part, at the applicable redemption prices described under “Description of Notes—Optional Redemption,” plus accrued and unpaid interest and additional interest, if any, to, but not including, the redemption date. In addition, we may redeem up to 35% of the aggregate principal amount of the notes using net proceeds from certain equity offerings completed on or prior to July 15, 2016 at a redemption price equal to 109.875% of the aggregate principal amount of the notes together with any accrued and unpaid interest and additional interest, if any, to, but not including, the redemption date.

Mandatory Repurchase Offer	If we sell certain assets or experience specific kinds of changes in control, we must offer to repurchase the notes at prices listed under “Description of Notes—Repurchase at the Option of Holders.

Certain Covenants	The indenture governing the notes contains covenants that impose significant restrictions on our business. The restrictions that these covenants place on us and our restricted subsidiaries include limitations on our ability and the ability of our restricted subsidiaries to, among other things:

•	incur additional indebtedness or issue disqualified stock or preferred stock;

•	make investments;

•	pay dividends and make other restricted payments;

•	sell assets;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

These covenants are subject to important exceptions and limitations, which are described under “Description of Notes.” At any time the notes are rated investment grade by Moody’s Investor Services, Inc.

and Standard & Poor’s Rating Services, certain covenants will be suspended for so long as such investment grade rating is maintained. See “Description of Notes—Certain Covenants—Changes in Covenants When Notes Rated Investment Grade.”

No Listing	We do not intend to apply for listing of any of the new notes on any securities exchange or for quotation through any annotated quotation system and a trading market for the new notes may not develop.

Risk Factors

Investment in the notes involves certain risks. You should carefully consider the information under “Risk Factors” in this prospectus and those included in the 2013 Form 10-K, as well as all other information included in this prospectus before investing in the notes.

Adoption of ASU 2013-2

As previously disclosed in our Annual Report on Form 10-K for the year ended March 31, 2013 and in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2013 and September 30, 2013, which are incorporated herein by reference, on April 1, 2013, the Company adopted ASU 2013-2, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.

ASU 2013-2 requires additional disclosure related to the effects of significant reclassifications out of accumulated other comprehensive income by component. The adoption of this standard did not have a material impact on the Company’s financial position or results of operations but resulted in an additional footnote disclosure. The following financial information revises historical information to illustrate the new presentation required by this pronouncement for the periods presented.

The following tables set forth the changes in each component of accumulated other comprehensive loss, net of tax, attributable to the Company:

	Currency Translation Adjustment	Pensions, Net of Tax	Accumulated Other Comprehensive Loss
Balances, March 31, 2010	$(3,691)	$(17,638)	$(21,329)

Other comprehensive earnings before reclassifications	2,315	—	2,315
Amounts reclassified to net earnings, net of tax	—	(2,789)	(2,789)

Other comprehensive earnings, net of tax	2,315	(2,789)	(474)

Balances, March 31, 2011	(1,376)	(20,427)	(21,803)

Other comprehensive earnings before reclassifications	(1,546)	—	(1,546)
Amounts reclassified to net earnings, net of tax	—	(15,324)	(15,324)

Other comprehensive earnings, net of tax	(1,546)	(15,324)	(16,870)

Balances, March 31, 2012	(2,922)	(35,751)	(38,673)

Other comprehensive losses before reclassifications	(2,802)	—	(2,802)
Amounts reclassified to net earnings, net of tax	—	(13,717)	(13,717)

Other comprehensive losses, net of tax	(2,802)	(13,717)	(16,519)

Balances, March 31, 2013	$(5,724)	$(49,468)	$(55,192)

The following table sets forth amounts by component, reclassified from accumulated other comprehensive loss to earnings for the years ended March 31, 2013, 2012 and 2011:

	Years Ended March 31,
	2013	2012	2011
Pension and postretirement plans (1):
Actuarial loss	$(13,491)	$(11,847)	$(1,184)
Amortization of prior service cost	(1,455)	(3,057)	(1,579)
Deferred taxes	1,229	(420)	(26)

	$(13,717)	$(15,324)	$(2,789)

Amounts reclassified from accumulated other comprehensive losses to net earnings	$(13,717)	$(15,324)	$(2,789)

(1)	Amounts are included in net periodic benefit costs for pension and postretirement plans. See Note 13 “Pension and Postretirement Benefits” to the “Notes to Condensed Consolidated Financial Statements” included in the 2013 Form 10-K for further information.

Summary Consolidated Financial Data

The following tables present summary consolidated financial data of Alliance One for the three fiscal years ended March 31, 2013, 2012 and 2011, which have been derived from our audited consolidated financial statements and related notes for such periods, and for our six months ended September 30, 2013 and 2012, which have been derived from our unaudited condensed consolidated financial statements and related notes for such periods, in each case incorporated by reference into this prospectus, except for summary consolidated balance sheet data at March 31, 2011 which have been derived from audited consolidated financial statements not incorporated by reference into this prospectus. Our summary consolidated financial information is not necessarily indicative of our future performance. The data provided in this table are only summary and do not provide all of the data contained in our financial statements. The summary historical financial data presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements, including the notes thereto, in the 2013 Form 10-K and the September 30, 2013 Form 10-Q, which are incorporated by reference into this prospectus.

	Six Months Ended September 30,		Years Ended March 31,
	2013	2012	2013	2012	2011
	(dollars in thousands)
Statement of Operations Data:
Sales and other operating revenues	$1,084,567	$934,181	$2,243,816	$2,150,767	$2,094,062
Cost of goods and services sold	972,103	805,655	1,958,570	1,863,115	1,817,243

Gross profit	112,464	128,526	285,246	287,652	276,819
Selling, general and administrative expenses	70,132	72,076	145,750	147,558	157,920
Other income (expense)	745	1,347	20,721	15,725	37,442
Restructuring and asset impairment charges (recoveries)	2,776	—	(55)	1,006	23,467

Operating income (loss)	40,301	55,103	160,272	154,813	132,874
Debt retirement expense	55,599	—	1,195	—	4,584
Interest expense	60,527	56,891	114,557	106,804	102,696
Interest income	3,845	2,119	6,547	6,149	7,255

Income (loss) before income taxes and other items	(71,980)	331	51,067	54,158	32,849
Income tax expense	11,159	13,140	27,992	25,039	107,460
Equity in net income (loss) of investee companies	320	850	1,637	72	2,463

Net income (loss)	(82,819)	(11,959)	24,712	29,191	(72,148)
Less: Net income (loss) attributable to noncontrolling interests	25	416	699	(260)	(597)

Net income (loss) attributable to Alliance One International, Inc.	$(82,844)	$(12,375)	$24,013	$29,451	$(71,551)

Balance Sheet Data (at period end):
Cash and equivalents	$85,430	$194,717	$92,026	$119,743	$43,506
Working capital	662,210	948,811	843,803	828,681	846,860
Current liabilities:
Notes payable to banks(1)	668,919	491,207	356,836	374,532	231,407
Advances from customers	113,484	55,727	16,817	14,876	17,576
Long-term debt current	56,173	51,268	6,349	7,050	784
Long-term debt	721,652	962,327	830,870	821,453	884,371
Other long-term liabilities	112,407	130,661	117,726	148,805	137,532
Total stockholder’s equity of Alliance One International, Inc.	263,963	320,076	338,393	327,482	312,813
Total assets	2,120,642	2,231,170	1,911,579	1,949,845	1,808,330

Other Financial Data:
Net cash provided (used) by operating activities	$(169,822)	$(210,916)	$(1,634)	$58,970	$(183,107)
Net cash used by investing activities	(11,452)	(12,875)	(13,211)	(65,070)	(15,901)
Net cash provided (used) by financing activities	175,926	299,006	(14,061)	80,939	112,950
Capital expenditures	11,937	20,433	39,860	43,846	69,525
EBITDA(2)	6,054	74,245	200,373	194,437	166,821
Adjusted EBITDA(2)	68,255	82,325	219,102	208,057	191,695
Ratio of total net debt, as adjusted, to Adjusted EBITDA(2)(3)			5.43x
Ratio of Adjusted EBITDA to interest expense, net, as adjusted(2)(4)			1.93x

(1)	Primarily foreign seasonal lines of credit. See “Description of Other Indebtedness—Foreign Seasonal Lines of Credit.”

(2)	We define “EBITDA” as net income (loss) attributable to Alliance One International, Inc. before interest expense, income tax expense, and depreciation and amortization expense. We calculate Adjusted EBITDA, in a manner consistent with the calculation of Consolidated EBITDA under the terms of our senior secured revolving credit facility, as in force at the respective period end, by adjusting EBITDA for the additional items set forth in the reconciliation table below. EBITDA and Adjusted EBITDA do not represent, and should not be considered as, an alternative to net income or cash flows from operating activities, each as determined in accordance with generally accepted accounting principles in the United States (“GAAP”). We have presented EBITDA and Adjusted EBITDA because we believe they are frequently used by investors. We use Adjusted EBITDA for the measurement of our performance relative to certain covenants under our senior secured revolving credit facility. See “Description of Other Indebtedness—Senior Secured Revolving Credit Facility—Financial Covenants.” We use EBITDA as a component in the calculation of Adjusted EBITDA. Other companies may calculate EBITDA and Adjusted EBITDA differently than we do. EBITDA and Adjusted EBITDA are not measures of performance under GAAP and should not be considered as a substitute for net income or cash flows from operating activities as determined in accordance with GAAP. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; EBITDA and Adjusted EBITDA do not reflect interest expense or the cash requirements necessary to service interest or principal payments on our debt; EBITDA and Adjusted EBITDA do not reflect income tax expense or the cash requirements necessary to pay for income tax obligations; and although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

The following table sets forth the reconciliation of net income (loss) attributable to Alliance One International, Inc. to EBITDA and Adjusted EBITDA for the periods indicated:

	Six Months Ended September 30,		Years Ended March 31,
	2013	2012	2013	2012	2011
	(unaudited) (in thousands)
Net income (loss) attributable to Alliance One International, Inc.	$(82,844)	$(12,375)	$24,013	$29,451	$(71,551)
Interest expense	60,527	56,891	114,557	106,804	102,696
Income tax expense	11,159	13,140	27,992	25,039	107,460
Depreciation and amortization expense	17,212	16,589	33,811	33,143	28,216

EBITDA	6,054	74,245	200,373	194,437	166,821

Stock compensation expense, net(a)	1,712	3,297	4,520	2,618	2,874
Restructuring and asset impairment charges (recoveries), net(b)	303	—	—	2,767	17,064
Deferred financing costs(c)	—	—	—	—	2,322
Debt retirement expense(d)	55,466
Expenses related to commercialization of Alert business(e)	—	—	—	2,855	—
EBITDA of deconsolidated entity(f)	1,891	3,502	9,390	5,291	2,614
Eliminate EBITDA of WLT entities(g)	(536)	1,281	4,819	89	—
FCPA settlement expenses(h)	2,038	N/A	N/A	N/A	N/A
Cost of minority ownership investment with JV customer(i)	1,327	N/A	N/A	N/A	N/A

Adjusted EBITDA	$68,255	$82,325	$219,102	$208,057	$191,695

(a)	Represents stock compensation expense net of amounts in excess of permitted adjustments in the calculation of Consolidated EBITDA under the agreement governing our existing senior secured revolving credit facility, as calculated below.

	Six Months Ended September 30,		Years Ended March 31,
	2013	2012	2013	2012	2011
	(unaudited) (in thousands)
Stock compensation expense	$1,712	$3,297	$4,520	$2,618	$4,609
Excess permitted stock compensation expense	—	—	—	—	(1,735)

Stock compensation expense, net	$1,712	$3,297	$4,520	$2,618	$2,874

(b)	Represents restructuring and asset impairment charges (recoveries) net of amounts in excess of permitted adjustments in the calculation of Consolidated EBITDA under the agreement governing our existing senior secured revolving credit facility, as calculated below.

	Six Months Ended September 30,		Years Ended March 31,
	2013	2012	2013	2012	2011
	(unaudited) (in thousands)
Restructuring and asset impairment charges (recoveries)	$2,776	$—	$(55)	$1,006	$23,467
Excess permitted restructuring and asset impairment charges (recoveries)	(2,473)	—	55	1,761	(6,403)

Restructuring and asset impairment charges (recoveries), net	$303	$—	$—	$2,767	$17,064

(c)	Deferred financing costs represent unamortized original issue discount and other deferred financing costs extinguished upon our repurchase of our related outstanding indebtedness in the fiscal year ended March 31, 2012.
(d)	For the six months ended September 30, 2013, excludes $133 of debt retirement expense attributable to our World Leaf Trading subsidiaries.
(e)	Reflects the exclusion of costs and expenses associated with the commercialization of our former Alert business for fiscal quarters ending on or prior to December 31, 2011. In the fiscal year ended March 31, 2012, we divested a majority interest in the Alert business to a third party.
(f)	Reflects the EBITDA of our deconsolidated Zimbabwe subsidiaries, as calculated below. In 2006 as a result of the political environment, economic instability, foreign currency controls and governmental regulations in Zimbabwe, we deconsolidated our Zimbabwe subsidiaries. Governmental authorization is required before any dividends can be paid from our Zimbabwe subsidiaries. The inclusion of the results of our Zimbabwe subsidiaries in the calculation of Adjusted EBITDA does not represent a determination that the Zimbabwe subsidiaries should be consolidated.

The following table sets forth a reconciliation of net income (loss) of our deconsolidated Zimbabwe subsidiaries to EBITDA for the periods indicated:

	Six Months Ended September 30,		Years Ended March 31,
	2013	2012	2013	2012	2011
	(unaudited) (in thousands)
Net income (loss)	$(3,328)	$(930)	$1,087	$(1,286)	$(2,188)
Interest expense	4,135	3,636	6,806	5,095	3,903
Income tax expense (gain)	(17)	(17)	(35)	(35)	(127)
Depreciation and amortization expense	1,101	813	1,532	1,517	1,026

EBITDA	$1,891	$3,502	$9,390	$5,291	$2,614

(g)	Reflects the elimination of the EBITDA, as calculated below, of our World Leaf Trading subsidiaries which were organized to finance the acquisition through subsidiaries, for resale to customers, of tobacco leaf during a period of oversupply during the fiscal year ended March 31, 2012. The results of these World Leaf Trading subsidiaries are included in our consolidated financial statements and the operations of the World Leaf Trading subsidiaries are winding down as acquired inventory has primarily been sold.

The following table sets forth a reconciliation of net loss of our World Leaf Trading subsidiaries to EBITDA for the periods indicated:

	Six Months Ended September30,		Years Ended March 31,
	2013	2012	2013	2012	2011
	(unaudited) (in thousands)
Net income (loss)	$(450)	$2,351	$(7,532)	$(442)	$—
Interest expense	51	(636)	2,713	353	—
Income tax expense	—	—	—	—	—
Depreciation and amortization expense	(137)	(434)	—	—	—

EBITDA	$(536)	$1,281	$(4,819)	$(89)	$—

(h)	Reflects expenses related to the independent compliance monitor retained in accordance with the 2010 settlements with the Securities and Exchange Commission and the U.S. Department of Justice to resolve their investigations regarding potential criminal and civil violations of the Foreign Corrupt Practices Act. Inclusion of these expenses in the calculation of Adjusted EBITDA is permitted under our senior secured revolving credit facility for periods ending after August 1, 2013.
(i)	Reflects costs related to a pending specified joint venture with a customer in which we are to have a minority ownership investment, which costs would not have been incurred in the absence of the contemplated joint venture. Inclusion of these expenses in the calculation of Adjusted EBITDA is permitted under our senior secured revolving credit facility for periods ending after August 1, 2013.
(3)	Ratio of total net debt, as adjusted, to Adjusted EBITDA is calculated as the ratio of our total debt less cash and cash equivalents at year end, in each case as adjusted to give effect to the Refinancing Transactions, to Adjusted EBITDA for the year. The table below presents our total debt and cash and cash equivalents as adjusted to give effect to the Refinancing Transactions as if they had occurred on March 31, 2013.

	As of March 31, 2013
	Actual	As Adjusted(a)
	(in thousands)
Cash and cash equivalents	$92,026	$60,869

Short-term debt:
Notes payable to banks(b)	$356,836	$356,836
Long-term debt current	6,349	6,349
Long-term debt:
Senior secured revolving credit facility(c)	95,000	95,000
10% senior notes due 2016(d)	635,000	—
5 1⁄2% convertible senior subordinated notes due 2014	115,000	55,000
9.875% senior secured second lien notes due 2021(e)	—	735,000
Other long-term debt	1,854	1,854

Total debt	1,210,039	1,250,039

(a)	The “As Adjusted” column gives effect to the Refinancing Transactions after the payment of commissions and fees and expenses payable by us in respect of the Refinancing Transactions.
(b)	Primarily foreign seasonal lines of credit. See “Description of Other Indebtedness—Foreign Seasonal Lines of Credit.”
(c)	As of March 31, 2013, after giving effect to the Refinancing Transactions, an additional $208,900, representing the full remaining availability of the senior secured revolving credit facility, would have been available for borrowing under our senior secured revolving credit facility. For a description of the material terms of our senior secured revolving credit facility, see “Description of Other Indebtedness—Senior Secured Revolving Credit Facility.”
(d)	Amount shown is equal to $619,016 outstanding principal amount plus $15,984 of unamortized original issue discount that will be expensed in the period in which the Senior Notes were redeemed.
(e)	Represents the aggregate principal amount of the notes and does not include any original issue discount.

This measure is calculated in a manner different from the similarly termed ratio under our senior secured revolving credit facility and should not be used in evaluating past or future compliance with the leverage ratio financial covenant under our senior secured revolving credit facility discussed in “Description of Other Indebtedness—Senior Secured Revolving Credit Facility—Financial Covenants.”

(4)	Interest expense, net consists of interest expense less interest income, as adjusted to give effect to the Refinancing Transactions as if they had occurred on April 1, 2012.

RISK FACTORS

Before tendering old notes, prospective participants in the exchange offer should carefully consider the risks described below and all of the information contained or incorporated by reference into this prospectus, including matters discussed under “Risk Factors” in the 2013 Form 10-K. The risks and uncertainties described below and in such incorporated documents are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary statement regarding forward-looking statements” in this prospectus. The new notes, like the old notes, entail the following risks:

Risks Related to Our Notes and the Collateral

Our company structure results in significant structural subordination of the notes and may affect our ability to make payments on the notes.

We currently conduct a substantial majority of our operations through our subsidiaries and our subsidiaries generate a substantial majority of our operating income and cash flow. As a result, our cash flow and our ability to service debt, including our ability to pay the interest on and principal of the notes when due, are dependent to a significant extent on interest payments, cash dividends and distributions and other transfers of cash from our subsidiaries. Moreover, payments to us by our subsidiaries will be contingent upon these subsidiaries’ earnings. In addition, any payment of interest, dividends, distributions, loans or advances by our foreign subsidiaries to us could be subject to taxation or other restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdiction in which our foreign subsidiaries operate.

None of our subsidiaries initially guaranteed the notes, and only material domestic subsidiaries will be required to guarantee the notes if the subsidiary qualifies as a significant subsidiary as defined in the indenture. Our subsidiaries are separate and distinct legal entities and, unless they become a guarantor of the notes, have no obligations, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Thus, the notes are structurally subordinated to all existing and future liabilities, including trade payables, of our non-guarantor subsidiaries. In the event of a bankruptcy, liquidation or dissolution of a subsidiary, the creditors of such subsidiary will be paid first, after which the subsidiary may not have sufficient assets remaining to make any payments to us as a shareholder or otherwise so that we can meet our obligations under the notes. In addition, the indenture governing the notes does not restrict the ability of our subsidiaries to incur additional indebtedness.

We finance a significant amount of our operations through seasonal lines of credit maintained by our subsidiaries, and certain of our foreign subsidiaries are borrowers or guarantors of certain indebtedness under our senior secured revolving credit facility. As of September 30, 2013, our subsidiaries had $714.1 million of indebtedness and other non-contingent liabilities (including trade payables). In addition, our subsidiaries had $121.6 million of contingent liabilities in the form of guarantees of the indebtedness of third parties. Our subsidiaries generated approximately 82% of our consolidated revenues in the twelve-month period ended March 31, 2013 and held approximately 77% of our consolidated assets as of September 30, 2013.

We have substantial debt which may adversely affect us by limiting future sources of financing, interfering with our ability to pay interest and principal on the notes and subjecting us to additional risks.

We have a significant amount of indebtedness and debt service obligations. As of September 30, 2013, we had approximately $1,461.2 million of indebtedness. If we add new indebtedness to our current indebtedness levels, the related risks that we now face could increase.

Our substantial debt could have important consequences for you, including:

•	making it more difficult for us to satisfy our obligations with respect to the notes and our other obligations;

•	limiting our ability to obtain additional financing on satisfactory terms and to otherwise fund working capital, capital expenditures, debt refinancing, acquisitions and other general corporate requirements;

•	a significant portion of our cash flow from operations must be dedicated to paying interest on, and the repayment of, the principal of our indebtedness. This reduces the amount of cash we have available for making principal and interest payments under the notes and for other purposes and makes us more vulnerable to a decrease in demand for leaf tobacco, increases in our operating costs or general economic or industry conditions;

•	our ability to adjust to changing market conditions and to compete with other global leaf tobacco merchants may be hampered by the amount of debt we owe;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	restricting us from making strategic acquisitions or exploiting business opportunities.

In addition, the indenture governing the notes and the agreement governing our senior secured revolving credit facility each contains covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debt. Also, a substantial portion of our debt, including borrowings under our senior secured revolving credit facility, bears interest at variable rates. If market interest rates increase, variable-rate debt will create higher debt service requirements, which would adversely affect our cash flow. While we may enter into agreements limiting our exposure to higher debt service requirements, any such agreements may not offer complete protection from this risk.

Despite current indebtedness levels, we may still be able to incur substantially more debt. This could exacerbate further the risks associated with our significant leverage.

We may be able to incur substantial additional indebtedness in the future. The indenture governing the notes and the credit agreement governing our senior secured revolving credit facility each restricts, but does not completely prohibit, us from doing so. Our senior secured revolving credit facility provides for a revolving credit line at an initial level of $303.9 million and automatically reduces to $210.3 million in April 2014. As of September 30, 2013, we had no outstanding borrowings under the senior secured revolving credit facility and $303.9 million was available for borrowing under the senior secured revolving credit facility. If new debt is added to our current debt levels, the risks discussed above could intensify.

Our debt agreements will contain restrictions that limit our flexibility in operating our business.

The indenture governing the notes and our senior secured revolving credit facility contain a number of significant covenants. These covenants limit our ability to, among other things:

•	incur additional indebtedness;

•	issue preferred stock;

•	merge, consolidate or dispose of substantially all of our assets;

•	grant liens on our assets;

•	pay dividends, redeem stock or make other distributions or restricted payments;

•	repurchase or redeem capital stock or prepay subordinated debt;

•	make certain investments;

•	agree to restrictions on the payment of dividends to us by our subsidiaries;

•	sell or otherwise dispose of assets, including equity interests of our subsidiaries;

•	enter into transactions with our affiliates; and

•	enter into certain sale and leaseback transactions.

Our senior secured revolving credit facility requires us to periodically satisfy certain financial tests. Complying with these covenants and tests may cause us to take actions that we otherwise would not take or not take actions that we otherwise would take. The failure to comply with these covenants and tests would cause a default under the senior secured revolving credit facility and under the indenture and would prevent us from taking certain actions, such as incurring additional debt, paying dividends or redeeming senior notes or subordinated debt. A default, if not waived, could result in the debt under our senior secured revolving credit facility and the indenture becoming immediately due and payable and could result in a default or acceleration of our other indebtedness with cross-default provisions. If this occurs, we may not be able to pay our debt or borrow sufficient funds to refinance it. Even if new financing is available, it may not be on terms that are acceptable to us.

We will require a significant amount of cash to service our indebtedness. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including these notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our senior secured revolving credit facility or otherwise in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our debt, including our senior secured revolving credit facility and these notes, on commercially reasonable terms or at all. Additionally, to the extent permitted under our senior secured revolving credit facility and indentures, we may repurchase, repay or tender for our bank debt, senior notes or other debt, which may place pressure on future cash requirements to the extent that the debt repurchased, repaid or tendered cannot be redrawn.

The intercreditor agreement substantially limits the ability of holders of the notes to exercise rights and remedies with respect to the collateral.

The rights of the holders of the notes with respect to the collateral securing the notes are substantially limited by the provisions in the intercreditor agreement. Under the terms of the intercreditor agreement, at any time that any priority lien debt, including obligations pursuant to our senior secured revolving credit facility, is outstanding, almost any action that may be taken in respect of the collateral, including the rights to exercise remedies with respect to, challenge the liens on, or object to actions taken with respect to the collateral will be at the direction of the holders of the obligations secured by the priority liens on the collateral, and the collateral trustee, on behalf of the holders of the notes, will not have the ability to control or direct such actions, even if the rights of the holders of the notes are adversely affected.

In addition, the intercreditor agreement contains certain provisions benefiting holders of indebtedness under our senior secured revolving credit facility that prevent the collateral trustee, on behalf of the holders of the notes, from objecting to a number of important matters following the filing of a bankruptcy. After such filing, the value of the collateral could materially deteriorate and holders of the notes would be unable to raise an objection. See “Description of Notes—Intercreditor Agreement.”

Your rights to enforce remedies under the security documents are limited by the voting provisions of security documents.

A collateral trustee (directly or through co-trustees or sub-trustees) holds, and is entitled to enforce, all liens on the collateral on behalf of the holders of the notes and any future indebtedness secured equally and ratably with the notes. Under the terms of the security documents, the collateral trustee will generally pursue remedies and take other action related to the collateral pursuant to the direction of the representative for the facility constituting the largest outstanding principal amount (or, in the case of any unterminated revolving facilities we may have in the future, the full commitment, whether used or unused) of the indebtedness and other obligations representing the shared collateral debt, including the notes. The notes will represent the only shared collateral debt outstanding at such time. However, the notes may not represent the largest facility of the share collateral debt at any time in the future. In such event, holders of such other indebtedness will have a right to control all remedies and the taking of other actions related to the collateral without the consent of the holders of the notes or the trustee under the indenture so long as such other indebtedness is outstanding. In addition, as noted below under “—The rights of holders of the notes with respect to the collateral are limited by the terms of the intercreditor agreement,” even if the holders of the notes are able to direct the collateral trustee, the collateral trustee has agreed in the intercreditor agreement not to take any action to foreclose on the collateral while our senior secured revolving credit facility or other indebtedness secured by a first priority lien is outstanding.

The rights of holders of the notes with respect to the collateral are limited by the terms of the intercreditor agreement.

Under the terms of the intercreditor agreement, at any time that obligations that have the benefit of the first priority liens on the collateral are outstanding, any actions that may be taken in respect of the collateral, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of collateral from the lien of, and waivers of past defaults under, the security documents, will be at the direction of the holders of the obligations secured by the first priority liens, and neither the trustee nor the collateral trustee on behalf of the holders of the notes, will have the ability to control or to direct such actions, even if the rights of the holders of the notes are adversely affected, subject to certain exceptions. See “Description of Notes—Security” and “Description of Notes—Amendments and Waivers.” Under the terms of the intercreditor agreement, at any time that obligations that have the benefit of the first priority liens on the collateral are outstanding, if the holders of such indebtedness release the collateral for any reason whatsoever, including, without limitation, in connection with any sale of assets, the second priority security interest in such collateral securing the notes will be automatically and simultaneously released without any consent or action by the holders of the notes, subject to certain exceptions. The collateral so released will no longer secure the Company’s obligations under the notes. In addition, because the holders of the indebtedness secured by first priority liens in the collateral control the disposition of the collateral, such holders could decide not to proceed against the collateral, regardless of whether there is a default under the documents governing such indebtedness or under the indenture. In such event, subject to certain limited exceptions, the only remedy available to the holders of the notes would be to sue for payment on the notes and any related guarantees and any judgment lien obtained would also be subject to the subordination and other provisions of the intercreditor agreement. In addition, the intercreditor agreement gives the holders of first priority liens on the collateral the right to access and to use the collateral that secures the notes to allow those holders to protect the collateral and to process, store and dispose of the collateral.

Delivery of mortgages or security interests in other collateral after the original issue date of the notes increases the risk that the mortgages or other security interests could be avoidable in bankruptcy.

Certain collateral (including mortgages) was secured after the original issue date of the notes. If the grantor of such security interest were to become subject to a bankruptcy proceeding after the issue date of the notes, any mortgage or security interest in collateral delivered after the issue date of the notes would face a greater risk than security interests in place on the issue date of being avoided by the pledgor (as debtor in possession) or by its trustee in bankruptcy as a preference under Title 11 of the U.S. Bankruptcy Code (the “U.S. Bankruptcy Code”) if certain events or circumstances exist or occur, including if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period. To the extent that the grant of any such mortgage or other security interest is avoided as a preference, you would lose the benefit of the mortgage or security interest.

The notes will be secured only to the extent of the value of the assets that have been granted as security for the notes, which may not be sufficient to satisfy all or any of our obligations under the notes.

The notes are secured by a second priority lien on collateral that is shared with the obligations under our senior secured revolving credit facility. However, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us or any future material domestic subsidiary, the collateral must be used first to pay the obligations outstanding under our senior secured revolving credit facility in full before making any payments on the notes. Accordingly, the notes and the guarantees will be effectively subordinated to our and the guarantors’ indebtedness under our senior secured revolving credit facility and any other indebtedness similarly secured with first-priority liens on the collateral.

Additionally, no appraisals of any of the collateral have been prepared by us or on behalf of us in connection with this offering. The fair market value of the collateral is subject to fluctuations based on factors that include, among others, our ability to implement our business strategy, the ability to sell the collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. In addition, courts could limit recoverability if they apply non-New York law to a proceeding and deem a portion of the interest claim usurious in violation of public policy. The amount to be received upon a sale of any collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the collateral at such time, general, market and economic conditions and the timing and the manner of the sale.

In addition, the collateral securing the notes will be subject to liens permitted under the terms of the indenture governing the notes whether arising on or after the date the notes are issued, including the liens securing obligations under our senior secured revolving credit facility. The existence of any permitted liens could adversely affect the value of the collateral securing the notes, as well as the ability of the collateral trustee to realize or foreclose on such collateral.

There also can be no assurance that the collateral will be saleable and, even if saleable, the timing of its liquidation is uncertain. To the extent that liens, rights or easements granted to third parties encumber assets located on property owned by us, such third parties have or may exercise rights and remedies with respect to the property subject to such liens that could adversely affect the value of the collateral and the ability of the collateral trustee to realize or foreclose on the collateral. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. In the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the notes and all other senior secured obligations, if any, interest may cease to accrue on the notes from and after the date the bankruptcy petition is filed. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the collateral will be sufficient to pay the obligations due under the notes after repayment in full of obligations under our senior secured revolving credit facility.

In addition, not all of our assets will secure the notes. See “Description of Notes—Security.” For example, the collateral will not include, among other things:

•	the stock of foreign subsidiaries, including material foreign subsidiaries, that are not first tier subsidiaries;

•	the voting capital stock of material first tier foreign subsidiaries in excess of 65% of the voting power of such capital stock;

•	the stock of any domestic subsidiary not directly held by Alliance One or by any material domestic subsidiary (currently, we do not have any material domestic subsidiaries);

•	all owned real estate other than Alliance One’s cut rag facility located adjacent to Baldree Road in Wilson, North Carolina;

•	all other tangible property other than U.S. inventory;

•	certain intangible property, including contract rights; or

•	any of the other items excluded from the collateral, as described under “Description of Notes—Security.”

If the value of the assets pledged as security for the notes, the obligations under our senior secured revolving credit facility and other liabilities is less than the value of the claims of the holders of the notes and other liabilities, those claims may not be satisfied in full before the claims of our unsecured creditors are paid.

Collateral securing the notes may be released without the consent of the holders in specified circumstances.

The collateral trust agreement provides that in the event that Rule 3-16 of Regulation S-X under the Securities Act requires or would require the filing with the SEC of separate financial statements of any “affiliate” of the Company due to the fact that such affiliate’s “securities” secure the notes, then such “securities” shall automatically be deemed not to constitute security for the notes. Rule 3-16 of Regulation S-X requires separate financial statements for any subsidiary whose securities are collateral, if the book value or market value, whichever is greater, of its capital stock pledged as collateral equals 20% or more of the principal amount of the notes secured thereby. As a result of this collateral cutback provision in the collateral trust agreement, the book value or market value of any subsidiary’s capital stock that represents the security interests of the holders of the notes is limited to $147 million, which is 20% of the $735 million in aggregate principal amount of the notes. The noteholders’ security interest includes 65% of the capital stock of one of our material foreign subsidiaries, International Tobacco Funding, S.L.U., subject to the collateral cutback provision of the collateral trust agreement. We estimate that the book value as of September 30, 2013 of 65% of the capital stock of International Tobacco Funding, S.L.U. is approximately $414.5 million. As the applicable value of our subsidiaries’ capital stock pledged as collateral to secure the notes or the outstanding principal amount of the notes changes, the subsidiaries impacted by the collateral cutback provision may change.

It may be difficult to realize the value of the collateral pledged to secure the notes, which may limit your recovery as secured creditors.

Our obligations under the notes are secured only by the collateral described in this prospectus. The collateral trustee’s ability to foreclose on the collateral on your behalf may be subject to perfection, priority issues, state law requirements and practical problems associated with the realization of the collateral trustee’s security interest or lien in the collateral, including cure rights, foreclosing on the collateral within the time periods permitted by third parties or prescribed by laws, statutory rights of redemption, and the effect of the order of foreclosure. Moreover, the collateral does not constitute sufficient assets necessary for the continuation of our operations.

Your interest in the collateral may be adversely affected by the failure to record and/or perfect security interests in certain collateral.

The security interests in the collateral securing the notes include a pledge of, or lien on, assets, whether now owned or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. As a result, and even though it may constitute an event of default under the indenture governing the notes, a third party creditor of us or our subsidiaries could gain priority over the lien of one or more of the mortgages or deeds of trusts secured by the assets through the recordation of an intervening lien or liens, but only with respect to such after-acquired property. Although the indenture governing the notes contains customary further assurances covenants, the trustee is not required to and will not monitor the future acquisition of property and rights that constitute collateral and is not required to and will not take any action to perfect the security interest in such after-acquired collateral.

The value of the collateral securing the notes may not be sufficient to secure post-petition interest.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders of the notes will only be entitled to post-petition interest under the U.S. Bankruptcy Code to the extent that the value of their security interest in the collateral (after taking into account any other secured obligations) is greater than their pre-bankruptcy claim. Holders of the notes that have a security interest in collateral with a value equal to or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the bankruptcy code. We have not conducted appraisals of any of our assets in connection with this offering and cannot assure you that the value of the noteholders’ interest in their collateral equals or exceeds the principal amount of the notes.

We will in most cases have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the notes.

The security documents allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the notes. In addition, we will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act of 1939 (the “Trust Indenture Act”) if we determine, in good faith based on advice of counsel, that, under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or such portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released collateral. For example, so long as no default or event of default under the indenture would result therefrom and such transaction would not violate the Trust Indenture Act, we may, among other things, without any release or consent by the trustee, conduct ordinary course activities with respect to collateral, such as selling, factoring, abandoning or otherwise disposing of collateral and making ordinary course cash payments (including repayments of indebtedness). See “Description of Notes—Security.”

The collateral securing the notes may be diluted under certain circumstances, which would adversely affect your recovery as a secured creditor.

The collateral may secure additional senior indebtedness that Alliance One or certain of its subsidiaries incurs in the future, subject to restrictions on their ability to incur debt and liens under the indenture governing the notes. Your rights to the collateral would be diluted by any increase in the indebtedness secured by this collateral.

The collateral is subject to casualty risks, which may limit your ability to recover for losses to our assets.

There are certain losses that may be either uninsurable or not economically insurable, in whole or in part. As a result, we cannot assure you that the insurance proceeds will compensate us fully for our losses. If there is a total or partial loss of any of the collateral securing the notes, we cannot assure you that the insurance proceeds, if any, received by us will be sufficient to satisfy all the secured obligations, including the notes.

In the event of a total or partial loss to any mortgaged facility and inventory, such facility or inventory may not be easily replaced. Accordingly, even though there may be insurance coverage, the extended period needed to construct a replacement facility or acquire inventory of equivalent quality could cause significant delays.

We must offer to repurchase the notes upon a change of control, which could also result in an event of default under our senior secured revolving credit facility.

The indenture governing the notes requires that, upon the occurrence of a “change of control,” as such term is defined in the indenture, we must make an offer to repurchase the notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

Certain events involving a change of control will result in an event of default under our senior secured revolving credit facility and may result in an event of default under other indebtedness that we may incur in the future. An event of default under our senior secured revolving credit facility or other indebtedness could result in an acceleration of such indebtedness. See “Description of Notes—Repurchase at the Option of Holders.” We cannot assure you that we would have sufficient resources to repurchase any of the notes or pay our obligations if the indebtedness under our senior secured revolving credit facility or other indebtedness were accelerated upon the occurrence of a change of control. The acceleration of indebtedness and our inability to repurchase all the tendered notes would constitute events of default under the indenture governing the notes. No assurance can be given that the terms of any future indebtedness will not contain cross default provisions based upon a change of control or other defaults under such debt instruments.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

None of our subsidiaries initially guaranteed the notes, and only domestic subsidiaries will be required to guarantee the notes if the subsidiary qualifies as a significant subsidiary as defined in the indenture. Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee;

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot assure you that any future guarantees given by a domestic significant subsidiary or any payments by such a subsidiary in respect of such a guarantee will not be voidable.

If there is no actual trading market for the notes, you may not be able to resell them quickly, for the price that you paid or at all.

We do not intend to apply for the notes to be listed on any securities exchange or to arrange for any quotation on any automated dealer quotation systems. Certain of the initial purchasers of the old notes currently make a market in the notes, but they are not obligated to do so. Each initial purchaser may discontinue any market making in the notes at any time, in its sole discretion. As a result, we cannot assure you as to the liquidity of any trading market for the notes.

We also cannot assure you that you will be able to sell your notes at a particular time or at all, or that the prices that you receive when you sell them will be favorable. If no active trading market develops, you may not be able to resell your notes at their fair market value, or at all. The liquidity of, and trading market for, the notes may also be adversely affected by, among other things:

•	prevailing interest rates;

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices of securities similar to the notes. It is possible that the market for the notes will be subject to disruptions. Any disruptions may have a negative effect on noteholders, regardless of our prospects and financial performance.

If a bankruptcy petition were filed by or against us, holders of notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes.

If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

•	the original issue price for the notes; and

•	that portion of the original issue discount that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code.

Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture governing the notes, even if sufficient funds are available.

The notes were issued with original issue discount for U.S. federal income tax purposes.

The old notes were issued with original issue discount for U.S. federal income tax purposes. Thus, in addition to the stated interest on the notes, U.S. holders will be required to include amounts representing the original issue discount in gross income on a constant yield basis for U.S. federal income tax purposes in advance of the receipt of cash payments to which such income is attributable, regardless of their method of accounting for U.S. federal income tax purposes.

Many of the covenants contained in the indenture will be suspended if the notes are rated investment grade by Standard & Poor’s and Moody’s and no default has occurred and is continuing.

Many of the covenants in the indenture will be suspended if the notes are rated investment grade by Standard & Poor’s and Moody’s, provided at such time no default has occurred and is continuing. These covenants restrict, among other things, our ability to pay dividends on our common stock, to incur debt and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade. However, suspension of these covenants would allow us to engage in certain transactions that would not have been permitted while these covenants were in force, and the effects of any such transactions will be permitted to remain in place even if the notes are subsequently downgraded below investment grade and the covenants are reinstated. Please read “Description of Notes—Certain Covenants—Changes in Covenants When Notes Rated Investment Grade.”

Risks Relating to Our Operations

Our reliance on a small number of significant customers may adversely affect our financial statements.

Our customers are manufacturers of cigarette and other tobacco products. Several of these customers individually account for a significant portion of our sales in a normal year.

For the year ended March 31, 2013, each of Philip Morris International, Inc., Japan Tobacco Inc., Imperial Tobacco Group PLC and China Tobacco International Inc., including their respective affiliates, accounted for more than 10% of our revenues from continuing operations. In addition, tobacco product manufacturers are experiencing consolidation, and further consolidation among our customers could decrease such customers’ demand for our leaf tobacco or processing services. The loss of any one or more of our significant customers could have a material adverse effect on our financial statements.

Continued vertical integration by our customers could materially adversely affect our financial statements.

Demand for our leaf tobacco or processing services could be materially reduced if cigarette manufacturers continue to significantly vertically integrate their operations, either through acquisition of our competitors, establishing new operations or contracting directly with suppliers. In recent years, Japan Tobacco, Inc. vertically integrated operations in Malawi, Brazil and the United States. In addition, Philip Morris International, Inc. acquired supplier contracts and related assets in Brazil in order to procure leaf directly. Our results of operations were adversely affected by these initiatives. Further vertical integration by our customers could have a material adverse effect on our financial statements.

Global shifts in sourcing customer requirements may negatively impact our organizational structure and asset base.

The global leaf tobacco industry is experiencing shifts in the sourcing of customer requirements for tobacco. For example, significant tobacco production volume decreases have occurred in the United States, Zimbabwe and Western Europe from historical levels. At the same time, production volumes in other sourcing origins, such as Brazil and other areas of Africa, are stabilizing. Additional shifts in sourcing may occur as a result of currency fluctuations, including devaluation of the U.S. dollar. A shift in sourcing origins in Europe has been influenced by modifications to the tobacco price support system in the European Union. Customer requirements have changed due to these variations in production, which could influence our ability to plan effectively for the longer term in Europe.

We may not be able to timely or efficiently adjust to shifts in sourcing origins, and adjusting to shifts may require changes in our production facilities in certain origins and changes in our fixed asset base. We have incurred, and may continue to incur, restructuring charges as we continue to adjust to these shifts in sourcing. Adjusting our capacity and adjusting to shifts in sourcing may have an adverse impact on our ability to manage our costs, and could have an adverse effect on our financial performance.

Our financial results will vary according to growing conditions, customer indications and other factors, which reduces your ability to gauge our quarterly and annual financial performance.

Our financial results, particularly the quarterly financial results, may be significantly affected by fluctuations in tobacco growing seasons and crop sizes which affect the supply of tobacco. Crop sizes may be affected by, among other things, crop infestation and disease, the volume of annual tobacco plantings and yields realized by suppliers and suppliers’ elections to grow crops other than tobacco. The cultivation period for tobacco is dependent upon a number of factors, including the weather and other natural events, such as hurricanes or tropical storms, and our processing schedule and results of operations can be significantly altered by these factors.

The cost of acquiring tobacco can fluctuate greatly due to smaller crop sizes and increased competition in certain markets in which we purchase tobacco. For example, short crops in periods of high demand translate into higher average green prices, higher throughput costs and less volume to sell. Furthermore, large crops translate into lower average green prices, lower throughput costs and excess volume to sell.

Further, the timing and unpredictability of customer indications, orders and shipments cause us to keep tobacco in inventory, increase our risk and result in variations in quarterly and annual financial results. The timing of shipments can be materially impacted by shortages of containers and vessels for shipping as well as infrastructure and accessibility issues in ports we use for shipment. We may from time to time in the ordinary course of business keep a significant amount of processed tobacco in inventory for our customers to accommodate their inventory management and other needs. Sales recognition by us and our subsidiaries is based on the passage of ownership, usually with shipment of product. Because individual shipments may represent significant amounts of revenue, our quarterly and annual financial results may vary significantly depending on our customers’ needs and shipping instructions. These fluctuations result in varying volumes and sales in given periods, which also reduces your ability to compare our financial results in different periods or in the same periods in different years.

Suppliers who have historically grown tobacco and from whom we have purchased tobacco may elect to grow other crops instead of tobacco, which affects the world supply of tobacco and may impact our quarterly and annual financial performance.

Increases in the prices for other crops have led and may in the future lead suppliers who have historically grown tobacco, and from whom we have purchased tobacco, to elect to grow these other, more profitable items instead of tobacco. A decrease in the volume of tobacco available for purchase may increase the purchase price of such tobacco. As a result, we could experience an increase in tobacco crop acquisition costs that may impact our quarterly and annual financial performance.

Our advancement of inputs to tobacco suppliers could expose us to losses.

We advance seeds, fertilizer, pesticides and other products related to growing tobacco to our suppliers, which represent prepaid inventory, in many countries to allow the suppliers to grow tobacco, which we are contractually obligated to purchase. The advances to tobacco suppliers are settled as part of the consideration paid upon the suppliers delivering us unprocessed tobacco at market prices. Two primary factors determine the market value of the tobacco suppliers deliver to us: the quantity of tobacco delivered and the quality of the tobacco delivered. Unsatisfactory quantities or quality of the tobacco delivered could result in losses with respect to advances to our tobacco suppliers or the deferral of those advances.

When we purchase tobacco directly from suppliers, we bear the risk that the tobacco will not meet our customers’ quality and quantity requirements.

In countries where we contract directly with tobacco growers, including Argentina, Brazil, the United States and certain African countries, we bear the risk that the tobacco delivered will not meet quality and quantity requirements of our customers. If the tobacco does not meet such market requirements, we may not be able to sell the tobacco we agreed to buy and may not be able to meet all of our customers’ orders, which would have an adverse effect on profitability and results of operations.

Weather and other conditions can affect the marketability of our inventory.

Like other agricultural products, the quality of tobacco is affected by weather and the environment, which can change the quality or size of the crop. If a weather event is particularly severe, such as a major drought or hurricane, the affected crop could be destroyed or damaged to an extent that it would be less desirable to our customers, which would result in a reduction in revenues. If such an event is also widespread, it could affect our ability to acquire the quantity of products required by customers. In addition, other items can affect the marketability of tobacco, including, among other things, the presence of:

•	non-tobacco related material;

•	genetically modified organisms; and

•	excess residues of pesticides, fungicides and herbicides.

A significant event impacting the condition or quality of a large amount of any of the tobacco crops we buy could make it difficult for us to sell such tobacco or to fill our customers’ orders. In addition, in the event of climate change, adverse weather patterns could develop in the growing regions in which we purchase tobacco. Such adverse weather patterns could result in more permanent disruptions in the quality and size of the available crop, which could adversely affect our business.

We face increased risks of doing business due to the extent of our international operations.

We do business in more than 35 countries, some of which do not have stable economies or governments. Our international operations are subject to international business risks, including unsettled political conditions, uncertainty in the enforcement of legal obligations, including the collection of accounts receivable, expropriation, import and export restrictions, exchange controls, inflationary economies, currency risks and risks related to the restrictions on repatriation of earnings or proceeds from liquidated assets of foreign subsidiaries. These risks are exacerbated in countries where we have advanced substantial sums or guaranteed local loans or lines of credit for the purchase of tobacco from suppliers. For example, in 2006 as a result of the political environment, economic instability, foreign currency controls and governmental regulations in Zimbabwe, we deconsolidated our Zimbabwe subsidiaries.

Our international operations are in areas where the demand is for the export of lower priced tobacco. We have significant investments in our purchasing, processing and exporting operations in Argentina, Brazil, Malawi, Tanzania and Turkey.

In recent years, economic problems in certain African countries have received wide publicity related to devaluation and appreciation of the local currency and inflation. Devaluation and appreciation can affect our purchase costs of tobacco and our processing costs. In addition, we conduct business with suppliers and customers in countries that have recently had or may be subject to dramatic political regime change, such as Tunisia and Egypt. In the event of such dramatic changes in the government of such countries, we may be unable to continue to operate our business, or adequately enforce legal obligations, after the change in a manner consistent with prior practice.

We are subject to potentially inconsistent actions by the governments of certain foreign countries in which we operate, which may have a significant impact on our financial results. For example, in 2006, our concession to promote tobacco production in the Chifunde district of Mozambique was terminated by the government. Thereafter, we assessed our remaining Mozambique operations without the Chifunde district and determined that it was not in our economic interest to remain in Mozambique without this strategic district. Consequently, we discontinued our operations within Mozambique after the 2006 crop.

We are subject to the Foreign Corrupt Practices Act (the “FCPA”) and we operate in jurisdictions that pose a high risk of potential FCPA violations.

We are subject to the FCPA, which generally prohibits companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business and/or other benefits. We operate in a number of jurisdictions that pose a high risk of potential FCPA violations, and we are party to several joint ventures and make use of agents and intermediaries in our business. Although our corporate policy prohibits foreign bribery and we have adopted procedures to promote compliance, there is no assurance that our policy or procedures will work effectively all of the time or protect us against liability under the FCPA for actions taken by our agents, joint ventures, employees and intermediaries with respect to our business or any businesses that we acquire. Failure to comply with the FCPA, other anti-corruption laws and other laws governing the conduct of business with government entities (including local laws) could lead to criminal and civil penalties and other remedial measures (including further changes or enhancements to our procedures, policies, and controls, the imposition of a compliance monitor at our expense and potential personnel changes and/or disciplinary actions), any of which could have an adverse impact on our business, financial condition, results of operations and liquidity. Any investigation of any potential violations of the FCPA or other anti-corruption laws by U.S. or foreign authorities also could have an adverse impact on our business, financial condition and results of operations.

On August 6, 2010, we entered into settlement agreements with the United States Department of Justice (“DOJ”) and the SEC to resolve those agencies’ investigations of the Company relating to alleged violations under the FCPA that occurred prior to the merger that formed the Company in May 2005. Pursuant to the settlement negotiated with DOJ, two of the Company’s foreign subsidiaries, Alliance One Tobacco Osh, LLC and Alliance One International AG (successors to DIMON International (Kyrgyzstan) and DIMON International AG, respectively), agreed to plead guilty to FCPA violations committed by DIMON International (Kyrgyzstan) and DIMON International AG prior to the merger creating the Company, and to pay fines totaling $9.45 million. Additionally, the Company entered into a non-prosecution agreement by the terms of which the DOJ agreed not to prosecute the Company if, for a period of three years, the Company met its obligations as set out in the agreement. On October 21, 2010, the U.S. District Court for the Western District of Virginia in Danville, Virginia accepted these guilty pleas and entered a judgment consistent with the terms of the settlement agreement. The settlement negotiated with the SEC includes the Company’s agreement to disgorge profits in the amount of $10.0 million and to abide by an injunction against further FCPA violations. On August 26, 2010, the U.S. District Court for the District of Columbia approved the terms of the settlement with the SEC and entered the injunction contemplated by the settlement agreement. Both settlements required the Company to retain an independent compliance monitor for a term of three years.

Our exposure to changes in foreign tax regimes could adversely impact our business.

We do business in countries that have tax regimes in which the rules are not clear, are not consistently applied and are subject to sudden change. This is especially true with regard to international transfer pricing. Our earnings could be reduced by the uncertain and changing nature of these tax regimes.

Fluctuations in foreign currency exchange and interest rates could adversely affect our results of operations.

We conduct our business in many countries around the world. Our business is generally conducted in U.S. dollars, as is the business of the leaf tobacco industry as a whole. However, we generally must purchase tobacco in non-U.S. countries using local currency. As a result, local country operating costs, including the purchasing and processing costs for tobaccos, are subject to the effects of exchange fluctuations of the local currency against the U.S. dollar. When the U.S. dollar weakens against foreign currencies, our costs for purchasing and processing tobacco in such currencies increases. We attempt to minimize such currency risks by matching the timing of our working capital borrowing needs against the tobacco purchasing and processing funds requirements in the currency of the country where the tobacco is grown. Fluctuations in the value of foreign currencies can significantly affect our operating results.

In addition, the devaluation of foreign currencies has resulted and may in the future result in reduced purchasing power from customers whose capital resources are denominated in those currencies. We may incur a loss of business as a result of the devaluation of these currencies now or in the future.

Low investment performance by our defined benefit pension plan assets may increase our pension expense, and may require us to fund a larger portion of our pension obligations, thus diverting funds from other potential uses.

We sponsor defined benefit pension plans that cover certain eligible employees. Our pension expense and required contributions to our pension plans are directly affected by the value of plan assets, the projected rate of return on plan assets, the actual rate of return on plan assets, and the actuarial assumptions we use to measure the defined benefit pension plan obligations.

Due to the significant market downturn that began in 2008, plan asset values declined significantly. If plan assets perform below the assumed rate of return used to determine pension expense, future pension expense will increase. Further, as a result of the global economic instability, our pension plan investment portfolio has recently incurred greater volatility.

The proportion of pension assets to liabilities, which is called the funded status, determines the level of contribution to the plan that is required by law. In recent years, we have funded the plans in amounts as required, but changes in the plans’ funded status related to the value of assets or liabilities could increase the amount required to be funded. We cannot predict whether changing market or economic conditions, regulatory changes or other factors will further increase our pension funding obligations, diverting funds we would otherwise apply to other uses.

Competition could erode our earnings.

The leaf tobacco industry is highly competitive. We are one of two global publicly held competitors in the leaf tobacco industry, each with approximately equal market share. Competition is based primarily on the prices charged for products and services as well as the merchant’s ability to meet customer specifications in the buying, processing and financing of tobacco. In addition, there is competition in all countries to buy the available tobacco. The loss or substantial reduction of any large or significant customer could reduce our earnings.

In addition to the two primary global independent leaf tobacco merchants, the cigarette manufacturers increasingly buy tobacco directly from suppliers, and new independent leaf merchants are entering the leaf purchasing and processing business. We face increasing competition from new local and regional independent leaf merchants with low fixed costs and overhead and good customer connections at the local level. These new independent merchants are buying an increasing portion of the crops in certain international markets, particularly Brazil and parts of Africa, where the new entrants have been able to capitalize in the global transition to those markets. Any of these sources of new competition may result in less tobacco available for us to purchase and process in the applicable markets.

We rely on internal and externally hosted information technology systems and disruption, failure or security breaches of these systems could adversely affect our business.

We rely on information technology (IT) systems, including systems hosted by service providers. The enterprise resource planning system (SAP) we are implementing in stages throughout the company, for example, is hosted by Capgemini and our domestic employee payroll system is hosted by Ceridian. Although we have disaster recovery plans and several intrusion preventive mitigating tools and services in place, which are active inline services or are tested routinely, our portfolio of hardware and software products, solutions and services and our enterprise IT systems, including those hosted by service providers, may be vulnerable to damage or disruption caused by circumstances beyond our control, such as catastrophic events, power outages, natural disasters, computer system or network failures, computer viruses or other malicious software programs and cyber-attacks, including system hacking and other cyber-security breaches. The failure or disruption of our IT systems to perform as anticipated for any reason could disrupt our business and result in decreased performance, significant remediation costs, transaction errors, loss of data, processing inefficiencies, downtime, litigation, and the loss of suppliers or customers. A significant disruption or failure could have a material adverse effect on our business operations, financial performance and financial condition.

We have identified material weaknesses related to our internal control in the past, and there can be no assurance that material weaknesses will not be identified in the future.

Prior to fiscal year 2009, we have identified certain matters involving our internal control over financial reporting that we and our independent registered public accounting firm determined to be material weaknesses under standards established by the Public Company Accounting Oversight Board. We remediated those material weaknesses in internal control over financial reporting, and we believe that our internal control over financial reporting was effective at March 31, 2013 as reported in our 2013 Form 10-K. Although we intend to continue to monitor and improve our internal controls, we cannot assure you that other material weaknesses will not occur in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations or result in misstatements in our financial statements in amounts that could be material. Inferior internal controls could cause investors to lose confidence in our reported financial information, which could have a negative effect on the value of our common stock and could also require additional restatements of our prior reported financial information.

Risks Related to Our Capital Structure

We may not continue to have access to the capital markets to obtain long-term and short-term financing on acceptable terms and conditions.

We access the short-term capital markets and, from time to time, the long-term markets to obtain financing. Our ability to access the capital markets and the availability of acceptable terms and conditions are impacted by many factors, including: (i) our credit ratings; (ii) the liquidity and volatility of the overall capital markets, which has been negatively impacted by the U.S. sub-prime debt turmoil and the turmoil created by the sovereign debt crisis in Europe and elsewhere; and (iii) the current state of the economy, including the tobacco industry. There can be no assurances that we will continue to have access to the capital markets on terms acceptable to us.

We may not have access to available capital to finance our local operations in non-U.S. jurisdictions.

We have typically financed our non-U.S. local operations with uncommitted short-term operating credit lines at the local level. These operating lines are typically seasonal in nature, normally extending for a term of 180 to 270 days corresponding to the tobacco crop cycle in that location. These facilities are typically uncommitted in that the lenders have the right to cease making loans or demand payment of outstanding loans at any time. In addition, each of these operating lines must be renewed with each tobacco crop season in that jurisdiction. Although our foreign subsidiaries are the borrowers under these lines, many of them are guaranteed by us.

As of September 30, 2013, we had approximately $668.9 million drawn and outstanding on short-term foreign seasonal lines with maximum capacity totaling $930.2 million subject to limitations as provided for in our credit agreement. Additionally against these lines there was $10.8 million available in unused letter of credit capacity with $6.4 million issued but unfunded at September 30, 2013.

Because the lenders under these operating lines typically have the right to cancel the loan at any time and each line must be renewed with each crop season, there can be no assurance that this capital will be available to our subsidiaries. If a number of these lenders cease lending to our subsidiaries or dramatically decrease such lending, it could have a material adverse effect on our liquidity.

Failure of foreign banks in which our subsidiaries deposit funds or the failure to transfer funds or honor withdrawals may affect our results of operations.

Funds held by our foreign subsidiaries are often deposited in their local banks. Banks in certain foreign jurisdictions may be subject to a higher rate of failure or may not honor withdrawals of deposited funds. In addition, the countries in which these local banks operate may lack sufficient regulatory oversight or suffer from structural weaknesses in the local banking system. Due to uncertainties and risks relating to the political stability of certain foreign governments, these local banks also may be subject to exchange controls and therefore unable to perform transfers of certain currencies. If our ability to gain access to these funds was impaired, it could have a material adverse effect on our results of operations.

We may not be able to satisfy the covenants included in our financing arrangements, which could result in the default of our outstanding debt obligations.

In the recent past, we have sought and obtained waivers and amendments under our existing financing arrangements to avoid future non-compliance with financial covenants and cure past defaults under restrictive covenants. We also paid significant fees to obtain these waivers and consents. You should consider this in evaluating our ability to comply with restrictive covenants in our debt instruments and the financial costs of our ability to do so. Any future defaults for which we do not obtain waivers or amendments could result in the acceleration of a substantial portion of our indebtedness, much of which is cross-defaulted to other indebtedness.

Risks Related to Global Financial and Credit Markets

Volatility and disruption of global financial and credit markets may negatively impact our ability to access financing and expose us to unexpected risks.

Global financial and credit markets expose us to a variety of risks as we fund our business with a combination of cash from operations, short-term seasonal credit lines, our senior secured revolving credit facility, long-term debt securities and customer advances. We have financed our non-U.S. operations with uncommitted unsecured short term seasonal lines of credit at the local level. These local operating lines typically extend for a term of up to one year and are typically uncommitted in that the lenders have the right to cease making loans and demand repayment of loans at any time. As of September 30, 2013, we had approximately $668.9 million drawn and outstanding on short-term foreign seasonal lines with maximum capacity totaling $930.2 million. Changes in the global financial and credit markets could create uncertainty as to whether local seasonal lines will continue to be available to finance our non-U.S. operations to the extent or on terms similar to what has been available in the past and whether repayment of existing loans under these lines will be demanded prior to maturity. To the extent that local seasonal lines cease to be available at levels necessary to finance our non-U.S. operations or we are required to repay loans under the lines prior to maturity, we may be required to seek alternative financing sources beyond our existing committed sources of funding. Based on the current financial and credit markets, we cannot assure you that such alternative funding will be available to us on terms and conditions acceptable to us, or at all. In the event that we may be required to support our non-U.S. operations by borrowing U.S. dollars under our existing senior secured revolving credit facility, we may be exposed to additional currency exchange risk that we may be unable to successfully hedge. Further, there is additional risk that certain banks in the U.S. senior secured revolving credit facility syndicate could be unable to meet contractually obligated borrowing requests in the future if their financial condition were to deteriorate. In addition, we maintain deposit accounts with numerous financial institutions around the world in amounts that exceed applicable governmental deposit insurance levels. While we actively monitor our deposit relationships, we are subject to risk of loss in the event of the unanticipated failure of a financial institution in which we maintain deposits, which loss could be material to our results of operations and financial condition.

Derivative transactions may expose us to potential losses and counterparty risk.

We have entered into certain derivative transactions, including interest rate swaps and foreign exchange contracts. Changes in the fair value of these derivative financial instruments that are not accounted for as cash flow hedges are reported as income, and accordingly could materially affect our reported income in any period. In addition, the counterparties to these derivative transactions, and to the hedge transactions entered into in connection with our issuance of our convertible notes due 2014, are financial institutions or affiliates of financial institutions, and we are subject to risks that these counterparties default under these transactions. In some of these transactions, including the convertible note hedge transactions, our exposure to counterparty credit risk is not secured by any collateral. Global economic conditions over the last few years have resulted in the actual or perceived failure or financial difficulties of many financial institutions, including bankruptcy. If one or more of the counterparties to one or more of our derivative transactions not secured by any collateral becomes subject to insolvency proceedings, we will become an unsecured creditor in those proceedings with a claim equal to our exposure at the time under those transactions. We can provide no assurances as to the financial stability or viability of any of our counterparties.

Risks Relating to the Tobacco Industry

Reductions in demand for consumer tobacco products could adversely affect our results of operations.

The tobacco industry, both in the United States and abroad, continues to face a number of issues that may reduce the consumption of cigarettes and adversely affect our business, sales volume, results of operations, cash flows and financial condition.

These issues, some of which are more fully discussed below, include:

•	governmental actions seeking to ascribe to tobacco product manufacturers liability for adverse health effects associated with smoking and exposure to environmental tobacco smoke;

•	smoking and health litigation against tobacco product manufacturers;

•	tax increases on consumer tobacco products;

•	current and potential actions by state attorneys general to enforce the terms of the Master Settlement Agreement, or MSA, between state governments in the United States and tobacco product manufacturers;

•	governmental and private bans and restrictions on smoking;

•	actual and proposed price controls and restrictions on imports in certain jurisdictions outside the United States;

•	restrictions on tobacco product manufacturing, marketing, advertising and sales;

•	the diminishing social acceptance of smoking;

•	increased consumer acceptance of electronic cigarettes;

•	increased pressure from anti-smoking groups;

•	other tobacco product legislation that may be considered by Congress, the states, municipalities and other countries; and

•	the impact of consolidation among multinational cigarette manufacturers.

Tobacco product manufacturer litigation may reduce demand for our products and services.

Our primary customers, the leading cigarette manufacturers, face thousands of lawsuits brought throughout the United States and, to a lesser extent, the rest of the world. These lawsuits have been brought by plaintiffs, including (1) individuals and classes of individuals alleging personal injury and/or misleading advertising, (2) governments (including governmental and quasi-governmental entities in the United States and abroad) seeking recovery of health care costs allegedly caused by cigarette smoking, and (3) other groups seeking recovery of health care expenditures allegedly caused by cigarette smoking, including third-party health care payors, such as unions and health maintenance organizations. Damages claimed in some of the smoking and health cases range into the billions of dollars. There have been several jury verdicts in tobacco product litigation during the past several years. Additional plaintiffs continue to file lawsuits. The effects of the lawsuits on our customers could reduce their demand for tobacco from us.

Legislation and regulatory and other governmental initiatives could impose burdensome restrictions on the tobacco industry and reduce consumption of consumer tobacco products and demand for our services.

The Family Smoking Prevention and Tobacco Control Act extends the authority of the Food and Drug Administration (the “FDA”) to regulate tobacco products. This act authorizes the FDA to adopt product standards for tobacco products, including the level of nicotine yield and the reduction or elimination of other constituents of the products, along with provisions for the testing of products against these standards. The act imposes further restrictions on advertising of tobacco products, authorizes the FDA to limit the sales of tobacco products to face-to-face transactions permitting the verification of the age of the purchaser, authorizes a study to determine whether the minimum age for the purchase of tobacco products should be increased and requires submission of reports from manufacturers of tobacco products to the FDA regarding product ingredients and other matters, including reports on health, toxicological, behavioral, or physiologic effects of tobacco products and their constituents. The act also mandates warning labels and requires packaging to indicate the percentage of domestically grown tobacco and foreign grown tobacco included in the product. The FDA has adopted regulations under the act establishing requirements for the sale, distribution and marketing of cigarettes, as well as package warnings and advertising limitations.

In addition, the act directs the FDA to promulgate regulations requiring that the methods used in, and the facilities and controls used for, the manufacture, preproduction design validation, packing, and storage of a tobacco product conform to current good manufacturing practice. The act does not apply to tobacco leaf that is not in the possession of a manufacturer of tobacco products, or to the producers of tobacco leaf, including tobacco suppliers, tobacco warehouses, and tobacco supplier cooperatives unless those entities are controlled by a tobacco product manufacturer. The FDA has not yet adopted regulations to implement these provisions. The full impact of these provisions of the legislation and any future regulatory action to implement these provisions is uncertain. However, if the effect of such legislation is a significant reduction in consumption of tobacco products, it could materially adversely affect our business, volume, results of operations, cash flows and financial condition.

Reports with respect to the harmful physical effects of cigarette smoking have been publicized for many years, and the sale, promotion and use of cigarettes continue to be subject to increasing governmental regulation. Since 1964, the Surgeon General of the United States and the Secretary of Health and Human Services have released a number of reports linking cigarette smoking with a broad range of health hazards, including various types of cancer, coronary heart disease and chronic lung disease, and recommending various governmental measures to reduce the incidence of smoking. More recent reports focus upon the addictive nature of cigarettes, the effects of smoking cessation, the decrease in smoking in the United States, the economic and regulatory aspects of smoking in the Western Hemisphere, and cigarette smoking by adolescents, particularly the addictive nature of cigarette smoking in adolescence. Numerous state and municipal governments have taken and others may take actions to diminish the social acceptance of smoking of tobacco products, including banning smoking in certain public and private locations.

A number of foreign nations also have taken steps to restrict or prohibit cigarette advertising and promotion, to increase taxes on cigarettes and to discourage cigarette smoking. In some cases, such restrictions are more onerous than those in the United States. For example, advertising and promotion of cigarettes has been banned or severely restricted for a number of years in Australia, Canada, Finland, France, Italy, Singapore and other countries. Further, in February 2005, the World Health Organization (“WHO”) treaty, the Framework Convention for Tobacco Control (“FCTC”), entered into force. This treaty, to which 176 nations were bound at March 31, 2013, requires signatory nations to enact legislation that would, among other things, require specific actions to prevent youth smoking; restrict or prohibit tobacco product marketing; inform the public about the health consequences of smoking and the benefits of quitting; regulate the content of tobacco products; impose new package warning requirements including the use of pictorial or graphic images; eliminate cigarette smuggling and counterfeit cigarettes; restrict smoking in public places; increase and harmonize cigarette excise taxes; abolish duty-free tobacco sales; and permit and encourage litigation against tobacco product manufacturers.

Due to the present regulatory and legislative environment, a substantial risk exists that past growth trends in tobacco product sales may not continue and that existing sales may decline. A significant decrease in worldwide tobacco consumption brought about by existing or future governmental laws and regulations would reduce demand for tobacco products and services and could have a material adverse effect on our results of operations.

Government actions can have a significant effect on the sourcing of tobacco. If some of the current efforts are successful, we could have difficulty obtaining sufficient tobacco to meet our customers’ requirements, which could have an adverse effect on our performance and results of operations.

The WHO, through the FCTC, has created a formal study group to identify and assess crop diversification initiatives and alternatives to leaf tobacco growing in countries whose economies depend upon tobacco production. The study group began its work in February 2007. In its initial report published later that year, the study group indicated that the FCTC did not aim to phase out tobacco growing, but the study group’s focus on alternatives to tobacco crops was in preparation for its anticipated eventual decrease in demand resulting from the FCTC’s other tobacco control initiatives.

If the objective of the FCTC study group were to change to seek to eliminate or significantly reduce leaf tobacco production and certain countries were to partner with the study group in pursuing this objective, we could encounter difficulty in sourcing leaf tobacco to fill customer requirements, which could have an adverse effect on our results of operations.

In addition, continued government and public emphasis on environmental issues, including climate change, conservation, and natural resource management, could result in new or more stringent forms of regulatory oversight of industry activities, which may lead to increased levels of expenditures for environmental controls, land use restrictions affecting us or our suppliers, and other conditions that could have a material adverse effect on our business, financial condition, and results of operations. For example, certain aspects of our business generate carbon emissions. Regulatory restrictions on greenhouse gas emissions have been proposed in certain countries in which we operate. These may include limitations on such emissions, taxes or emission allowance fees on such emissions, various restrictions on industrial operations, and other measures that could affect land-use decisions, the cost of agricultural production, and the cost and means of processing and transporting our products. These actions could adversely affect our business, financial condition, and results of operations.

We have been, and continue to be, subject to governmental investigations into, and litigation concerning, leaf tobacco industry buying and other payment practices.

The leaf tobacco industry, from time to time, has been the subject of government investigations regarding trade practices. For example, we were the subject of an investigation by the Antitrust Division of the DOJ into certain buying practices alleged to have occurred in the industry, we were named defendants in an antitrust class action litigation alleging a conspiracy to rig bids in the tobacco auction markets, and we were the subject of an administrative investigation into certain tobacco buying and selling practices alleged to have occurred within the leaf tobacco industry in some countries within the European Union, including Spain, Italy, Greece and potentially other countries.

Our subsidiaries in Spain, Italy and Greece have been subject to these investigations. In 2004, the European Commission (“EC”) fined us and our Spanish subsidiaries €4.4 million ($5.6 million) solely relating to the investigations in Spain. In respect of the Italian investigation, in October 2005, the EC announced that we and our Italian subsidiaries have been assessed a fine in the aggregate amount of €24.0 million ($28.8 million). Several tobacco processors, growers and agricultural associations that were the subject of the investigation in Italy were assessed fines in various amounts totaling €56.0 million ($67.0 million), inclusive of the fines imposed on us and our subsidiaries. We, along with the applicable subsidiaries, lodged several appeals against the EC decisions and these cases are currently at various stages of appeal before the European Court of Justice. Appeals that have been concluded have not resulted in any material reduction in the amounts of the related fines. The outcome of the remaining appeals is uncertain.

In March 2005, the EC informed us that it had closed its investigation in relation to the Greek leaf tobacco industry buying and selling practices. In relation to these investigations into certain tobacco buying and selling practices, the Directorate General for Competition of the EC could decide to pursue investigations into other countries and additional fines may be assessed in those countries.

Risks Relating to the Exchange Offer

You may not be able to sell your old notes if you do not exchange them for new notes in the exchange offer.

If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the restrictions on transfer as stated in the legend on the old notes. In general, you may not reoffer, resell or otherwise transfer the old notes in the United States unless they are:

•	registered under the Securities Act;

•	offered or sold under an exemption from the Securities Act and applicable state securities laws; or

•	offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently anticipate that we will register resales of the old notes under the Securities Act and will have no obligation to do so except in limited circumstances applicable to certain broker-dealers, including the initial purchasers of the old notes. See “The Exchange Offer—Shelf Registration.”

Other than with respect to certain broker-dealers, holders of the old notes who do not tender their old notes will have no further registration rights under the registration rights agreement.

Other than with respect to certain broker-dealers, holders who do not tender their old notes will not have any further registration rights under the registration rights agreement or otherwise and will not have rights to receive additional interest. Certain broker-dealers, including the initial purchasers of the old notes, may have additional registration rights only in limited circumstances. See “The Exchange Offer—Shelf Registration.”

The market for old notes may be significantly more limited after the exchange offer and you may not be able to sell your old notes after the exchange offer.

If old notes are tendered and accepted for exchange under the exchange offer, the trading market for old notes that remain outstanding may be significantly more limited. As a result, the liquidity of the old notes not tendered for exchange could be adversely affected. The extent of the market for old notes and the availability of price quotations would depend upon a number of factors, including the number of holders of old notes remaining outstanding and the interest of securities firms in maintaining a market in the old notes. An issue of securities with a similar outstanding market value available for trading, which is called the “float,” may command a lower price than would be comparable to an issue of securities with a greater float. As a result, the market price for old notes that are not exchanged in the exchange offer may be affected adversely as old notes exchanged in the exchange offer reduce the float. The reduced float also may make the trading price of the old notes that are not exchanged more volatile.

Your old notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your old notes will continue to be subject to existing transfer restrictions and you may not be able to sell your old notes.

We will not accept your old notes for exchange if you do not follow the exchange offer procedures. We will issue new notes as part of the exchange offer only after timely receipt of your old notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your old notes, please allow sufficient time to ensure timely delivery. If we do not receive your old notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your old notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange. If there are defects or irregularities with respect to your tender of old notes, we will not accept your old notes for exchange.

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the new notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co., Incorporated, SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993), we believe that you may offer for resale, resell or otherwise transfer the new notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your new notes. In these cases, if you transfer any new note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration under the Securities Act, you may incur liability under this act. We do not and will not assume, or indemnify you against, this liability.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following selected financial data should be read in conjunction with our consolidated financial statements and related notes incorporated by reference into this prospectus. The selected consolidated operating data for the fiscal years ended March 31, 2013, 2012 and 2011 and the selected consolidated balance sheet data at March 31, 2013 and 2012 are derived from Alliance One’s audited consolidated financial statements included in the 2013 Form 10-K incorporated by reference into this prospectus. The selected consolidated operating data for fiscal years ended March 31, 2010 and 2009 and the selected consolidated balance sheet data at March 31, 2011, 2010 and 2009 are derived from Alliance One’s audited consolidated financial statements not incorporated by reference into this prospectus. The selected consolidated operating data for the six months ended September 30, 2013 and 2012, and the selected consolidated balance sheet data at September 30, 2013 and 2012, are derived from Alliance One’s unaudited condensed consolidated financial statements included in the September 30, 2013 Form 10-Q, and incorporated by reference into this prospectus.

The summary historical financial data presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the historical consolidated financial statements in the 2013 Form 10-K and the September 30, 2013 Form 10-Q, including the notes thereto, incorporated by reference into this prospectus.

	Six Months Ended September 30,		Years Ended March 31,
	2013	2012	2013	2012	2011	2010	2009
	(in thousands)
Statement of Operations Data:
Sales and other operating revenues	$1,084,567	$934,181	$2,243,816	$2,150,767	$2,094,062	$2,308,299	$2,258,219
Income (loss) from continuing operations	(82,819)	(11,959)	24,712	29,191	(72,148)	79,946	132,830
Income (loss) from discontinued operations, net of tax	—	—	—	—	—	—	407
Net income (loss) attributable to Alliance One International, Inc.	(82,844)	(12,375)	24,013	29,451	(71,551)	79,167	132,558

Balance Sheet Data (at period end):
Cash and equivalents	$85,430	$194,717	$92,026	$119,743	$43,506	$129,738	$87,665
Working capital	662,210	948,811	843,803	828,681	846,860	795,229	608,179
Current liabilities:
Notes payable to banks(1)	668,919	491,207	356,836	374,532	231,407	188,981	261,468
Advances from customers	113,484	55,727	16,817	14,876	17,576	102,286	44,440
Long-term debt current	56,173	51,268	6,349	7,050	784	457	17,842
Long-term debt	721,652	962,327	830,870	821,453	884,371	788,880	652,584
Other long-term liabilities	112,407	130,661	117,726	148,805	137,532	139,674	163,730
Total assets	2,120,642	2,231,170	1,911,579	1,949,845	1,808,330	1,911,199	1,758,519

Other Financial Data:
Net cash provided (used) by operating activities	$(169,822)	$(210,916)	$(1,634)	$58,970	$(183,107)	$111,319	$33,630
Capital expenditures	11,937	20,433	39,860	43,846	69,525	15,785	15,942

(1)	Primarily foreign seasonal lines of credit. See “Description of Other Indebtedness—Foreign Seasonal Lines of Credit.”

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes contemplated in this prospectus, we will receive outstanding securities in like principal amount, the form and terms of which are the same as the form and terms of the new notes, except as otherwise described in this prospectus. The old notes surrendered in exchange for new notes will be retired and canceled. Accordingly, no additional debt will result from the exchange. We have agreed to bear the expense of the exchange offer.

CAPITALIZATION

The following table sets forth the cash and cash equivalents and consolidated capitalization of Alliance One as of September 30, 2013.

The information in this table should be read in conjunction with the historical financial statements of Alliance One and the respective accompanying notes thereto in the September 30, 2013 Form 10-Q incorporated by reference into this prospectus.

As of September 30, 2013
(in thousands)
Cash and cash equivalents	$85,430

Short-term debt:
Notes payable to banks(1)	$668,919
Long-term debt current	1,173
5 1⁄2% convertible senior subordinated notes due 2014	55,000
Long-term debt:
Senior secured revolving credit facility	—
9.875% senior secured second lien notes due 2021(2)	735,000
Other long-term debt	1,151

Total debt	1,461,243

Total stockholders’ equity of Alliance One	260,300

Total capitalization	$1,721,543

(1)	Primarily foreign seasonal lines of credit. See “Description of Other Indebtedness—Foreign Seasonal Lines of Credit.”
(2)	Represents the aggregate principal amount of the notes and does not include any original issue discount.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth the ratio of earnings to fixed charges of Alliance One and its consolidated subsidiaries on a historical basis for each of the periods indicated:

Six Months Ended September 30, 2013	Fiscal Year Ended March 31,
	2013	2012	2011	2010	2009
N/A(1)	1.43x	1.49x	1.30x	1.63x	2.07x

(1)	For the six months ended September 30, 2013, fixed charges exceeded earnings by approximately $71.1 million.

For the purpose of computing this ratio, earnings represent pretax income from continuing operations before fixed charges, adjusted to exclude distributed income of equity investees. Fixed charges represent interest expense including capitalized interest, one-third of total rental expense, and amortization of discount and loan expense related to long-term debt.

DESCRIPTION OF OTHER INDEBTEDNESS

The following describes the material terms of our senior secured revolving credit facility, as well as our other outstanding indebtedness other than the notes. For further information regarding Alliance One’s outstanding indebtedness as of September 30, 2013, see the September 30, 2013 Form 10-Q incorporated by reference into this prospectus and, in particular, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” under Part I, Item 2 of the September 30, 2013 Form 10-Q incorporated by reference herein and Note 11 of Notes to Condensed Consolidated Financial Statements included under Part I, Item 1 of the September 30, 2013 Form 10-Q incorporated by reference herein.

Senior Secured Revolving Credit Facility

On July 26, 2013, we entered into the Amendment and Restatement Agreement between us, certain of our subsidiaries and a syndicate of lenders providing for the amendment, effective upon the execution of the Amendment and Restatement Agreement, of certain financial covenants applicable to our senior secured revolving credit facility and for the amendment and restatement of the agreement governing our senior secured revolving credit facility to be effective on the date of the satisfaction of certain conditions. Those conditions were satisfied on August 1, 2013, and on that date the agreement governing the Company’s senior secured revolving credit facility was amended and restated to provide for a senior secured revolving credit facility with a syndicate of banks of approximately $303.9 million that will automatically reduce to approximately $210.3 million on April 15, 2014 and will mature in April 15, 2017, subject to a springing maturity on April 15, 2014 if by that date the Company has not deposited in the Blocked Account sufficient amounts to fund the repayment at maturity of all then outstanding Convertible Notes. Borrowings under the amended and restated senior secured revolving credit facility initially bear interest at an annual rate of LIBOR plus 3.75% and base rate plus 2.75%, as applicable, though the interest rate under the amended and restated senior secured revolving credit facility is subject to increase or decrease according to a consolidated interest coverage ratio.

One of the Company’s primary foreign holding companies, Intabex Netherlands B.V. (“Intabex”), is a co-borrower under the senior secured revolving credit facility, and the Company’s portion of the borrowings under the senior secured revolving credit facility is limited to $200 million outstanding at any one time. One of our primary foreign trading companies, Alliance One International AG (“AOIAG”), is a guarantor of Intabex’s obligations under the senior secured revolving credit facility. Such obligations are also guaranteed by the Company and such obligations and the obligations of the Company will be guaranteed by any of its material direct or indirect domestic subsidiaries (of which there are none as of the date of this prospectus).

The agreement governing the amended and restated senior secured revolving credit facility required us to deposit with the lenders, in a segregated Blocked Account that we may not use other than for specified purposes, the net proceeds from the sale of the old notes that were not immediately applied to redeem all of the outstanding Senior Notes. Amounts deposited in the Blocked Account may be used solely to purchase any and all Convertible Notes tendered in the Convertible Notes Tender Offer and, subject to conditions, to retire any remaining Convertible Notes not purchased in the Convertible Notes Tender Offer, including repayment at maturity. On August 30, 2013, we applied all funds then held in the Blocked Account to fund the purchase of Convertible Notes pursuant to the Convertible Notes Tender Offer.

Collateral. Alliance One’s borrowings under the senior secured revolving credit facility are secured by a first priority pledge of:

•	100% of the capital stock of any material domestic subsidiary (of which there are none as of the date of this prospectus) and 100% of the capital stock of any domestic subsidiary directly held by Alliance One or by any material domestic subsidiary;

•	100% of the non-voting capital stock (other than directors’ qualifying shares and/or other nominal amounts of shares required to be held by local nationals, in each case to the extent required by law) and 65% of the voting capital stock of any material first tier foreign subsidiaries;

•	U.S. accounts receivable and U.S. inventory owned by Alliance One or its material domestic subsidiaries (other than inventory the title of which has passed to a customer and inventory financed through customer advances);

•	intercompany notes evidencing loans or advances made by Alliance One or a material domestic subsidiary;

•	the real property, fixtures, equipment and other property related to Alliance One’s cut rag facility located adjacent to Baldree Road in Wilson, North Carolina; and

•	the Blocked Account and all funds held therein, if any.

In addition, Intabex’s borrowings and other obligations under the senior secured revolving credit facility are secured by a first priority pledge of the assets described above and a pledge of 100% of the capital stock of Intabex, AOIAG, and certain of Alliance One’s, Intabex’s and AOIAG’s foreign subsidiaries.

Financial Covenants. The senior secured revolving credit facility contains certain financial covenants and required financial ratios, including:

•	a minimum consolidated interest coverage ratio of not less than the following:

Period	Ratio
January 1, 2013 through and including June 30, 2013	1.90 to 1.00
July 1, 2013 through and including September 30, 2013	1.80 to 1.00
October 1, 2013 through and including December 31, 2013	1.85 to 1.00
January 1, 2014 and thereafter	1.90 to 1.00

•	a maximum consolidated leverage ratio for a respective period of no more than the amount set forth in the following table:

Period	Ratio
April 1, 2013 through and including June 30, 2013	7.25 to 1.00
July 1, 2013 through and including September 30, 2013	7.80 to 1.00
October 1, 2013 through and including December 31, 2013	6.95 to 1.00
January 1, 2014 through and including March 31, 2014	6.10 to 1.00
April 1, 2014 through and including June 30, 2014	6.95 to 1.00
July 1, 2014 through and including September 30, 2014	7.25 to 1.00
October 1, 2014 through and including December 31, 2014	6.95 to 1.00
January 1, 2015 through and including March 31, 2015	5.85 to 1.00
April 1, 2015 through and including June 30, 2015	6.75 to 1.00
July 1, 2015 through and including September 30, 2015	6.95 to 1.00
October 1, 2015 through and including December 31, 2015	6.45 to 1.00
January 1, 2016 through and including March 31, 2016	5.50 to 1.00
April 1, 2016 through and including June 30, 2016	6.25 to 1.00
July 1, 2016 through and including September 30, 2016	6.45 to 1.00
October 1, 2016 through and including December 31, 2016	6.25 to 1.00
January 1, 2017 and thereafter	5.10 to 1.00

•	a maximum consolidated total senior debt to working capital ratio of not more than 0.80 to 1.00 other than during periods in which the consolidated leverage ratio is less than 4.00 to 1.00 if the consolidated leverage ratio has been less than 4.00 to 1.00 for the prior two consecutive fiscal quarters; and

•	a maximum amount of our annual capital expenditures of $50.8 million during the fiscal year ending March 31, 2014 and $40 million during any fiscal year thereafter, in each case with a one-year carry- forward (not in excess of $40 million) for unused capital expenditures in any fiscal year below the maximum amount.

Certain of these financial covenants are calculated on a rolling twelve-month basis and certain of these financial covenants and required financial ratios adjust over time in accordance with schedules in the credit agreement governing our senior secured revolving credit facility.

Affirmative and restrictive covenants. Our senior secured revolving credit facility contains affirmative and negative covenants (subject, in each case, to customary exceptions and qualifications), including covenants that limit our ability to, among other things:

•	incur additional indebtedness;

•	incur certain guarantees;

•	merge, consolidate or dispose of substantially all of our assets;

•	grant liens on our assets;

•	pay dividends, redeem stock or make other distributions or restricted payments;

•	create certain dividend and payment restrictions on our subsidiaries;

•	repurchase or redeem capital stock or prepay subordinated debt;

•	make certain investments;

•	agree to restrictions on the payment of dividends to us by our subsidiaries;

•	sell or otherwise dispose of assets, including equity interests of our subsidiaries;

•	enter into transactions with our affiliates; and

•	enter into certain sale and leaseback transactions.

Convertible Notes

On July 2, 2009, the Company issued $100 million in aggregate principal amount of Convertible Notes. The initial purchasers of the Convertible Notes were granted an option to purchase up to an additional $15 million in aggregate principal amount of Convertible Notes solely to cover over-allotments which was exercised on July 15, 2009. On August 30, 2013, we purchased $60 million in aggregate principal amount of the Convertible Notes in the Convertible Notes Tender Offer.

The Convertible Notes are our general unsecured obligations and are subordinated in right of payment to all of our existing and future senior debt, including the notes, and are pari passu in right of payment with all existing and future senior subordinated indebtedness. The Convertible Notes bear interest at a rate of 5 1⁄2% per year, payable semi-annually in arrears in cash on January 15 and July 15 of each year, beginning January 15, 2010, to holders of record at the close of business on the preceding January 1 and July 1, respectively. The Convertible Notes mature on July 15, 2014.

Holders may surrender their Convertible Notes, in integral multiples of $1,000 principal amount, for conversion into shares of the Company’s common stock at the then-applicable conversion rate until the close of business on the second scheduled trading day immediately preceding the maturity date. The initial conversion rate for the Convertible Notes is 198.8862 shares of common stock per $1,000 principal amount of Convertible Notes. The conversion rate is subject to adjustments based on certain events as described in the indenture governing the Convertible Notes.

If a fundamental change (as defined in the indenture governing the Convertible Notes) occurs at any time, holders of the Convertible Notes will have the right, at their option, to require us to repurchase all or a portion of the Convertible Notes for cash at a price equal to 100% of the principal amount of the Convertible Notes to be repurchased plus accrued and unpaid interest to, but excluding, the date of repurchase. The Convertible Notes are not redeemable at the option of the Company.

Foreign Seasonal Lines of Credit

We have typically financed our non-U.S. operations with uncommitted unsecured short-term seasonal lines of credit from foreign financing sources where our operations are located. These operating lines are seasonal in nature, normally extending for a term of 180 to 270 days corresponding to the tobacco crop cycle in that location. These facilities are typically uncommitted in that the lenders have the right to cease making loans and demand repayment of loans at any time. These loans are typically renewed at the outset of each tobacco season. As of September 30, 2013, the Company had approximately $668.9 million drawn and outstanding on foreign seasonal lines with maximum capacity totaling $930.2 million subject to limitations as provided for in our senior secured revolving credit facility. Additionally, against these lines there was $10.8 million available in unused letter of credit capacity with $6.4 million issued but unfunded at September 30, 2013.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

On August 1, 2013, we issued $735 million in aggregate principal amount of the old notes. In connection with that issuance of old notes, we entered into a registration rights agreement, dated as of August 1, 2013, with the initial purchasers of those old notes. The old notes may not be reoffered, resold or otherwise transferred in the United States other than in a transaction registered under the Securities Act or exempt from the Securities Act registration requirements. In the registration rights agreement, we agreed to file a registration statement with the SEC relating to the exchange offer and upon effectiveness of the exchange offer registration statement, promptly commence the exchange offer. In addition, we have agreed to keep the exchange offer open for at least 30 days, or longer if required by applicable law, after the date notice of the exchange offer is mailed to the holders of the old notes. The new notes are being offered under this prospectus to satisfy our obligations under the registration rights agreement.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

Terms of the Exchange

Upon the terms and subject to the conditions contained in this prospectus and in the letter of transmittal that accompanies this prospectus, we are offering to exchange $1,000 in principal amount of new notes for each $1,000 in principal amount of outstanding old notes. The terms of the new notes are substantially identical to the terms of the old notes for which they may be exchanged in the exchange offer, except that:

•	the new notes have been registered under the Securities Act and will be freely transferable, other than as described in this prospectus;

•	the new notes will not contain any legend restricting their transfer;

•	holders of the new notes will not be entitled to some of the rights of the holders of the old notes under the registration rights agreement, which rights will terminate on completion of the exchange offer; and

•	the new notes will not contain any provisions regarding the payment of additional interest.

The new notes will evidence the same debt as the old notes and will be entitled to the benefits of the indenture.

The exchange offer is not conditioned on any minimum aggregate principal amount of old notes being tendered for exchange.

Based on interpretations by the SEC’s staff in no-action letters issued to other parties, we believe that a holder of new notes issued in the exchange offer may transfer the new notes without complying with the registration and prospectus delivery requirements of the Securities Act if such holder:

•	is not an affiliate of the Company within the meaning of Rule 405 under the Securities Act;

•	is not a broker-dealer tendering old notes acquired directly from Alliance One for its own account;

•	acquired the old notes in the ordinary course of its business; and

•	has no arrangements or understandings with any person to participate in this exchange offer for the purpose of distributing the old notes and has made representations to Alliance One to that effect.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes.

Furthermore, any broker-dealer that acquired any of its outstanding notes directly from us:

•	may not rely on the applicable interpretation of the SEC staff’s position contained in Exxon Capital Holdings Corp., SEC No-action Letter (April 13, 1989), Morgan, Stanley & Co., Incorporated, SEC No-action Letter (June 5, 1991) and Shearman & Sterling, SEC No-action Letter (July 2, 1993); and

•	must also be named as a selling holder of the new notes in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

The letter of transmittal that accompanies this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. A participating broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes where those new notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We will make copies of this prospectus available to such a broker-dealer upon reasonable request.

Tendering holders of old notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the applicable letter of transmittal, transfer taxes relating to the exchange of old notes for new notes in the exchange offer.

Shelf Registration Statement

The registration rights agreement provides that if:

•	we are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

•	any holder of Entitled Securities notifies Alliance One prior to the 20th business day following consummation of the exchange offer that:

•	it is prohibited by law or SEC policy from participating in the exchange offer;

•	it may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus (other than by reason of such holder’s status as an affiliate of Alliance One) and this prospectus is not appropriate or available for such resales; or

•	it is a broker-dealer and owns notes acquired directly from Alliance One or an affiliate of Alliance One,

we will use commercially reasonable efforts to file with the SEC a shelf registration statement (the “Shelf Registration Statement”) to cover resales of the notes by the holders of the notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement and to cause the Shelf Registration Statement to be declared effective by the SEC on or prior to 90 days after such obligation arises. A holder selling old notes or new notes under the Shelf Registration Statement generally must be named as a selling security holder in the related prospectus and must deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to a selling holder, including certain indemnification obligations.

For purposes of the preceding paragraph, “Entitled Securities” means each note until the earliest to occur of:

•	the date on which such note has been exchanged by a person other than a broker-dealer for a new note in the exchange offer;

•	following the exchange by a broker-dealer in the exchange offer of an old note for a new note, the date on which such new note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this prospectus; or

•	the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement.

The registration rights agreement provides that:

•	we will use our commercially reasonable efforts to have the registration statement for the exchange offer declared effective by the SEC on or prior to 270 days after August 1, 2013;

•	unless the exchange offer would not be permitted by applicable law or SEC policy, we will:

•	commence the exchange offer; and

•	use all commercially reasonable efforts to issue on or prior to 30 business days, or longer, if required by applicable securities laws, after the date on which the registration statement for the exchange offer was declared effective by the SEC, new notes in exchange for all old notes validly tendered and not withdrawn prior thereto in the exchange offer; and

•	if obligated to file the Shelf Registration Statement, we will use commercially reasonable efforts to file the Shelf Registration Statement with the SEC and to cause the Shelf Registration Statement to be declared effective by the SEC on or prior to 90 days after such obligation arises.

Additional Interest

If:

•	any of the registration statements required by the registration rights agreement is not declared effective by the SEC on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”);

•	we fail to consummate the exchange offer within 30 business days after the 270th day following August 1, 2013; or

•	the registration statement for this exchange offer or, if a shelf registration statement is declared effective, that shelf registration statement ceases to be effective or usable, subject to certain exceptions, in connection with resales of Entitled Securities during the periods specified in the registration rights agreement

(each such event being a “Registration Default”), then we will pay additional cash interest (“Special Interest”) to each holder of Entitled Securities until all Registration Defaults have been cured.

With respect to the first 90-day period immediately following the occurrence of the first Registration Default, Special Interest will be paid in an amount equal to 0.50% per annum of the principal amount of Entitled Securities outstanding. The amount of the Special Interest will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Special Interest for all Registration Defaults of 1.0% per annum of the principal amount of the Entitled Securities outstanding.

The summary of the provisions of the registration rights agreement contained in this prospectus does not contain all of the terms of the agreement. This summary is subject to and is qualified in its entirety by reference to all the provisions of the registration rights agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Expiration Date; Extensions; Termination; Amendments

The expiration date of the exchange offer is 5:00 p.m., New York City time, on                     , 2013, unless Alliance One in its sole discretion extends the period during which the exchange offer is open. In that case, the expiration date will be the latest time and date to which the exchange offer is extended. We reserve the right to extend the exchange offer at any time and from time to time before the expiration date by giving written notice to

Deutsche Bank Trust Company Americas, the exchange agent, and by timely public announcement. Unless otherwise required by applicable law or regulation, the public announcement will be made by a release to Businesswire, the PR Newswire or any other national newswire service. During any extension of the exchange offer, all old notes previously tendered in the exchange offer will remain subject to the exchange offer.

The initial exchange date will be the first business day following the expiration date. We expressly reserve the right to:

•	terminate the exchange offer and not accept for exchange any old notes for any reason, including if any of the events described below under “—Conditions to the Exchange Offer” shall have occurred and shall not have been waived by us; and

•	amend the terms of the exchange offer in any manner.

If any termination or amendment occurs, we will notify the exchange agent in writing and will either issue a press release or give written notice to the holders of the old notes as promptly as practicable. Unless we terminate the exchange offer prior to 5:00 p.m., New York City time, on the expiration date, we will exchange the new notes for the old notes on the exchange date.

If we waive any material condition to the exchange offer or amend the exchange offer in any other material respect and at the time that notice of this waiver or amendment is first published, sent or given to holders of old notes in the manner specified above, the exchange offer is scheduled to expire at any time earlier than the fifth business day from, and including, the date that the notice is first so published, sent or given, then the exchange offer will be extended until that fifth business day.

This prospectus and the letter of transmittal and other relevant materials will be mailed to record holders of old notes. In addition, these materials will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of old notes.

How to Tender

The tender to Alliance One of old notes according to one of the procedures described below will constitute an agreement between that holder of old notes and Alliance One in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

General Procedures. A holder of old notes may tender them by properly completing and signing the letter of transmittal or a facsimile of the letter of transmittal and delivering them, together with the certificate or certificates representing the old notes being tendered and any required signature guarantees, or a timely confirmation of a book-entry transfer according to the procedure described below, to the exchange agent at the address set forth below under “—Exchange Agent” on or before the expiration date, or complying with the guaranteed delivery procedures described below. All references in this prospectus to the letter of transmittal include a facsimile of the letter of transmittal.

If tendered old notes are registered in the name of the signer of the applicable letter of transmittal and the new notes to be issued in exchange for accepted old notes are to be issued, and any untendered old notes are to be reissued, in the name of the registered holder, the signature of the signer need not be guaranteed. In any other case, the tendered old notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to Alliance One. They must also be duly executed by the registered holder. In addition, the signature on the endorsement or instrument of transfer must be guaranteed by an eligible guarantor institution that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. If the new notes and/or old notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the old notes, an eligible guarantor institution must guarantee the signature on the applicable letter of transmittal.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender old notes should contact the holder promptly and instruct it to tender on the beneficial owner’s behalf. If the beneficial owner wishes to tender the old notes itself, the beneficial owner must either make appropriate arrangements to register ownership of the old notes in its name or follow the procedures described in the immediately preceding paragraph. The beneficial owner must make these arrangements or follow these procedures before completing and executing the letter of transmittal and delivering the old notes. The transfer of record ownership may take considerable time.

Book-Entry Transfer. The exchange agent will make a request to establish an account for the old notes at each book-entry transfer facility for purposes of the exchange offer within two business days after receipt of this prospectus unless the exchange agent already has established an account with the book-entry transfer facility suitable for the exchange offer. Subject to the establishment of the account, any financial institution that is a participant in the book-entry transfer facility’s systems may make book-entry delivery of old notes by causing a book-entry transfer facility to transfer the old notes into one of the exchange agent’s accounts at the book-entry transfer facility in accordance with the facility’s procedures. However, although delivery of old notes may be effected through book-entry transfer, the applicable letter of transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under “—Exchange Agent” on or before the expiration date or the guaranteed delivery procedures described below must be complied with.

The method of delivery of old notes and all other documents is at the election and risk of the holder. If sent by mail, it is recommended that the holder use registered mail, return receipt requested, obtain proper insurance, and make the mailing sufficiently in advance of the expiration date to permit delivery to the exchange agent on or before the expiration date.

Unless an exemption applies under applicable law and regulations concerning backup withholding of federal income tax, the exchange agent will be required to withhold 28% of the gross proceeds otherwise payable to a holder in the exchange offer if the holder does not provide the holder’s taxpayer identification number and certify that the number is correct.

Guaranteed Delivery Procedures. If a holder desires to accept the exchange offer and time will not permit a letter of transmittal or old notes to reach the exchange agent before the expiration date, a tender may be effected if the exchange agent has received, at the address set forth below under “—Exchange Agent”, on or before the expiration date a letter, telegram or facsimile transmission from an eligible guarantor institution that:

•	sets forth the name and address of the tendering holder, the names in which the old notes are registered and, if possible, the certificate numbers of the old notes to be tendered; and

•	states that the tender is being made thereby; and

•	guarantees that within three New York Stock Exchange trading days after the date of execution of the letter, telegram or facsimile transmission by the eligible guarantor institution, the old notes, in proper form for transfer, will be delivered by the eligible guarantor institution together with a properly completed and duly executed letter of transmittal and any other required documents.

Unless old notes being tendered by the above-described method or a timely confirmation of a book-entry transfer are deposited with the exchange agent within the time period described above and accompanied or preceded by a properly completed letter of transmittal and any other required documents, we may reject the tender. Copies of a notice of guaranteed delivery which may be used by eligible guarantor institutions for the purposes described in this paragraph are being delivered with this prospectus and the letter of transmittal.

A tender will be deemed to have been received as of the date when the tendering holder’s properly completed and duly signed letter of transmittal accompanied by the old notes or a timely confirmation of a book-entry transfer is received by an exchange agent. Issuances of new notes in exchange for old notes tendered by an eligible guarantor institution as described above will be made only against deposit of the applicable letter of transmittal and any other required documents and the tendered old notes or a timely confirmation of a book-entry transfer.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of old notes will be determined by us. Our determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the exchange offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. None of Alliance One, the exchange agent or any other person will incur any liability for failure to give notification of any defects or irregularities in tenders. Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions to the letter of transmittal, will be final and binding.

Terms and Conditions of the Letter of Transmittal

The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

The party tendering old notes for exchange, or the transferor, exchanges, assigns and transfers the old notes to Alliance One and irrevocably constitutes and appoints our exchange agent as its agent and attorney-in-fact to cause the old notes to be assigned, transferred and exchanged. The transferor represents and warrants that:

•	it has full power and authority to tender, exchange, assign and transfer the old notes and to acquire new notes issuable upon the exchange of the tendered old notes; and

•	when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered old notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim.

The transferor also warrants that it will, upon request, execute and deliver any additional documents we deem necessary or desirable to complete the exchange, assignment and transfer of tendered old notes. The transferor further agrees that acceptance of any tendered old notes by us and the issuance of new notes in exchange shall constitute performance in full of our obligations under the registration rights agreement and that we will have no further obligations or liabilities under the registration rights agreement, except in certain limited circumstances. All authority conferred by the transferor will survive the death or incapacity of the transferor and every obligation of the transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of the transferor.

By tendering old notes, the transferor certifies that:

•	it is not an affiliate of Alliance One within the meaning of Rule 405 under the Securities Act, that it is not a broker-dealer that owns old notes acquired directly from Alliance One or its affiliates, that it is acquiring the new notes offered hereby in the ordinary course of its business and that it has no arrangement with any person to participate in the distribution of the new notes; or

•	it is an affiliate, as so defined, of Alliance One or of an initial purchaser, and that it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. See “Plan of Distribution.”

Withdrawal Rights

Old notes tendered in the exchange offer may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at the address set forth below under “—Exchange Agent.” Any notice of withdrawal must:

•	state the name of the registered holder of the old notes;

•	state the principal amount of old notes delivered for exchange;

•	state that the holder is withdrawing its election to have those old notes exchanged;

•	specify the principal amount of old notes to be withdrawn, which must be an authorized denomination;

•	specify the certificate numbers of old notes to be withdrawn; and

•	be signed by the holder in the same manner as the original signature on the applicable letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the old notes being withdrawn.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then prior to the release of those certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless that holder is an eligible institution.

If old notes have been tendered pursuant to the procedure for book-entry transfer described above, the executed notice of withdrawal, guaranteed by an eligible institution, unless that holder is an eligible institution, must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility. All questions as to the validity, form and eligibility, including time of receipt, of those notices will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be either

•	returned to the holder without cost to that holder, or

•	in the case of old notes tendered by book-entry transfer into the applicable exchange agent’s account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, those old notes will be credited to an account maintained with the book-entry transfer facility for the old notes, in either case as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—How to Tender” above at any time on or prior to the expiration date.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon the terms and subject to the conditions of the exchange offer, the acceptance for exchange of old notes validly tendered and not withdrawn and the issuance of the new notes will be made on the exchange date. For the purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered old notes when, as and if we had given written notice of acceptance to the exchange agent.

The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving new notes from us and causing the old notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the exchange offer, delivery of new notes to be issued in exchange for accepted old notes will be made by the exchange agent promptly after acceptance of the tendered old notes. Old notes not accepted for exchange will be returned without expense to the tendering holders, or, in the case of old notes tendered by book-entry transfer, the non-exchanged old notes will be credited to an account maintained with the book-entry transfer facility promptly following the expiration date. If we terminate the exchange offer before the expiration date, these non-exchanged old notes will be credited to the applicable exchange agent’s account promptly after the exchange offer is terminated.

Conditions to the Exchange Offer

The exchange offer will not be subject to any conditions, other than:

•	that the exchange offer, or the making of any exchange by a holder, does not violate applicable law or any applicable interpretation of the staff of the SEC;

•	the due tendering of old notes in accordance with the exchange offer; and

•	that each holder of the old notes exchanged in the exchange offer shall have represented that all new notes to be received by it shall be acquired in the ordinary course of its business and that at the time of the consummation of the exchange offer it shall have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes and shall have made such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to render the use of Form S-4 or other appropriate form under the Securities Act available.

The conditions described above are for our sole benefit. We may assert these conditions regarding all or any portion of the exchange offer regardless of the circumstances, including any action or inaction by us, giving rise to the condition. We may waive these conditions in whole or in part at any time or from time to time in our sole discretion. Our failure at any time to exercise any of the rights described above will not be deemed a waiver of any of those rights, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, we have reserved the right, despite the satisfaction of each of the conditions described above, to terminate or amend the exchange offer.

Any determination by us concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

In addition, we will not accept for exchange any old notes tendered and no new notes will be issued in exchange for any old notes, if at that time any stop order is threatened or in effect relating to:

•	the registration statement of which this prospectus constitutes a part; or

•	the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

Deutsche Bank Trust Company Americas has been appointed as the exchange agent for the exchange offer. Deutsche Bank Trust Company Americas also serves as the registrar and paying agent under the indenture governing the notes. Questions and requests for assistance or additional copies of this prospectus or the letter of transmittal should be directed to the exchange agent addressed as follows:

BY OVERNIGHT MAIL OR COURIER:	BY EMAIL OR FACSIMILE:	BY HAND:
(for Eligible Institutions Only)
DB Services Americas, Inc. Attention: Reorg. Department 5022 Gate Parkway, Suite 200 Jacksonville, FL 32256	Email: DB.Reorg@db.com Fax: (615) 866-3889 Confirm by Telephone: (800) 735-7777	DB Services Americas, Inc. Attention: Reorg. Department 5022 Gate Parkway, Suite 200 Jacksonville, FL 32256

BY MAIL:

DB Services Americas, Inc. Attention: Reorg. Department 5022 Gate Parkway, Suite 200 Jacksonville, FL 32256

Delivery to an address other than as set forth in this prospectus, or transmissions of instructions via a facsimile number other than the one set forth herein, will not constitute a valid delivery.

Solicitation of Tenders; Expenses

We will bear the expenses of the exchange offer. The principal offer is being made by mail, however, we may make additional solicitations by electronic mail, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection with its services. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. We have also agreed in the registration rights agreement to pay the reasonable fees and the expenses, if any, of designated legal counsel to the initial purchasers of the old notes incurred in connection with the exchange offer. Our expenses in connection with the exchange offer include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Appraisal Rights

Holders of old notes will not have dissenters’ rights or appraisal rights in connection with the exchange offer.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

We will record the new notes at the same carrying value of the old notes reflected in our accounting records on the date the exchange offer is completed. Accordingly, we will not recognize any gain or loss for accounting purposes upon the exchange of new notes for the old notes. We have recognized the expenses incurred in connection with the issuance of the new notes as of the date of the exchange.

Other

Participation in the exchange offer is voluntary, and holders should carefully consider whether to accept the terms and conditions of this offer. Holders of the old notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

As a result of the making of this exchange offer, and upon acceptance for exchange of all validly tendered old notes according to the terms of this exchange offer, we will have fulfilled a covenant contained in the terms of the old notes and the registration rights agreement. Holders of the old notes who do not tender their certificates in the exchange offer will continue to hold those certificates and will be entitled to all the rights and limitations applicable to the old notes under the indenture, except for any rights under the registration rights agreement which by its terms terminates and ceases to have further effect as a result of the making of this exchange offer.

All untendered old notes will continue to be subject to the restrictions on transfer set forth in the indenture. In general, the old notes may not be reoffered, resold or otherwise transferred in the U.S. unless registered under the Securities Act or unless an exemption from the Securities Act registration requirements is available. We do not intend to register the old notes under the Securities Act.

In addition, any holder of old notes who tenders in the exchange offer for the purpose of participating in a distribution of the new notes may be deemed to have received restricted securities. If so, that holder will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent that old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes could be adversely affected.

We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any old notes that are not tendered in the exchange offer.

DESCRIPTION OF NOTES

General

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “Company” refers only to Alliance One International, Inc. and not to any of its Subsidiaries.

The Company issued the old notes under an indenture dated as of August 1, 2013 among itself, Deutsche Bank Trust Company Americas, as registrar and paying agent, and Law Debenture Trust Company of New York, as trustee and collateral trustee (the “indenture”). The new notes will also be issued under the indenture. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The Parity Lien Security Documents referred to below under the caption “—Security” defines the terms of the Liens that secure the notes and the Notes Guarantees, if any.

The following description is a summary of the material provisions of the indenture and certain Parity Lien Security Documents with respect to the new notes. It does not restate those agreements in their entirety. We urge you to read the indenture and the Parity Lien Security Documents because they, and not this description, define your rights as holders of the new notes. A copy of the indenture and the Parity Lien Security Documents are available as set forth below under “—Additional Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Note Guarantees

The Notes

The notes:

•	will be general senior secured obligations of the Company;

•	will be secured on a second-priority basis, equally and ratably with all obligations of the Company under any future Parity Lien Debt, by Liens on the Collateral, subject to the Liens securing the Company’s obligations under the Credit Agreement and any other Priority Lien Obligations and other Permitted Prior Liens;

•	will be effectively subordinated, to the extent of the value of the Collateral, to the Company’s obligations under the Credit Agreement and any other Priority Lien Obligations, which will be secured on a first-priority basis by the same assets of the Company that secure the notes;

•	will be effectively subordinated to the Company’s obligations secured by any Permitted Prior Liens, to the extent of the value of the assets of the Company subject to those Permitted Prior Liens;

•	will be pari passu in right of payment with all other senior Indebtedness of the Company, including Indebtedness under the Credit Agreement;

•	will be effectively senior, to the extent of the value of the Collateral, to any existing and future unsecured Indebtedness of the Company;

•	will be senior in right of payment to any existing and future subordinated Indebtedness of the Company; and

•	will be unconditionally guaranteed by the Guarantors, if any.

The notes will be guaranteed by our Material Domestic Restricted Subsidiaries. However, we will not have any Material Domestic Restricted Subsidiaries on the date of issuance of the notes. Accordingly, the notes will not be guaranteed by any of the Company’s Subsidiaries at the date of issuance of the notes and will therefore also be structurally subordinated to all the liabilities of the Company’s Subsidiaries, including trade payables. As of September 30, 2013, the Company’s Subsidiaries had $714.1 million of indebtedness and other non-contingent liabilities (including trade payables) and $121.6 million of contingent liabilities in the form of guarantees of the indebtedness of third parties. Additionally, the indenture permits the Company’s Subsidiaries to incur substantial additional indebtedness. The indenture also permits the Company to make substantial investments in its Subsidiaries. See “Risk Factors—Risks Related to Our Notes and the Collateral—Our company structure results in significant structural subordination of the notes and may affect our ability to make payments on the notes.”

In the event of a bankruptcy, liquidation or reorganization of any of the Company’s Subsidiaries, such Subsidiary will pay the holders of its debt and its trade creditors before such Subsidiary will be able to distribute any of their assets to us. The Company’s Subsidiaries generated approximately 82% of our consolidated revenues in the fiscal year ended March 31, 2013 and held approximately 77% of our consolidated assets as of September 30, 2013. See “Risk Factors—Risks Related to Our Notes and the Collateral—Our company structure results in significant structural subordination of the notes and may affect our ability to make payments on the notes.”

The Note Guarantees

The notes will be guaranteed by all of the Company’s Material Domestic Restricted Subsidiaries.

Each Note Guarantee, if any, of the notes:

•	will be a general senior secured obligation of that Guarantor;

•	will be secured on a second-priority basis, equally and ratably with all obligations of that Guarantor under any future Parity Lien Debt, by Liens on the Collateral, subject to the Liens securing that Guarantor’s guarantee of the Credit Agreement obligations and any other Priority Lien Obligations and other Permitted Prior Liens;

•	will be effectively subordinated, to the extent of the value of the Collateral, to that Guarantor’s guarantee of the Credit Agreement and any other Priority Lien Obligations, which will be secured on a first-priority basis by the same assets of that Guarantor that secure the notes;

•	will be effectively subordinated to that Guarantor’s obligations secured by any Permitted Prior Liens, to the extent of the value of the assets of that Guarantor subject to those Permitted Prior Liens;

•	will be effectively senior, to the extent of the value of the Collateral, to any existing and future unsecured Indebtedness of that Guarantor;

•	will be pari passu in right of payment with all other senior Indebtedness of that Guarantor, including its guarantee of Indebtedness under the Credit Agreement; and

•	will be senior in right of payment to any existing and future subordinated Indebtedness of that Guarantor.

As of the date of issuance of the notes, none of our Subsidiaries will be “Material Domestic Restricted Subsidiaries.” Under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Pursuant to the indenture, the Company will be permitted to designate additional Indebtedness as Priority Lien Debt. The Company also will be permitted to incur additional Indebtedness as Parity Lien Debt subject to the covenants described below under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Certain Covenants—Liens.” As of September 30, 2013, the Company had $0 million of Priority Lien Debt and approximately $735.0 million of Parity Lien Debt, consisting entirely of the old notes, outstanding.

Principal, Maturity and Interest

The Company will issue up to $735.0 million in aggregate principal amount of notes in the exchange offer. The Company may issue additional notes under the indenture from time to time after this exchange offer. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase provided that the notes and additional notes are fungible for United States federal income tax purposes. The Company will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on July 15, 2021.

Interest on the notes will accrue at the rate of 9.875% per annum and will be payable semi-annually in arrears on January 15 and July 15, commencing on January 15, 2014. Interest on overdue principal and interest, including Special Interest, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the notes. The Company will make each interest payment to the holders of record on the immediately preceding January 1 and July 1.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium and Special Interest, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

Deutsche Bank Trust Company Americas will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the holders of the notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Company will not be required to transfer or exchange any note selected for redemption. Also, the Company will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Note Guarantees

The notes will be guaranteed by each of the Company’s current and future Material Domestic Restricted Subsidiaries, if any. These Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Related to Our Notes and the Collateral—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under its Note Guarantee, the indenture, and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

(b)	the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Note Guarantee of a Guarantor will be automatically and unconditionally released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2)	in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture and the Guarantor ceases to be a Restricted Subsidiary of the Company as a result of the sale or other disposition;

(3)	if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4)	upon legal defeasance, covenant defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

Security

Pursuant to the Parity Lien Security Documents, obligations of the Company with respect to the notes, the obligations of the Guarantors under the Note Guarantees, any other future Parity Lien Obligations and the performance of all other obligations of the Company and the Guarantors under the Parity Lien Documents will be secured equally and ratably by second-priority Liens in the Collateral granted to the Collateral Trustee for the benefit of the Parity Lien Secured Parties. These Liens will be junior in priority to the Liens securing Priority Lien Obligations and to all other Permitted Prior Liens.

The Collateral primarily consists of the following assets of the Company and the Guarantors (the “Collateral”):

(1)	all Capital Stock of each Domestic Subsidiary and Material Foreign Subsidiary of the Company owned directly by the Company or any Guarantor (limited, in the case of Material Foreign Subsidiaries, to 65% of the voting Capital Stock and 100% of the non-voting Capital Stock (subject to certain exceptions) of each Material Foreign Subsidiary);

(2)	all U.S. accounts receivable and U.S. inventory of the Company and the Guarantors (other than inventory the title of which has passed to a customer and inventory financed through customer advances);

(3)	intercompany notes evidencing loans or advances made by the Company or a Guarantor;

(4)	the real property, fixtures, equipment and other property related to the Company’s cut rag facility located adjacent to Baldree Road in Wilson, North Carolina;

(5)	the Blocked Account; and

(6)	to the extent not otherwise included, all proceeds and products of any and all of the foregoing, however and whenever acquired and in whatever form.

Intercreditor Agreement

On the date of the indenture, the Company entered into an intercreditor agreement with the Collateral Trustee, on behalf of itself and the Parity Lien Secured Parties, and the Priority Lien Agent, on behalf of itself and the holders of Priority Lien Obligations (the “Intercreditor Agreement”). Pursuant to the terms of the Intercreditor Agreement, at any time prior to the discharge of Priority Lien Obligations, the Priority Lien Agent will have the exclusive right to enforce rights, exercise remedies and make determinations regarding the release, disposition or restrictions with respect to the Collateral without consultation with or the consent of the Collateral Trustee or the Parity Lien Secured Parties. Until the Priority Lien Obligations are discharged, the Collateral Trustee will not be permitted to enforce the security interests or exercise remedies whether or not any Insolvency or Liquidation Proceeding has been commenced except, among other things, (a) in any Insolvency or Liquidation Proceeding, as necessary to file a proof of claim or statement of interest with respect to such Parity Lien Debt or (b) as necessary to take any action in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and the perfection and priority of its Lien on, the Collateral securing the Parity Lien Obligations (so long as such action does not impair the rights of the Priority Lien Agent to enforce rights or exercise remedies with respect to the Collateral or the rights of the Priority Lien Agent). After the Priority Lien Obligations are discharged, the Collateral Trustee in accordance with the provisions of the Parity Lien Security Documents will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration and any other amounts owed to the Collateral Trustee) of the Collateral received by it under the Parity Lien Security Documents for the ratable benefit of the Parity Lien Secured Parties.

The Intercreditor Agreement provides that, prior to the discharge of Priority Lien Obligations, the holders of Parity Lien Obligations, each Parity Lien Representative and the Collateral Trustee may not assert or enforce any right of marshalling accorded to a junior lienholder as against the holders of Priority Liens (in their capacity as priority lienholders). Following the discharge of Priority Lien Obligations, the holders of Parity Lien Obligations and any Parity Lien Representative may assert their rights under the Uniform Commercial Code or otherwise to any proceeds remaining following a sale or other disposition of Collateral by, or on behalf of, the holders of Priority Lien Obligations.

In addition, the Intercreditor Agreement provides that, prior to the discharge of Priority Lien Obligations, (1) the holders of Priority Lien Obligations and the Priority Lien Agent shall have the exclusive right to make determinations regarding the release of Collateral (excluding any portion of the proceeds of such Collateral remaining after the Priority Lien Obligations are discharged) without the consent of the Collateral Trustee and the Parity Lien Secured Parties; provided that the Liens securing the Priority Lien Obligations are concurrently released and terminated, (2) the Intercreditor Agreement may be amended, without the consent of the Collateral Trustee and the Parity Lien Secured Parties, to add additional secured creditors holding Priority Lien Obligations or Parity Lien Obligations so long as such Priority Lien Obligations or Parity Lien Obligations are not prohibited by the provisions of the Secured Debt Documents, (3) except to the extent not prohibited by any loan document in respect of the Priority Lien Obligations, no Parity Lien Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification or the terms of the new Parity Lien Security Document would be prohibited by or inconsistent with the Intercreditor Agreement, and (4) in the event that the holders of the Priority Lien Obligations enter into any amendment, waiver or consent in respect of the security documents for the Priority Lien Obligations, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Parity Lien Security Document without the consent of the Collateral Trustee or any Parity Lien Secured Party and without any action by the Collateral Trustee, the Company or any Guarantor; provided, however, that no such amendment, waiver or consent has the effect of (a) removing assets subject to the Lien of the Security Documents, except to the extent that a release of such Lien is permitted by the Intercreditor Agreement or (b) imposing additional duties on the Collateral Trustee without its consent.

Until the Priority Lien Obligations are discharged, if the Company or any Guarantor is subject to any Insolvency or Liquidation Proceeding, the Collateral Trustee and the Parity Lien Secured Parties have agreed that:

(1) if any Priority Lien Representative or holder of Priority Lien Obligations shall desire to consent (or not object) to the sale, use or lease of cash or other collateral or to consent (or not object) to the Company or any Guarantor obtaining financing under Section 363 or Section 364 of the Bankruptcy Code or any similar provision in any bankruptcy law (“DIP Financing”), then the Collateral Trustee, for itself and on behalf of the Parity Lien Secured Parties, agrees that it will not raise, join or support any objection to and will not otherwise contest such sale, use or lease of such cash or other collateral or DIP Financing and will not request adequate protection or any other relief in connection therewith (except to the extent permitted by clause (5) below or otherwise permitted pursuant to the Intercreditor Agreement) and, to the extent the Liens securing the Priority Lien Obligations are subordinated or pari passu with such DIP Financing, will subordinate its Liens in the Collateral to (i) such DIP Financing (and all Obligations relating thereto) on the same basis as they are subordinated to the Priority Lien Obligations, (ii) any adequate protection Liens provided to the holders of Priority Lien Obligations and (iii) any “carve-out” for professional and United States trustee fees or payment of any other amounts agreed to by any Priority Lien Representative or holder of Priority Lien Obligations;

(2) they will not object (or join or support any objection) to (and will not otherwise contest) (x) any motion for relief from automatic stay or from any injunction against foreclosure or enforcement in respect of the Priority Lien Obligations made by the Priority Lien Agent or any holder of Priority Lien Obligations, (y) any lawful exercise by any holder of Priority Lien Obligations of the right to credit bid Priority Lien Obligations at any sale in foreclosure of Collateral or (z) any other request for judicial relief made in any court by any holder of Priority Lien Obligations relating to the lawful enforcement of any Lien on any Collateral;

(3) they will not object (or join or support any objection) to (and will not otherwise contest) any order relating to a sale or other disposition of assets of the Company or any Guarantor for which any Priority Lien Representative or holder of Priority Lien Obligations has consented or not objected that provides, to the extent the sale or other disposition is to be free and clear of Liens, that the Liens securing the Priority Lien Obligations and the Parity Lien Obligations will attach to the proceeds of the sale on the same basis of priority as the existing Liens in accordance with the Intercreditor Agreement;

(4) none of them will seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral, or support or join any party in doing so, without the prior written consent of the Priority Lien Agent;

(5) none of them shall object, contest or support any other Person contesting (A) (i) any request by the Priority Lien Agent, any Priority Lien Representative or the holders of Priority Lien Obligations for adequate protection, (ii) any objection by the Priority Lien Agent, any Priority Lien Representative or the holders of Priority Lien Obligations to any motion, relief, action or proceeding based on the Priority Lien Agent’s, any Priority Lien Representative’s or the holders of Priority Lien Obligations’ claiming a lack of adequate protection or (iii) the payment of interest, fees, expenses or other amounts of the Priority Lien Agent, any Priority Lien Representative or any holder of Priority Lien Obligations under Section 506(b) of the Bankruptcy Code or any similar provision of any other bankruptcy law or (B) assert or support any claim for costs or expenses of preserving or disposing of any Collateral under Section 506(c) of the Bankruptcy Code or any similar provision of any other bankruptcy law. Notwithstanding the foregoing, in any Insolvency or Liquidation Proceeding, (i) if the holders of Priority Lien Obligations (or any subset thereof) are granted adequate protection in the form of additional or replacement collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other bankruptcy law and/or a superpriority administrative claim, then the Collateral Trustee for itself and on behalf of the Parity Lien Secured Parties may seek and request and be granted adequate protection in the form of a Lien on such additional or replacement collateral and/or a superpriority administrative claim (as applicable), which Lien and/or superpriority administrative claim is subordinated to the Liens securing any claims with respect to the Priority Lien Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Parity Lien Obligations are so subordinated to the Liens securing, and any claims with respect to, Priority Lien Obligations under the Intercreditor Agreement and (ii) in the event the Collateral Trustee seeks or requests adequate protection and such adequate protection is granted in the form of additional or replacement collateral and/or superpriority administrative claim, then the Collateral Trustee, for itself and on behalf of the Parity Lien Secured Parties, agrees that the holders of the Priority Lien Obligations shall also be granted a senior Lien on such additional or replacement collateral and/or superpriority administrative claim granted as adequate protection for the Priority Lien Obligations and any such DIP Financing and that any lien on such additional or replacement collateral and/or superpriority administrative claims granted as adequate protection for the Parity Lien Obligations shall be subordinated to the Liens on such collateral securing the Priority Lien Obligations and any other Liens and superpriority claims granted to the holders of Priority Lien Obligations as adequate protection on the same basis as the other Liens securing any claims with respect to the Parity Lien Obligations are so subordinated to such Liens securing any claims with respect to Priority Lien Obligations under the Intercreditor Agreement; provided, however, that the Collateral Trustee, for itself and on behalf of the Parity Lien Secured Parties, irrevocably agrees, pursuant to Section 1129(a)(9) of the Bankruptcy Code, in any stipulation and/or order granting such adequate protection, that such junior superpriority claims may be paid under any plan or reorganization in any combination of cash, debt, equity, or other property having a value on the effective date of such plan equal to the allowed amount of such claims; and

(6) none of them will (a) assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other bankruptcy law or seek to recover any amounts that the Company or any Guarantor may obtain by virtue of any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other bankruptcy law, in each case, for costs or expenses or preserving or disposing of any Collateral or otherwise and (b) seek to exercise any rights under Section 1111(b) of the Bankruptcy Code or any similar provision under any bankruptcy law.

Notwithstanding the foregoing, both before and during an Insolvency or Liquidation Proceeding, the holders of Parity Lien Obligations and the Parity Lien Representative may exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of an Insolvency or Liquidation Proceeding against the Company or any Guarantor in accordance with applicable law so long as such exercise of rights and remedies is not inconsistent with the provisions of the Intercreditor Agreement.

Holders of the notes will be deemed to have agreed to and accepted the terms of the Intercreditor Agreement and the collateral trust agreement by their acceptance of the notes.

Collateral Trust Agreement

On the date of the indenture, the Company entered into a collateral trust agreement with the Collateral Trustee. The collateral trust agreement sets forth the terms on which the Collateral Trustee will receive, hold, administer, maintain, enforce and distribute the proceeds of all Liens upon any property of the Company or any Guarantor at any time held by it, in trust for the benefit of the current and future holders of the Parity Lien Obligations, including the notes. In addition, the collateral trust agreement authorized the Collateral Trustee to enter into the Intercreditor Agreement described above and the Parity Lien Security Documents.

Collateral Trustee

Law Debenture Trust Company of New York will initially act as the Collateral Trustee for the benefit of the holders of:

•	the notes; and

•	all other Parity Lien Obligations outstanding from time to time.

Neither the Company nor any of its Affiliates may act as the Collateral Trustee. The Collateral Trustee does not hold any Liens for the benefit of the holders of the Priority Lien Obligations. The Collateral Trustee will hold (directly or through co-trustees or agents), and will be entitled to enforce, all Liens on the Collateral created by the Parity Lien Security Documents.

Except as provided in the collateral trust agreement or as directed by an Act of Required Secured Parties in accordance with the collateral trust agreement, the Collateral Trustee will not be obligated:

(1)	to act upon directions purported to be delivered to it by any Person;

(2)	to foreclose upon or otherwise enforce any Lien; or

(3)	to take any other action whatsoever with regard to any or all of the Parity Lien Security Documents, the Liens created thereby or the Collateral.

The Company will deliver to each Parity Lien Representative copies of all Parity Lien Security Documents delivered to the Collateral Trustee.

Enforcement of Liens

Subject to the terms set forth in the Intercreditor Agreement, if the Collateral Trustee at any time receives written notice that any event has occurred that constitutes a default under any Parity Lien Document entitling the Collateral Trustee to foreclose upon, collect or otherwise enforce its Liens under the Parity Lien Security Documents, the Collateral Trustee will promptly deliver written notice thereof to each other Parity Lien Representative. Thereafter, the Collateral Trustee may await direction by an Act of Required Secured Parties and, subject to the provisions set forth in the Intercreditor Agreement, will act, or decline to act, as directed by an Act of Required Secured Parties, in the exercise and enforcement of the Collateral Trustee’s interests, rights, powers and remedies in respect of the Collateral or under the Parity Lien Security Documents or applicable law and, following the initiation of such exercise of remedies and, subject to the provisions set forth in the Intercreditor Agreement, the Collateral Trustee will act, or decline to act, with respect to the manner of such exercise of remedies as directed by an Act of Required Secured Parties. Unless it has been directed to the contrary by an Act of Required Secured Parties, the Collateral Trustee in any event may (but will not be obligated to) take or refrain from taking such action with respect to any default under any Parity Lien Document as it may deem advisable and in the best interest of the Parity Lien Secured Parties.

Order of Application

The collateral trust agreement provides that if any Collateral is sold or otherwise realized upon by the Collateral Trustee in connection with any collection, sale, foreclosure or other enforcement of Liens granted to the Collateral Trustee in the Parity Lien Security Documents, subject to the provisions set forth in the Intercreditor Agreement, the proceeds received by the Collateral Trustee from such collection, sale, foreclosure or other enforcement and the proceeds of any title or other insurance policy received by the Collateral Trustee pursuant to the Intercreditor Agreement will be distributed by the Collateral Trustee in the following order of application:

FIRST, to the payment of all amounts payable under the collateral trust agreement on account of the Collateral Trustee’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the Collateral Trustee, each Parity Lien Representative or any co-trustee or agent of the Collateral Trustee in connection with any security document (including, but not limited to, indemnification obligations that are then due and payable);

SECOND, to the repayment of obligations, other than the Parity Lien Obligations, secured by a Permitted Prior Lien on the Collateral sold or realized upon to the extent that such other Lien has priority over the Parity Liens but only if such obligation is discharged (in whole or in part) in connection with such sale;

THIRD, to the respective Parity Lien Representatives on a pro rata basis for each Series of Parity Lien Debt that are secured by such Collateral for application to the payment of all outstanding Parity Lien Debt and any other Parity Lien Obligations that are so secured and then due and payable (for application in such order as may be provided in the Parity Lien Documents applicable to the respective Parity Lien Obligations) in an amount sufficient to pay in full in cash all outstanding Parity Lien Debt and all other Parity Lien Obligations that are then due and payable and so secured (including, to the extent legally permitted, all interest and fees accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the Parity Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Parity Lien Document) of all outstanding letters of credit, if any, constituting Parity Lien Debt); and

FOURTH, any surplus remaining after the payment in full in cash of amounts described in the preceding clauses will be paid to the Company or the applicable Guarantor, as the case may be, its successors or assigns, or to such other Persons as may be entitled to such amounts under applicable law or as a court of competent jurisdiction may direct.

The provisions set forth under this caption “—Order of Application” are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Parity Lien Obligations, each present and future Parity Lien Representative and the Collateral Trustee as holder of Parity Liens. The Parity Lien Representative of each future Series of Parity Lien Debt will be required to deliver a Lien Sharing and Priority Confirmation to the Collateral Trustee and each other Parity Lien Representative at the time of incurrence of such Series of Parity Lien Debt.

Release or Subordination of Liens on Collateral

The collateral trust agreement provides that the Collateral Trustee’s Liens upon the Collateral will be released or subordinated in any of the following circumstances:

(1)

in whole, upon (a) payment in full and discharge of all outstanding Parity Lien Debt and all other Parity Lien Obligations that are outstanding, due and payable at the time all of the Parity Lien Debt is paid in full and discharged and (b) termination or expiration of all commitments to extend credit under all

Parity Lien Documents and the cancellation or termination, cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Parity Lien Documents) of all outstanding letters of credit issued pursuant to any Parity Lien Documents or, solely to the extent if any agreed to by the issuer of any outstanding letter of credit issued pursuant to any Parity Lien Document, the issuance of a back to back letter of credit in favor of the issuer of any such outstanding letter of credit in an amount equal to such outstanding letter of credit and issued by a financial institution acceptable to such issuer;

(2)	as to any Collateral that is sold, transferred or otherwise disposed of by the Company or any Guarantor to a Person that is not (either before or after such sale, transfer or disposition) the Company or a Restricted Subsidiary of the Company in a transaction or other circumstance that complies with the “Asset Sale” provisions of the indenture and is permitted by all of the other Parity Lien Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of; provided that the Collateral Trustee’s Liens upon the Collateral will not be released if the sale or disposition is subject to the covenant described below under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(3)	as to a release of less than all or substantially all of the Collateral (other than pursuant to clause (2) above), if consent to the release of all Parity Liens on such Collateral has been given by an Act of Required Secured Parties; provided, that this clause (3) shall not apply to sales or dispositions subject to the covenant described below under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4)	as to a release of all or substantially all of the Collateral (other than pursuant to clause (1) above), if (a) consent to release of that Collateral has been given by the requisite percentage or number of holders of each Series of Parity Lien Debt at the time outstanding as provided for in the applicable Parity Lien Documents, and (b) the Company has delivered an officers’ certificate to the Collateral Trustee in the form required under the collateral trust agreement certifying that any such necessary consents have been obtained;

(5)	if any Guarantor is released from its obligations under each of the Parity Lien Documents, then the Parity Liens on such Collateral and the obligations of such Guarantor under its Guarantee of the Parity Lien Obligations, shall be automatically, unconditionally and simultaneously released;

(6)	as directed by an Act of Required Secured Parties accompanied by an officers’ certificate to the effect that the release or subordination was permitted by each applicable Parity Lien Document;

(7)	as ordered pursuant to applicable law under a final and nonappealable order or judgment of a court of competent jurisdiction; and

(8)	as provided in the Intercreditor Agreement.

Release of Liens in Respect of Notes

The indenture and the collateral trust agreement provide that the Collateral Trustee’s Liens upon the Collateral will no longer secure the notes outstanding under the indenture or any other Obligations under the indenture, and the right of the holders of the notes and such Obligations to the benefits and proceeds of the Collateral Trustee’s Liens on the Collateral will terminate and be discharged:

(1)	upon satisfaction and discharge of the indenture as set forth under the caption “—Satisfaction and Discharge;”

(2)	upon a Legal Defeasance or Covenant Defeasance as set forth under the caption “—Legal Defeasance and Covenant Defeasance;”

(3)	upon payment in full and discharge of all notes outstanding under the indenture and all Obligations that are outstanding, due and payable under the indenture at the time the notes are paid in full and discharged; or

(4)	in whole or in part, with the consent of the holders of the requisite percentage of notes in accordance with the provisions described below under the caption “—Amendment, Supplement and Waiver.”

Release of Liens in Respect of Series of Parity Lien Debt other than the Notes.

The collateral trust agreement provides that, as to any Series of Parity Lien Debt other than the notes, the Collateral Trustee’s Lien will no longer secure such Series of Parity Lien Debt if such Parity Lien Debt has been paid in full in cash, all commitments to extend credit in respect of such Series of Parity Lien Debt have been terminated and all other Parity Lien Obligations related thereto that are outstanding and unpaid at the time such Series of Parity Lien Debt is paid are also paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

Release of Liens with respect to Affiliate Securities.

In the event that Rule 3-16 of Regulation S-X under the Securities Act requires or would require the filing with the Securities and Exchange Commission of separate financial statements of any “affiliate” of the Company due to the fact that such affiliate’s “securities” secure any Series of Parity Lien Debt, then such “securities” shall automatically be deemed not to constitute security for any Series of Parity Lien Debt so affected (but shall continue to constitute collateral for any Series of Parity Lien Debt not having the above described effect). As used herein, “securities” and “affiliate” shall have the meaning set forth in Regulation S-X or such other law, rule or regulation, as applicable. In addition, any Series of Parity Lien Debt may disclaim the benefit of any Affiliate Securities in any joinder to the collateral trust agreement in the form required under the collateral trust agreement.

Amendment of Security Documents

The collateral trust agreement provides that no amendment or supplement to the provisions of any Parity Lien Security Document will be effective without the approval of the Collateral Trustee acting as directed by an Act of Required Secured Parties, except that:

(1)	any amendment or supplement that has the effect solely of:

(a)	adding or maintaining Collateral, securing additional Parity Lien Obligations that are otherwise not prohibited by the terms of any Parity Lien Document to be secured by the Collateral or preserving, perfecting or establishing the Liens thereon or the rights of the Collateral Trustee therein; or

(b)	providing for the assumption of the Company’s or any Guarantor’s obligations under any Parity Lien Document in the case of a merger or consolidation or sale of all or substantially all of the assets of the Company or such Guarantor to the extent not prohibited by the terms of the indenture governing the notes or any other Parity Lien Documents, as applicable;

will become effective when executed and delivered by the Company or any other applicable grantor party thereto and the Collateral Trustee;

(2)	no amendment or supplement that reduces, impairs or adversely affects the right of any Parity Lien Secured Party:

(a)	to vote its outstanding Parity Lien Debt as to any matter described as subject to an Act of Required Secured Parties or direction by the Required Parity Lien Debtholders (or amends the provisions of this clause (2) or the definition of “Act of Required Secured Parties” or “Required Parity Lien Debtholders”);

(b)	to share in the order of application described above under “—Order of Application” in the proceeds of enforcement of or realization on any Collateral;

(c)	to require that Liens securing Parity Lien Obligations be released only as set forth in the provisions described above under the captions “—Release or Subordination of Liens on Collateral;” or

(d)	to amend the section of the collateral trust agreement relating to amendments,

will become effective without the consent of the requisite percentage or number of holders of each Series of Parity Lien Debt so affected under the applicable Parity Lien Document; and

(3)	no amendment or supplement that imposes any obligation upon the Collateral Trustee or any Parity Lien Representative or adversely affects the rights of the Collateral Trustee or any Parity Lien Representative, respectively, in its individual capacity as such will become effective without the consent of the Collateral Trustee or such Parity Lien Representative, respectively.

Any amendment or supplement to the provisions of the Parity Lien Security Documents that releases Collateral will be effective only in accordance with the requirements set forth in the applicable Parity Lien Document referenced above under the caption “—Release or Subordination of Liens on Collateral,” “—Release of Liens in Respect of Series of Parity Lien Debt other than the Notes” or “—Release of Liens with respect to Affiliate Securities.” Any amendment or supplement that results in the Collateral Trustee’s Liens upon the Collateral no longer securing the notes and the other Obligations under the indenture may only be effected in accordance with the provisions described above under the captions “—Release of Liens in Respect of Notes,” “—Release or Subordination of Liens on Collateral,” Release of Liens in Respect of Series of Parity Lien Debt other than the Notes” or “—Release of Liens with respect to Affiliate Securities.”

Voting

In connection with any matter under the collateral trust agreement requiring a vote of holders of Parity Lien Debt, each Series of Parity Lien Debt will cast its votes in accordance with the Parity Lien Documents governing such Series of Parity Lien Debt. The amount of Parity Lien Debt to be voted by a Series of Parity Lien Debt will equal (1) the aggregate principal amount of Parity Lien Debt held by such Series of Parity Lien Debt (including outstanding letters of credit whether or not then available or drawn), plus (2) other than in connection with an exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Funded Debt of such Series of Parity Lien Debt. Following and in accordance with the outcome of the applicable vote under its Parity Lien Documents, the Parity Lien Representative of each Series of Parity Lien Debt will vote the total amount of Parity Lien Debt under that series as a block in respect of any vote under the collateral trust agreement.

Provisions of the Indenture Relating to Security

Equal and Ratable Sharing of Collateral by Holders of Parity Lien Debt

The indenture provides that, notwithstanding:

(1)	anything to the contrary contained in the Parity Lien Security Documents;

(2)	the time of incurrence of any Series of Parity Lien Debt;

(3)	the order or method of attachment or perfection of any Liens securing any Series of Parity Lien Debt;

(4)	the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Collateral;

(5)	the time of taking possession or control over any Collateral;

(6)	that any Parity Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

(7)	the rules for determining priority under any law governing relative priorities of Liens:

(a)	all Parity Liens granted at any time by the Company or any Guarantor will secure, equally and ratably, all present and future Parity Lien Obligations; and

(b)	all proceeds of all Parity Liens granted at any time by the Company or any Guarantor will be allocated and distributed equally and ratably on account of the Parity Lien Debt and other Parity Lien Obligations.

The provisions under this caption “—Equal and Ratable Sharing of Collateral by Holders of Parity Lien Debt” are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Parity Lien Obligations, each present and future Parity Lien Representative and the Collateral Trustee as holder of Parity Liens. The Parity Lien Representative of each future Series of Parity Lien Debt will be required to deliver a Lien Sharing and Priority Confirmation to the Collateral Trustee, the trustee and each other Parity Lien Representative at the time of occurrence of such Series of Parity Lien Debt.

Relative Rights

Nothing in the Parity Lien Documents:

(1)	impairs, as between the Company and the holders of the notes, the obligation of the Company to pay principal of, premium and interest and Special Interest, if any, on the notes in accordance with their terms or any other obligation of the Company or any Guarantor;

(2)	affects the relative rights of holders of notes as against any other creditors of the Company or any Guarantor (other than holders of Priority Liens, Permitted Prior Liens or other Parity Liens);

(3)	restricts the right of any holder of notes to sue for payments that are then due and owing (but not enforce any judgment in respect thereof against any Collateral to the extent specifically prohibited by the provisions described above under the captions “—Intercreditor Agreement” or “—Collateral Trust Agreement—Enforcement of Liens”);

(4)	restricts or prevents any holder of notes or other Parity Lien Obligations, the Collateral Trustee or any Parity Lien Representative from exercising any of its rights or remedies upon a Default or Event of Default not specifically restricted or prohibited by the provisions described above under the captions “—Intercreditor Agreement” or “—Collateral Trust Agreement—Enforcement of Liens”; or

(5)	restricts or prevents any holder of notes or other Parity Lien Obligations, the Collateral Trustee or any Parity Lien Representative from taking any lawful action in an Insolvency or Liquidation Proceeding not specifically restricted or prohibited by the provisions described above under the captions “—Intercreditor Agreement” or “—Collateral Trust Agreement—Enforcement of Liens.”

Further Assurances

The indenture and the Parity Lien Security Documents provide that the Company and each of the Guarantors will do or cause to be done all acts and things that may be required, or that the Collateral Trustee from time to time may reasonably request, to assure and confirm that the Collateral Trustee holds, for the benefit of the Parity Lien Secured Parties, duly created and enforceable and perfected Liens upon the Collateral (including any property or assets that are acquired or otherwise become, or are required by any Parity Lien Document to become, Collateral after the notes are issued), in each case, as contemplated by, and with the Lien priority required under, the Parity Lien Documents. Without limiting the foregoing, to the extent that any Lien on the Collateral cannot be perfected on or prior to the date of the indenture after the use of all commercially reasonable efforts, the Company and each of the Guarantors will use their respective commercially reasonable efforts to do or cause to be done all acts and things that may be required, including obtaining any required consents from third parties, to have all security interests in the Collateral duly created and enforceable and perfected, to the extent required by the Parity Lien Security Documents, and obtain title insurance promptly following the date of the indenture, but in no event later than 60 days thereafter.

Upon the reasonable request of the Collateral Trustee or any Parity Lien Representative at any time and from time to time, the Company and each of the Guarantors will promptly execute, acknowledge and deliver such Parity Lien Security Documents, instruments, certificates, notices and other documents, and take such other actions as shall be reasonably required, or that the Collateral Trustee may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Parity Lien Documents for the benefit of the Parity Lien Secured Parties.

Optional Redemption

At any time prior to July 15, 2016, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 109.875% of the principal amount of the notes redeemed, plus accrued and unpaid interest and Special Interest, if any, to the date of redemption (subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date), with the net cash proceeds of an Equity Offering by the Company; provided that:

(1)	at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 90 days of the date of the closing of such Equity Offering.

At any time prior to July 15, 2017, the Company may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the date of redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the preceding paragraphs, the notes will not be redeemable at the Company’s option prior to July 15, 2017.

On or after July 15, 2017 the Company may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Special Interest, if any, on the notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on July 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2017	104.938%
2018	102.469%
2019 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes. We may, however, at any time and from time to time, purchase the notes in the open market or otherwise.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest and Special Interest, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within ten days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all notes or portions of notes validly tendered and not withdrawn pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% (100% in the case of lease payments) of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided, however, that in the event of an Asset Sale of any property or assets of the Company that are surplus from the standpoint of the Company as a whole, in the good faith determination of the Board of Directors of the Company (as evidenced by a resolution of such Board of Directors set forth in an officers’ certificate delivered to the trustee), at least 60% of the consideration therefor received is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases the Company or such Restricted Subsidiary from or indemnifies against further liability;

(b)	any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(c)	any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale other than a sale of Collateral, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1)	to repay Priority Lien Debt and, if such Priority Lien Debt is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2)	to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company;

(3)	to make a capital expenditure; or

(4)	to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business;

provided that the Company or the applicable Restricted Subsidiary will be deemed to have complied with the provisions described in clauses (2), (3) or (4) above if and to the extent that, within 365 days after the Asset Sale that generated the Net Proceeds, the Company or such Restricted Subsidiary has entered into and not abandoned or rejected a binding agreement irrevocably committing the Company or such Restricted Subsidiary to an application of funds of the kind described in clauses (2), (3) or (4) above so long as such application of funds is consummated within 545 days of the receipt of such Net Proceeds.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale that constitutes a sale of Collateral, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1)	to repay Priority Lien Debt and, if such Priority Lien Debt is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2)	to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Guarantor or is merged into or amalgamated or consolidated with the Company or any Guarantor;

(3)	to make a capital expenditure to purchase assets that constitute Collateral; or

(4)	to acquire other assets that would constitute Collateral that are not classified as current assets under GAAP and that are used or useful in a Permitted Business;

provided that the Company or the applicable Restricted Subsidiary will be deemed to have complied with the provision described in clauses (2), (3) or (4) above if and to the extent that, within 365 days after the Asset Sale that generated the Net Proceeds, the Company or such Restricted Subsidiary has entered into and not abandoned or rejected a binding agreement irrevocably committing the Company or such Restricted Subsidiary to an application of funds of the kind described in clauses (2), (3) or (4) above so long as such application of funds is consummated within 545 days of the receipt of such Net Proceeds.

Pending the final application of any Net Proceeds, the Company (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second or third paragraphs of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, within five days thereof, the Company will make an offer (an “Asset Sale Offer”) to all holders of notes and all holders of Parity Lien Debt containing provisions similar to those set forth in the indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets to purchase, prepay or redeem the maximum principal amount of notes and such other Parity Lien Debt (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other Parity Lien Debt tendered into (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other Parity Lien

Debt to be purchased on a pro rata basis, based on the amounts tendered or required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by the Company so that only notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to a Change of Control Offer or an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control or Asset Sale provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control or Asset Sale provisions of the indenture by virtue of such compliance.

The agreements governing the Company’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require the Company to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Company. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain a consent or repay those borrowings, the Company will remain prohibited from purchasing notes. In that case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other indebtedness. Finally, the Company’s ability to pay cash to the holders of notes upon a repurchase may be limited by the Company’s then existing financial resources. See “Risk Factors—Risks Related to Our Notes and the Collateral—We must offer to repurchase the notes upon a change of control, which could also result in an event of default under our senior secured revolving credit facility.”

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption in compliance with the requirements of DTC, or if such notes are not held through DTC or DTC prescribes no method of selection, on a pro rata basis.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Any redemption and notice of redemption may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent (including, in the case of a redemption related to an Equity Offering, the consummation of such Equity Offering).

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption (unless the Company defaults in the payment of the redemption price and accrued interest, if any).

Certain Covenants

Changes in Covenants When Notes Rated Investment Grade

If on any date following the date of the indenture:

(1)	the notes are rated Baa3 or better by Moody’s and BBB- or better by S&P (or, if either such entity ceases to rate the notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” registered under Section 15E of the Exchange Act selected by the Company as a replacement agency); and

(2)	no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this prospectus will be suspended (collectively, the “Suspended Covenants”):

(1)	“—Repurchase at the Option of Holders—Asset Sales;”

(2)	“—Restricted Payments;”

(3)	“—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(4)	“—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;”

(5)	“—Designation of Restricted and Unrestricted Subsidiaries;”

(6)	“—Transactions with Affiliates;” and

(7)	clause (4) of the covenant described below under the caption “—Merger, Consolidation or Sale of Assets.”

Notwithstanding the foregoing, if on any subsequent date (the “Reinstatement Date”), the rating assigned by either such rating agency should subsequently decline to below Baa3 or BBB-, respectively, the Suspended Covenants will be reinstated as of and from the date of such rating decline. No Default, Event of Default or breach of any kind shall be deemed to exist under the indenture, the notes or the Note Guarantees with respect to the Suspended Covenants based on, and the Company shall not bear any liability for, any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reinstatement Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reinstatement Date is referred to as the “Suspension Period.”

During the Suspension Period, the Company’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the covenant described below under the caption “—Designation of Restricted and Unrestricted Subsidiaries.”

On the Reinstatement Date, all Indebtedness incurred during the Suspension Period will be classified to have been incurred pursuant to the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or one of the clauses set forth in the second paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” (to the extent such Indebtedness would be permitted to be incurred thereunder as of the Reinstatement Date and after giving effect to the Indebtedness incurred prior to the Suspension Period and outstanding on the Reinstatement Date). To the extent such Indebtedness would not be so permitted to be incurred pursuant to the first and second paragraphs of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” such Indebtedness will be deemed to have been outstanding on the date of the indenture, so that it is classified as permitted under clause (2) of the second paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of

Preferred Stock.” Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under the covenant described below under the caption “—Restricted Payments” will be made as though such covenant had been in effect since the date of the indenture and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of the covenant described below under the caption “—Restricted Payments.” Additionally, upon commencement of a Suspension Period, the amount of Excess Proceeds will be reset to zero.

There can be no assurance that the notes will ever achieve or maintain an investment grade rating.

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries and the Convertible Notes), except a payment of interest or principal at the Stated Maturity thereof; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(a)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(b)	the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since August 1, 2013 (excluding Restricted Payments permitted by clauses (2), (3), (4), (9) and (10) of the next succeeding paragraph), is less than the sum, without duplication, of:

(1)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from July 1, 2013 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2)	100% of the aggregate net cash proceeds received by the Company since August 1, 2013 as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests of the Company or from the issue or sale of convertible or exchangeable Disqualified Stock of the Company or convertible or exchangeable debt securities of the Company, in each case that have been converted into or exchanged for Qualifying Equity Interests of the Company (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of the Company); plus

(3)	to the extent that any Restricted Investment that was made after August 1, 2013 is (a) sold for cash or otherwise cancelled, liquidated or repaid for cash, or (b) made in an entity that subsequently becomes a Restricted Subsidiary of the Company, the initial amount of such Restricted Investment (or, if less, the amount of cash received upon repayment or sale); plus

(4)	to the extent that any Unrestricted Subsidiary of the Company designated as such after August 1, 2013 is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the Fair Market Value of the Company’s Restricted Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the indenture;

(5)	50% of any dividends received in cash by the Company or a Restricted Subsidiary of the Company that is a Guarantor after August 1, 2013 from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Company for such period; plus

(6)	$45.0 million for the purposes of making Restricted Investments only.

The preceding provisions will not prohibit:

(1)	the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2)	the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (c)(2) of the preceding paragraph and will not be considered to be net cash proceeds from an Equity Offering for purposes of the “Optional Redemption” provisions of the indenture;

(3)	the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(4)	the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(5)

so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former officer, director or employee of the Company or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate amounts paid under this clause (5) do not exceed $7.5 million in any fiscal year; provided, further, that the amount paid for such repurchase, retirement or other acquisition in any twelve-month period may be increased by an amount not to exceed:

(a)	the cash proceeds from the sale of Qualifying Equity Interests of the Company and, to the extent contributed to the Company as common equity capital, the cash proceeds from the sale of Qualifying Equity Interests of any of the Company’s direct or indirect parent companies, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the date of the indenture to the extent the cash proceeds from the sale of Qualifying Equity Interests have not otherwise been applied to the making of Restricted Payments pursuant to clause (c) of the preceding paragraph or clause (2) of this paragraph or to an optional redemption of notes pursuant to the “Optional Redemption” provisions of the indenture; plus

(b)	the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the date of the indenture; and

in addition, cancellation of Indebtedness owing to the Company from any current or former officer, director or employee (or any permitted transferees thereof) of the Company or any of its Restricted Subsidiaries (or any direct or indirect parent company thereof), in connection with a repurchase of Equity Interests of the Company from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of the indenture;

(6)	the repurchase of Equity Interests deemed to occur upon the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants;

(7)	so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any preferred stock of any Restricted Subsidiary of the Company issued on or after the date of the indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or any other permitted indebtedness described below under the second paragraph of the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(8)	payments of cash, dividends, distributions, advances or other Restricted Payments by the Company or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (a) the exercise of options or warrants or (b) the conversion or exchange of Capital Stock of any such Person;

(9)	the making of cash payments in connection with any conversions of the Convertible Notes; provided, that immediately prior and after giving effect to any such payment, no Default or Event of Default shall exist or result therefrom;

(10)	a Permitted Bond Hedge Transaction and the settlement of any related Permitted Warrant Transaction (a) by delivery of shares of the Company’s common stock upon net share settlement thereof or (b) by (x) set-off against the related Permitted Bond Hedge Transaction, (y) payment of an early termination amount thereof in common stock upon any early termination thereof and (z) payment of an early termination amount thereof in cash upon an early termination thereof; provided, that (i) immediately prior and after giving effect to any such payment, no Default or Event of Default shall exist or result therefrom and (ii) solely with respect to clause (10)(b)(z), the aggregate amount of such Restricted Payments does not exceed $50.0 million since the date of the indenture; and

(11)	so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount, taken together with all Restricted Payments made pursuant to this clause (11), not to exceed $25.0 million since the date of the indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of the Company whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $20.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities in an aggregate amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $350.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries since the date of the indenture to repay any term Indebtedness under a Credit Facility, or to repay any revolving credit Indebtedness under a Credit Facility, and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(2)	the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(3)	the incurrence by the Company and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the indenture and the exchange notes and the related Note Guarantees to be issued pursuant to the registration rights agreement;

(4)	the incurrence by the Company of the Convertible Notes;

(5)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (5), not to exceed $21.0 million at any time outstanding;

(6)

the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or (6) of this paragraph; provided that to the extent any Convertible Notes are renewed, refunded, refinanced, replaced, defeased or discharged with the proceeds of the notes offered hereby such portion of the Convertible Notes may not be renewed, refunded, refinanced, replaced, defeased or discharged pursuant to this clause (6);

(7)	the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, that any such Indebtedness shall be to the extent owed by the Company or any Guarantor, unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; provided, further, that if as of any date any Person other than the Company or any of its Restricted Subsidiaries or the lenders or administrative agent under the Credit Agreement owns or holds any such Indebtedness, such date shall be deemed the date of incurrence of Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

(8)	the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(b)	any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (8);

(9)	the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(10)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness owing under documentary or standby letters of credit for the purchase of goods or other merchandise generally;

(11)	(a) Indebtedness in respect of OECD accounts receivable financings with recourse against the Company or any of its Restricted Subsidiaries in an aggregate amount not to exceed $50.0 million at any time outstanding and (b) non-OECD accounts receivable financings with recourse against the Company or any of its Restricted Subsidiaries in an aggregate amount not to exceed $50.0 million at any time outstanding;

(12)	the Guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(13)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(14)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness owing under overdraft facilities in connection with cash management arrangements;

(15)	the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate amount (or accreted value, as applicable) at any time outstanding not to exceed the sum of (a) 65% of Eligible Inventory, plus (b) 65% of Permitted Advances on Purchases of Tobacco, plus (c) 85% of Eligible Receivables;

(16)	Guarantees by the Company or any Restricted Subsidiary which are incurred in the ordinary course of business in an aggregate amount not to exceed $250.0 million in the aggregate at any time outstanding; and

(17)	Guarantees by the Company or any Restricted Subsidiary which are incurred in the ordinary course of business for the purpose of carrying unsold tobacco inventories held against Confirmed Orders and other Guarantees by the Company or any Restricted Subsidiary incurred in the ordinary course of business with respect to Uncommitted Inventories in an aggregate amount not to exceed the amount of such Uncommitted Inventories.

The Company will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of being secured on junior priority basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (3) and (5) through (17) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. Convertible Notes outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (4) of the definition of Permitted Debt. Indebtedness incurred in respect of (i) Eligible Inventory, (ii) Permitted Advances on Purchase of Tobacco and (iii) Eligible Receivables outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (15) of the definition of Permitted Debt. The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Company as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

Liens

The Company will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness, Attributable Debt or trade payables upon any of their property or assets, now owned or hereafter acquired.

Limitation on Sale and Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1)	the Company or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Liens;”

(2)	the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors of the Company and set forth in an officers’ certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction;

(3)	the aggregate rent payable by the Company or that Restricted Subsidiary relating to such sale and leaseback transaction is not in excess of the Fair Market Value of the property leased pursuant to such sale and leaseback transaction; and

(4)	the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries (except for waiving or deferring in the ordinary course of business subrogation and reimbursement rights in connection with guarantee obligations permitted pursuant to the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”);

(2)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2)	the indenture, the notes and the Note Guarantees;

(3)	agreements governing other Indebtedness permitted to be incurred under the provisions of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that (a) the restrictions are ordinary and customary with respect to the type of Indebtedness being incurred and (b) such encumbrances or restrictions will not materially affect the Company’s ability to make payments of principal or interest on the notes, as determined at the time such Indebtedness is incurred in good faith by the senior management of the Company;

(4)	applicable law, rule, regulation or order;

(5)	any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(6)	customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(7)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(8)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

(12)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the notes is a corporation organized or existing under any such laws;

(2)	the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)	the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made: would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) have had a Fixed Charge Coverage Ratio greater than the actual Fixed Charge Coverage Ratio for the Company for such four-quarter period.

In addition, the Company will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries. Clauses (3) and (4) of the first paragraph of this covenant will not apply to (1) any merger or consolidation of the Company with or into one of its Restricted Subsidiaries for any purpose or (2) with or into an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any transaction or series of transactions with any officer, director, shareholder or Affiliate other than (1) transactions between the Company and any of its Restricted Subsidiaries in the ordinary course of business consistent with past practices as of the date of the indenture, (2) transactions on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder or Affiliate and (3) loans or advances to employees in the ordinary course of business not to exceed $5.0 million in the aggregate at any one time outstanding.

Business Activities

The Company will not, and will not permit any of its Restricted Subsidiaries to, engage directly or indirectly in any business other than the businesses engaged in by it and its Restricted Subsidiaries as of the date of the indenture and reasonable extensions thereof and businesses ancillary or complementary thereto.

Additional Note Guarantees

If the Company or any of its Restricted Subsidiaries acquires or creates a Material Domestic Restricted Subsidiary after the date of the indenture, then that newly acquired or created Material Domestic Restricted Subsidiary will become a Guarantor and (1) execute and deliver a supplemental indenture and supplemental Parity Lien Security Documents (including title insurance and surveys, if applicable) to the Collateral Trustee pursuant to which that Subsidiary will unconditionally guarantee all of the Company’s Obligations under the notes, the indenture and the Parity Lien Security Documents on the terms set forth in the indenture which will be secured by a Parity Lien on terms substantially similar to the other Guarantors, (2) deliver an opinion of counsel satisfactory to the trustee that, subject to customary assumptions and exclusions, such supplemental indenture is enforceable against such Subsidiary and has been duly executed and delivered by such Subsidiary and (3) deliver an opinion of counsel satisfactory to the Collateral Trustee that, subject to customary assumptions and exclusions, such Parity Lien Security Documents are enforceable against such Subsidiary and have been duly executed and delivered by such Subsidiary, in each case, within 20 business days of the date on which it was acquired or created.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Company will furnish to the holders of notes or cause the trustee to furnish to the holders of notes (or file with the SEC for public availability), within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants. In addition, the Company will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

If, at any time, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, the Company and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In the event that any direct or indirect parent of the Company fully and irrevocably Guarantees the Obligations under the notes, the indenture will permit the Company to satisfy its obligations under this covenant with respect to financial information of the Company by furnishing financial information relating to such direct or indirect parent; provided that the same is accompanied by consolidating financial information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Company and its Subsidiaries, on the one hand, and the information relating to the Company, the Guarantors and the other Subsidiaries of the Company on a standalone basis.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest (including Special Interest, if any) on the notes;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3)	failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,” or “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(4)	failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a)	is caused by a failure to pay at its Stated Maturity the principal of such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $40.0 million or more;

(6)	failure by the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $40.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7)	the occurrence of any of the following:

(a)	except as permitted by the indenture, any Parity Lien Security Document ceases for any reason to be fully enforceable; provided that it will not be an Event of Default under this clause (7)(a) if the sole result of the failure of one or more Parity Lien Security Documents to be fully enforceable is that any Parity Lien purported to be granted under such Parity Lien Security Documents on Collateral, individually or in the aggregate, having a Fair Market Value of not more than $10.0 million ceases to be an enforceable and perfected second-priority Lien, subject only to Permitted Prior Liens;

(b)	any Parity Lien purported to be granted under any Parity Lien Security Document on Collateral, individually or in the aggregate, having a Fair Market Value in excess of $10.0 million ceases to be an enforceable and perfected second-priority Lien, subject only to Permitted Prior Liens; or

(c)	the Company or any Guarantor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of the Company or any Guarantor set forth in or arising under any Parity Lien Security Document.

(8)	certain events of bankruptcy or insolvency described in the indenture with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest (including Special Interest) or premium, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest (including Special Interest, if any) when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest (including Special Interest) or premium, if any, on, or the principal of, the notes.

The Company is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the trustee a statement specifying such Default or Event of Default that remains uncured for five (5) days.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Note Documents, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments from the trust referred to below in respect of the principal of, or interest (including Special Interest) or premium, if any, on, such notes when such payments are due;

(2)	the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee under the indenture, and the Company’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, all Events of Default described under “—Events of Default and Remedies” (except those relating to payments on the notes or bankruptcy, receivership, rehabilitation or insolvency events) will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest (including Special Interest) and premium, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Company or any of the Guarantors is a party or by which the Company or any of the Guarantors is bound;

(6)	the Company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7)	the Company must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

The Collateral will be released from the Lien securing the notes, as provided under the caption “—Collateral Trust Agreement—Release of Liens in Respect of Notes,” upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions described above.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter or waive any of the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest (including Special Interest) or premium on, if any, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest (including Special Interest) or premium on, if any, the notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9)	make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of the indenture or any Parity Lien Security Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the notes will require the consent of the holders of at least 66 2/3% in aggregate principal amount of the notes then outstanding.

Notwithstanding the preceding, without the consent of any holder of notes, the Company, the Guarantors, the registrar and paying agent and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption or Guarantee of the Company’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, as applicable;

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6)	to conform the text of the indenture, the Parity Lien Security Documents, the Note Guarantees or the notes to the terms thereof contained in this “Description of Notes” when authorized by a resolution of the Board of Directors of the Company and upon a request to the trustee set forth in an officers’ certificate to that effect;

(7)	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture;

(8)	to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the notes;

(9)	to make, complete or confirm any grant of Collateral permitted or required by the indenture or any of the Parity Lien Security Documents or any release of Collateral that becomes effective as set forth in the indenture or any of the Parity Lien Security Documents; or

(10)	to enter into additional or supplemental Parity Lien Security Documents and to add any Parity Lien Obligation to the Parity Lien Security Documents and the Intercreditor Agreement on the terms set forth herein.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest (including Special Interest, if any) to the date of maturity or redemption;

(2)	in respect of clause 1(b), no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);

(3)	the Company or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)	the Company has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

The Collateral will be released from the Lien securing the notes, as provided under the caption “—Collateral Trust Agreement—Release of Liens in Respect of Notes,” upon a satisfaction and discharge in accordance with the provisions described above.

Concerning the Trustee

If the trustee becomes a creditor of the Company or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

You may obtain a copy of the indenture, the registration rights agreement, the collateral trust agreement and the Parity Lien Security Documents without charge by writing to Alliance One International, Inc., 8001 Aerial Center Parkway, P.O. Box 2009, Morrisville, North Carolina 27560-2009, Attention: Investor Relations.

Book-Entry, Delivery and Form

The new notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof (the “New Global Notes”). The old notes were offered and sold to qualified institutional buyers in reliance on Rule 144A (“Rule 144A Notes”) and in offshore transactions in reliance on Regulation S (“Regulation S Notes”). Rule 144A Notes not exchanged for new notes in the exchange offer will represented by one or more notes in registered, global form without interest coupons (collectively, the “Rule 144A Global Notes”). Regulation S Notes not exchanged for new notes in the exchange offer will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Regulation S Global Notes” and, together with the New Global Notes, the Rule 144A Global Notes, the “Global Notes”). The New Global Notes will be deposited upon issuance with the registrar as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the New Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the New Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest (including Special Interest, if any) and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Company and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee, any agent or the Company. Neither the Company nor the trustee nor any agent will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and the Company, the trustee and any agent may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions applicable to the Rule 144A Global Notes and the Regulation S Global Notes, transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the New Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)	DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depositary;

(2)	the Company, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and, if the Global Notes are Rule 144A Global Notes or Regulation S Global Notes, will bear the applicable restrictive legend, unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes that bear a restrictive legend may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same Day Settlement and Payment

The Company will make payments in respect of the notes represented by the Global Notes including principal, premium, if any, and interest (including Special Interest, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Company will make all payments of principal, interest (including Special Interest, if any) and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Act of Required Secured Parties” means, as to any matter at any time, a direction in writing delivered to the Collateral Trustee by or with the written consent of the holders of (or the Parity Lien Representatives representing the holders of) Parity Lien Debt representing the Required Parity Lien Debtholders.

For purposes of this definition, (a) Parity Lien Debt registered in the name of, or beneficially owned by, the Company or any Affiliate of the Company will be deemed not to be outstanding, and neither the Company nor any Affiliate of the Company will be entitled to vote such Parity Lien Debt and (b) votes will be determined in accordance with the provisions described above under the caption “—Collateral Trust Agreement—Voting.”

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Affiliate Securities” means all “securities” of any of the Company’s “affiliates” (as the terms “securities” and “affiliates” are used in Rule 3-16 of Regulation S-X under the Securities Act of 1933, as amended, and any successor rule) including any securities described above under the caption “—Collateral Trust Agreement—Release of Liens in Respect of Affiliate Securities.”

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the note; or

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the note at July 15, 2017, (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the note through July 15, 2017, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of the note.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights by the Company or any of the Company’s Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any of the Company’s Restricted Subsidiaries of Equity Interests in any of the Company’s Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $20.0 million;

(2)	a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(4)	the sale, lease or other transfer of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out, obsolete, surplus, redundant or excess property or assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Restricted Subsidiaries taken as whole);

(5)	(a) the sale of accounts receivable permitted pursuant to clause (11) of the definition of Permitted Debt and (b) the sale of accounts receivable arising from sales of tobacco, which accounts receivable are sold pursuant to a factoring arrangement without recourse;

(6)	any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(7)	the granting of Liens not prohibited by the covenant described above under the caption “—Liens;”

(8)	the sale or other disposition of cash or Cash Equivalents;

(9)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(10)	Specified Sales; and

(11)	the sale, lease or other transfer of property or assets (a) to an unrelated party not in the ordinary course of business (other than Specified Sales), where and to the extent that they are the result of a Recovery Event or (b) the sale, lease or other transfer of machinery, parts and equipment no longer used or useful in the conduct of business of the Company or any of its Restricted Subsidiaries, as appropriate, in its reasonable discretion.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Bank Product Obligations” means, all obligations and liabilities (whether direct or indirect, absolute or contingent, due or to become due or now existing or hereafter incurred) of the Company or any Restricted Subsidiary, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise, which may arise under, out of, or in connection with any treasury, investment, depository, clearing house, wire transfer, cash management or automated clearing house transfers of funds services or any related services, to any person.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Blocked Account” means the segregated account created under the Credit Agreement to which certain net proceeds of the offering of the notes are required to be deposited pursuant to the Credit Agreement.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars, UK pounds sterling, Euro, Japanese Yen, Hong Kong dollar and Chinese Renminbi;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act));

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares;

(4)	the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.

“Collateral” has the meaning assigned to that term above under the caption “—Security.”

“Collateral Trustee” means Law Debenture Trust Company of New York, in its capacity as Collateral Trustee under the collateral trust agreement, together with its successors in such capacity.

“Confirmed Order” means an order or other indication of interest, in accordance with industry standards, by a customer not an Affiliate of the Company or any of its Restricted Subsidiaries which has been accepted in the ordinary course of business by representatives of the Company or any of its Restricted Subsidiaries.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale or any other disposition of assets not constituting an Asset Sale for such period, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)	any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus

(5)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; minus

(6)	any foreign currency translation gains (including gains related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such gains were taken into account in computing such Consolidated Net Income; minus

(7)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (loss) of any Unrestricted Subsidiary of such Person), determined in accordance with GAAP and without any reduction in respect of preferred stock dividends, plus, to the extent deducted in determining such net income (or net loss), the Transaction Costs; provided that:

(1)	all extraordinary gains (but not losses) and all gains (but not losses) realized in connection with any Asset Sale or any other disposition of assets not constituting an Asset Sale or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain, will be excluded;

(2)	the net income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(3)	solely for the purpose of determining the amount available for Restricted Payments under clause (c)(1) of the first paragraph of “—Certain Covenants—Restricted Payments,” the net income (but not loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(4)	the cumulative effect of a change in accounting principles will be excluded; and

(5)	non-cash gains and losses attributable to movement in the mark-to-market valuation of Hedging Obligations (including the application of FASB ASC Topic 815) will be excluded.

“Consolidated Net Worth” means, with respect to any specified Person as of any date, the sum of:

(1)	the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

(2)

the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (a) all write-ups subsequent to the date of the indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person (other than purchase accounting adjustments made, in connection with any acquisition of any entity that becomes a consolidated Subsidiary of such Person after the date of the indenture, to the book value of the assets of such entity), (b) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (c) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined on a consolidated basis in accordance with GAAP.

“Consolidated Secured Leverage Ratio” means with respect to any specified Person as of any date, the ratio of the (1) Consolidated Total Indebtedness of such Person that is secured by a Lien as of such date to (2) Consolidated EBITDA of such Person for the most recently ended period of four full consecutive fiscal quarters for which internal financial statements are available immediately preceding the date of determination, with such adjustments to the amount of Consolidated Total Indebtedness and Consolidated EBITDA as are consistent with the adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Tangible Net Worth” means, with respect to any Person as of any date, the sum of (1) Consolidated Net Worth, minus (2) the amount of such Person’s intangible assets at such date, including, without limitation, goodwill (whether representing the excess of cost over book value of assets acquired or otherwise), capitalized expenses, patents, trademarks, trade names, copyrights, franchises, licenses and deferred charges (such as, without limitation, unamortized costs and costs of research and development), all determined for such Person on a consolidated basis in accordance with GAAP.

“Consolidated Total Indebtedness” means, as of any date of determination, the aggregate principal amount of Indebtedness of such Person and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis, to the extent required to be recorded on a balance sheet in accordance with GAAP, consisting of Indebtedness for borrowed money, Capital Lease Obligations and debt obligations evidenced by promissory notes or similar instruments.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1)	was a member of such Board of Directors on the date of the indenture; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Convertible Notes” means the aggregate principal amount of the Company’s Convertible Senior Subordinated Notes due 2014, issued by the Company pursuant to the Convertible Notes Indenture, outstanding on the date of the indenture, until such amounts are repaid.

“Convertible Notes Indenture” means the indenture relating to the Convertible Notes, dated as of July 2, 2009, among the Company, the guarantors thereto, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as registrar, paying agent and conversion agent, as in effect on the date of the indenture, and as thereafter amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, to be dated the date of the indenture, among the Company, Intabex Netherlands B.V., the guarantors party thereto, the lenders from time to time parties thereto, and Deutsche Bank Trust Company Americas, as Administrative Agent, providing for up to approximately $303.9 million of revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Facilities” means, one or more debt facilities (including, without limitation, any Credit Agreement), indentures or commercial paper facilities, in each case, with banks or other institutional lenders, accredited investors or institutional investors providing for revolving credit loans, term loans, term debt, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, extended, increased, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Deemed Capitalized Leases” means obligations of the Company or any Restricted Subsidiary of the Company that are classified as “capital lease obligations” under GAAP due to the application of FASB ASC Topic 840 or any subsequent pronouncement having similar effect and, except for such regulation or pronouncement, such obligation would not constitute a Capital Lease Obligation.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

“Eligible Inventory” means, as of any date, all inventory of the Company and any of its Restricted Subsidiaries, wherever located, valued in accordance with GAAP and shown on the balance sheet of the Company for the quarterly period most recently ended prior to such date for which financial statements of the Company are available.

“Eligible Receivables” means, as of any date, all accounts receivable of the Company and any of its Subsidiaries arising out of the sale of inventory in the ordinary course of business, valued in accordance with GAAP and shown on the balance sheet of the Company for the quarterly period most recently ended prior to such date for which financial statements of the Company are available.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock); provided that no Indebtedness of the Company shall constitute an Equity Interest by virtue of being convertible into Capital Stock.

“Equity Offering” means a public or private sale either (1) of Equity Interests of the Company by the Company (other than Disqualified Stock and other than to a Subsidiary of the Company) or (2) of Equity Interests of a direct or indirect parent entity of the Company (other than to the Company or a Subsidiary of the Company) to the extent that the net proceeds therefrom are contributed to the common equity capital of the Company.

“Existing Indebtedness” means all Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement, the Existing Senior Notes 2016 and the Convertible Notes) in existence on the date of the indenture, until such amounts are repaid.

“Existing Senior Indenture 2016” means that certain indenture, dated as of July 2, 2009, by and among the Company, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as registrar and paying agent, with respect to the Existing Senior Notes 2016, as supplemented, amended, restated, extended, renewed, replaced or otherwise modified from time to time prior to the date of the indenture.

“Existing Senior Notes 2016” means the 10% Senior Notes due 2016, issued by the Company pursuant to the Existing Senior Indenture 2016, as such Existing Senior Notes 2016 may be supplemented, amended, restated, extended, renewed, replaced or otherwise modified from time to time prior to the date of the indenture.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in the indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings, borrowings under Seasonal Subsidiary Debt and Guarantees of Grower Indebtedness) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (in accordance with Regulation S-X under the Securities Act) to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (in accordance with Regulation S-X under the Securities Act, but giving effect to Pro Forma Cost Savings) as if they had occurred on the first day of the four-quarter reference period;

(2)	the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense (other than interest expense in respect of letters of credit) of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; minus

(5)	to the extent added in consolidated interest expense in clause (3) above, contingent obligations so long as such obligations remain contingent; minus

(6)	the interest income of such Person and its Restricted Subsidiaries for such period.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary.

“Funded Debt” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money or advances; or

(2)	evidenced by loan agreements, bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof).

For the avoidance of doubt, “Funded Debt” shall not include Hedging Obligations or Bank Product Obligations.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Grower Indebtedness” means indebtedness incurred by tobacco farmers that supply tobacco to the Company or any of its Restricted Subsidiaries for the purpose of financing the growing of tobacco crop.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means any Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedge Agreement” means, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement, or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements, or other interest or exchange rate or commodity price hedging agreements. Notwithstanding the foregoing, the term “Hedge Agreement” shall not include any Permitted Bond Hedge Transactions or any other hedging agreements (or substantively equivalent derivative transactions) with respect to the Company’s Equity Interests.

“Hedge Provider” means the counterparty to the Company or any Affiliate of the Company under any Hedge Agreement.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under any Hedge Agreement.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by or issued in exchange for bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)	representing any Hedging Obligations or other Bank Product Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP, but excluding Deemed Capitalized Leases. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of FASB ASC Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Insolvency or Liquidation Proceeding” means:

(1)	any voluntary or involuntary case commenced by or against the Company or any Guarantor under the Bankruptcy Code or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization, receivership, liquidation or adjustment or marshaling of the assets or liabilities of the Company or any Guarantor, any receivership or assignment for the benefit of creditors relating to the Company or any Guarantor or any similar case or proceeding relative to the Company or any Guarantor or its creditors, as such, in each case whether or not voluntary;

(2)	any liquidation, dissolution, marshaling of assets or liabilities or other winding up of or relating to the Company or any Guarantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3)	any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any Guarantor are determined and any payment or distribution is or may be made on account of such claims.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Joint Venture” means a single-purpose corporation, partnership or other legal arrangement hereafter formed by the Company or any of its Restricted Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person through a separate legal entity.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Lien Sharing and Priority Confirmation” means, as to any Series of Parity Lien Debt, the written agreement of the holders of such Series of Parity Lien Debt, as set forth in the indenture, credit agreement or other agreement governing such Series of Parity Lien Debt, for the enforceable benefit of all holders of each existing and future Series of Parity Lien Debt:

(1)	that all Parity Lien Obligations will be and are secured equally and ratably by all Parity Liens at any time granted by the Company or any Guarantor to secure any Obligations in respect of such Series of Parity Lien Debt, whether or not upon property otherwise constituting collateral for such Series of Parity Lien Debt, and that all such Parity Liens will be enforceable by the Collateral Trustee for the benefit of all Parity Lien Secured Parties equally and ratably; provided, however, that notwithstanding the foregoing, this provision will not be violated with respect to any particular Collateral and any particular Series of Parity Lien Debt if the Parity Lien Documents in respect thereof prohibit the applicable Parity Lien Representative from accepting the benefit of a Lien on any particular asset or property or such Parity Lien Representative otherwise expressly declines in writing to accept the benefit of a Lien on such asset or property;

(2)	that the holders of Obligations in respect of such Series of Parity Lien Debt are bound by the provisions of the collateral trust agreement, including the provisions relating to the ranking of Parity Liens and the order of application of proceeds from the enforcement of Parity Liens; and

(3)	consenting to and directing the Collateral Trustee to perform its obligations under the collateral trust agreement and the other Parity Lien Security Documents.

“Material Domestic Restricted Subsidiary” means any Wholly-Owned Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company, which would constitute a Significant Subsidiary, except that for purposes of this definition all references therein to 10.0% shall be deemed to be references to 5.0%.

“Material Foreign Subsidiary” means any Foreign Subsidiary of the Company that would constitute a Significant Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP.

“Note Documents” means the indenture, the notes and the Parity Lien Security Documents securing the Obligations in respect thereof.

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s Obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the applicable Secured Debt Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the documentation governing any Secured Obligations.

“OECD” means the Organization for Economic Cooperation and Development and any successor thereto.

“Parity Lien” means a Lien granted, or purported to be granted, by a Parity Lien Security Document to the Collateral Trustee, at any time, upon any property of the Company or any Guarantor to secure Parity Lien Obligations.

“Parity Lien Cap” means the maximum amount of Parity Lien Debt that may be incurred by the Company such that, after giving pro forma effect to such incurrence and the application of the net proceeds therefrom, the Consolidated Secured Leverage Ratio for the period for the most recently ended four full consecutive fiscal quarters for which internal financial statements are available immediately preceding the date of such incurrence would not exceed 4.5 to 1.0.

“Parity Lien Debt” means:

(1)	the notes issued on the date of the indenture (including any related exchange notes); and

(2)	any other Funded Debt (including additional notes, and letter of credit and reimbursement Obligations with respect thereto) that is secured by a Parity Lien and that was permitted to be incurred and permitted to be so secured under each applicable Secured Debt Document;

provided, in the case of any Funded Debt referred to in clause (2) of this definition, that:

(a)	on or before the date on which such Funded Debt is incurred by the Company or by a Restricted Subsidiary, such Funded Debt is designated by the Company, in an officers’ certificate in the form required under the collateral trust agreement delivered to each Parity Lien Representative and the Collateral Trustee, as “Parity Lien Debt” for the purposes of the indenture and the collateral trust agreement; provided, that no Funded Debt may be designated as both Parity Lien Debt and Priority Lien Debt;

(b)	unless such Funded Debt is issued under an existing Parity Lien Document for any Series of Parity Lien Debt whose Parity Lien Representative is already party to the collateral trust agreement, the Parity Lien Representative for such Funded Debt executes and delivers a joinder in the form required under the collateral trust agreement; and

(c)	all other requirements set forth in the collateral trust agreement as to the confirmation, grant or perfection of the Collateral Trustee’s Liens to secure such Funded Debt in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if the Company delivers to the Collateral Trustee an officers’ certificate in the form required under the collateral trust agreement stating that such requirements and other provisions have been satisfied and that such Funded Debt is “Parity Lien Debt”).

“Parity Lien Documents” means, collectively, the Note Documents and any other indenture, credit agreement or other agreement pursuant to which any Parity Lien Debt is incurred and the Parity Lien Security Documents.

“Parity Lien Obligations” means Parity Lien Debt and all other Obligations in respect thereof including, without limitation interest and premium (if any), and all guarantees of any of the foregoing.

“Parity Lien Representative” means:

(1)	in the case of the notes, the trustee; and

(2)	in the case of any other Series of Parity Debt, the trustee, agent or representative of the holders of such Series of Parity Lien Debt who maintains the transfer register for such Series of Parity Lien Debt and (a) is appointed as a Parity Lien Representative (for purposes related to the administration of the Security Documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Parity Lien Debt, together with its successors in such capacity, and (b) has become a party to the collateral trust agreement by executing a joinder in the form required under the collateral trust agreement.

“Parity Lien Secured Parties” means the holders of Parity Lien Obligations and each Parity Lien Representative.

“Parity Lien Security Documents” means all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral trust or agency agreements, intercreditor agreements, control agreements, Lien Sharing and Priority Confirmations or other grants or transfers for security executed and delivered by the Company or any Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Trustee, for the benefit of any of the Parity Lien Secured Parties, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and described above under the caption “—Collateral Trust Agreement—Amendment of Security Documents.”

“Permitted Advances on Purchases of Tobacco” means advances of cash or crop-related materials made by the Company or any or its Restricted Subsidiaries to growers and other suppliers of tobacco (including Affiliates) and tobacco growers’ cooperatives in the ordinary course of business to finance the growing or processing of tobacco only to the extent that the aggregate principal amount of such advances outstanding at any time to any Person and such Person’s Affiliates does not exceed 30% of the Consolidated Tangible Net Worth of the Company for the most recently ended fiscal quarter for which internal financial statements are available.

“Permitted Bond Hedge Transaction” means any purchase or unwinding by the Company of a call or capped call option (or substantively equivalent derivative transaction) on the Company’s common stock in connection with the Convertible Notes.

“Permitted Business” means any business that is the same as, or reasonably related, ancillary or complementary to, any of the businesses in which the Company and its Restricted Subsidiaries are engaged on the date of the indenture.

“Permitted Investments” means:

(1)	any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Company; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)	any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes;

(7)	Investments represented by Hedging Obligations;

(8)	loans or advances to employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

(9)	loans and advances to growers and other suppliers of tobacco (including Affiliates) in the ordinary course of its business in an aggregate outstanding principal amount consistent with past practice of the Company and Intabex Netherlands B.V.;

(10)	repurchases of the notes;

(11)	any guarantee and any guarantee of Indebtedness permitted to be incurred by the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(12)	any Investment existing on, or made pursuant to binding commitments existing on, the date of the indenture and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the date of the indenture; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the date of the indenture or (b) as otherwise permitted under the indenture;

(13)	Investments acquired after the date of the indenture as a result of the acquisition by the Company or any Restricted Subsidiary of the Company of another Person, including by way of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” after the date of the indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(14)	Investments made in the ordinary course of such Person’s business in export notes, trade credit assignments, bankers’ acceptances, guarantees and instruments of a similar nature issued in connection with the financing of international trading transactions by:

(a)	any commercial bank or trust company (or any Affiliate thereof) organized under the laws of the United States of America, any state thereof, or the District of Columbia having capital and surplus in excess of $100.0 million; or

(b)	any international bank organized under the laws of any country which is a member of the OECD or a political subdivision of any such country, and having a combined capital and surplus in excess of $100.0 million; and

(15)

any Investment for consideration consisting of cash or Cash Equivalents, common stock of the Company (valued at the market value thereof as the date of the issuance thereof), other securities or properties of the Company or any of its Restricted Subsidiaries (valued in good faith by the Board of

Directors of the Company), the assumption of any Indebtedness (valued at the principal amount thereof), any other consideration (valued in good faith by the Board of Directors of the Company) or any combination of the foregoing; provided that (a) the aggregate value of all such consideration for all Investments of the Company and any of its Restricted Subsidiaries made during any fiscal year, when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding, shall not exceed 12.5% of Consolidated Tangible Net Worth as at the end of the previous fiscal year, (b) no Default or Event of Default shall exist immediately before or after giving effect to such Investment on a pro forma basis and (c) the Company would, at the time of such Investment, if the aggregate amount of the Investment (including cash and non-cash amounts) is in excess of $20.0 million, and after giving pro forma effect thereto as if such Investment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Permitted Liens” means:

(1)	Priority Liens held by any Priority Lien Representative securing Priority Lien Debt that was permitted by the terms of the indenture to be incurred pursuant to clause (1) of the definition of Permitted Debt and/or securing Hedging Obligations and/or securing Banking Product Obligations;

(2)	Parity Liens held by the Collateral Trustee securing (a) Parity Lien Debt in an aggregate principal amount (as of the date of incurrence of any Parity Lien Debt and after giving pro forma effect to the application of the net proceeds therefrom), not exceeding the Parity Lien Cap and all other Parity Lien Obligations related thereto and (b) any Permitted Refinancing Indebtedness of the Convertible Notes permitted to be incurred under the indenture so long as such Permitted Refinancing Indebtedness is Parity Lien Debt;

(3)	Liens in favor of the Company or any of its Restricted Subsidiaries;

(4)	Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company;

(5)	any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Company or any of its Restricted Subsidiaries and not created in contemplation of such event;

(6)	any Lien existing on any asset prior to the acquisition thereof by the Company or any of its Restricted Subsidiaries and not created in contemplation of such event;

(7)	Liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of Indebtedness), statutory obligations, and other obligations of like nature, incurred as an incident to and in the ordinary course of business;

(8)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (5) of the definition of Permitted Debt covering only the assets acquired with or financed by such Indebtedness;

(9)	Liens existing on the date of the indenture (other than Liens on assets of Foreign Subsidiaries securing foreign lines of credit of such Foreign Subsidiaries and Liens securing Indebtedness and other obligations incurred pursuant to clause (1) of the definition of Permitted Debt);

(10)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(11)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(12)	zoning restrictions, easements, licenses, reservations, covenants, conditions, waivers, restrictions on the use of property or other minor encumbrances or irregularities of title which do not materially impair the use of any material property in the operation of the business of the Company or any of its Restricted Subsidiaries or the value of such property for the purpose of such businesses or which are being contested in good faith by appropriate proceedings;

(13)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a)	the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof);

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(c)	the new Lien is not senior in priority to the Lien it is replacing; and

(d)	the original Lien was not incurred under clause (1), (21) or (22) of this definition of “Permitted Liens”;

(14)	Liens (not securing Indebtedness) which are incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance, old-age pensions, social security and public liability laws and similar legislation;

(15)	attachment, judgment or similar Liens arising in connection with court proceedings; provided, that the execution or other enforcement of such Liens with respect to judgments or decrees involving in the aggregate a liability of $40.0 million or more is effectively stayed, the claims secured thereby are being actively contested in good faith by appropriate proceedings and the Company or any of its Restricted Subsidiaries, as the case may be, shall have set aside on its books, if required by GAAP, appropriate reserves for such Liens;

(16)	Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(17)	Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(18)	any Lien securing any obligations and liabilities arising under or in connection with any cash management arrangements entered into prior to, on or after the date of the indenture, including, without limitation, any netting or set-off system for the calculation of interest with respect to debit balances and credit balances under such arrangements; provided that the assets subject to any such Lien shall be limited to the assets held from time to time at the financial institution providing such cash management arrangements;

(19)	Liens arising in the ordinary course of business solely with respect to cash and Cash Equivalents in favor of a creditor depositary institution solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with such creditor depository institution, provided that such deposit account is not intended by the Company or any of its Restricted Subsidiaries, as the case may be, to provide collateral to the depository institution;

(20)	Liens securing Attributable Debt of the Company incurred pursuant to the covenant described under the caption “—Certain Covenants—Limitation on Sale and Leaseback Transactions;” provided that such Lien does not extend to or cover any property other than the property sold and leased back pursuant to such sale and leaseback transaction;

(21)	Liens not otherwise permitted under the covenant described under the caption “—Certain Covenants—Liens” with respect to obligations that do not exceed $10.0 million at any one time outstanding;

(22)	any Lien on the assets of a Foreign Subsidiary securing foreign lines of credit of the Foreign Subsidiaries that was permitted by the terms of the indenture to be incurred pursuant to clause (15) of the definition of Permitted Debt;

(23)	(a) leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business which do not (i) interfere in any material respect with the business of the Company or any of its Restricted Subsidiaries or (ii) secure any Indebtedness for borrowed money or (b) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Company or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(24)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business not prohibited by this indenture to the extent such Liens do not attach to any assets other than the goods subject to such arrangements and are not intended as security for financing transaction; and

(25)	any Lien on accounts receivable arising from transactions permitted by the terms of the indenture to be incurred pursuant to clause (11) of the definition of Permitted Debt.

“Permitted Prior Lien” means any Lien that has priority over the Lien of the Collateral Trustee for the benefit of the Parity Lien Secured Parties which Lien was permitted under each Parity Lien Document.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity that is (a) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (b) more than 90 days after the final maturity date of the notes;

(3)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; provided that the provisions of this clause (3) will not apply to any Permitted Refinancing Indebtedness of the Convertible Notes; and

(4)	such Indebtedness is incurred either by the Company or by the Restricted Subsidiary of the Company that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Permitted Warrant Transaction” means any sale by the Company of a call option or warrant (or substantively equivalent derivative transaction) on the Company’s common stock substantially concurrently with any purchase of a Permitted Bond Hedge Transaction, provided that the purchase price for the Permitted Bond Hedge Transaction, less the proceeds from the sale of the Permitted Warrant Transaction, does not exceed the net proceeds from the Convertible Notes.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Priority Lien” means all Liens that secure the Priority Lien Obligations.

“Priority Lien Agent” means Deutsche Bank Trust Company Americas and any successor or assign thereof in such capacity under the Credit Agreement, or if there is no Credit Agreement, the “Priority Lien Agent” designated pursuant to the terms of the Priority Lien Debt.

“Priority Lien Debt” means:

(1)	any Funded Debt now or hereafter incurred under the Credit Agreement (including letters of credit and reimbursement obligations with respect thereto) that was permitted to be incurred and secured under each applicable Secured Debt Document (or as to which the lenders under the Credit Agreement or their Priority Lien Representative obtained an officers’ certificate at the time of incurrence (or with respect to any revolving credit obligations, as of the time of commitment) to the effect that such Funded Debt was permitted to be incurred and secured by all applicable Secured Debt Documents); and

(2)	any other Funded Debt (including, without limitation (x) Funded Debt incurred under any replacement Credit Agreement and (y) borrowings under any other Credit Facility) that is secured by a Priority Lien and that was permitted to be incurred and secured under each applicable Secured Debt Document; provided, in the case of any Funded Debt referred to in this clause (2), that:

(a)	on or before the date on which such Funded Debt is incurred by the Company or a Restricted Subsidiary, such Funded Debt is designated by the Company, in an officers’ certificate delivered to each Priority Lien Representative and the Collateral Trustee, as “Priority Lien Debt” for the purposes of the Secured Debt Documents; provided, that no Funded Debt may be designated as both Parity Lien Debt and Priority Lien Debt;

(b)	all other requirements set forth in the Intercreditor Agreement as to the confirmation, grant or perfection of the Priority Lien Agent’s Lien to secure such Funded Debt in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (b) will be conclusively established if the Company delivers to the Priority Lien Agent an officers’ certificate stating that such requirements and other provisions have been satisfied and that such Funded Debt is “Priority Lien Debt”).

For the avoidance of doubt, Hedging Obligations and Bank Product Obligations do not constitute Priority Lien Debt but may constitute Priority Lien Obligations. Notwithstanding anything to the contrary, Priority Lien Debt only includes Funded Debt that was permitted by the terms of the indenture to be incurred pursuant to clause (1) of the definition of Permitted Debt.

“Priority Lien Documents” means the Credit Agreement and any other indenture, credit agreement or other agreement pursuant to which any Priority Lien Debt is incurred and the guaranty and security documents applicable to the Priority Lien Obligations.

“Priority Lien Obligations” means the Priority Lien Debt and all other Obligations in respect of Priority Lien Debt, including without limitation any post-petition interest whether or not allowable, together with all Hedging Obligations and Bank Product Obligations and all guarantees of any of the foregoing.

“Priority Lien Representative” means (1) in the case of the Credit Agreement, the Priority Lien Agent and (2) in the case of any other Series of Priority Lien Debt, the trustee, agent or representative of the holders of such Series of Priority Lien Debt who maintains the transfer register for such Series of Priority Lien Debt and is appointed as a representative of the Priority Lien Debt (for purposes related to the administration of the Security Documents) pursuant to the credit agreement or other agreement governing such Series of Priority Lien Debt, and who has delivered a joinder to the intercreditor agreement in the form required under the intercreditor agreement.

“Pro Forma Cost Savings” means, with respect to any four-quarter period, the reduction in net costs and expenses that:

(1)	were directly attributable to an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action that occurred during the four-quarter period or after the end of the four-quarter period and on or prior to the Calculation Date, and that would properly be reflected in a pro forma income statement prepared in accordance with Regulation S-X under the Securities Act;

(2)	were actually implemented prior to the Calculation Date, in connection with or as a result of an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action and that are supportable and quantifiable by the underlying accounting records; or

(3)	relate to an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action and that are reasonably expected to be realized within 12 months of the date of the closing of the acquisition, Investment, disposition, merger, consolidation or discontinued operation or specified action.

“Qualifying Equity Interests” means Equity Interests of the Company other than Disqualified Stock.

“Recovery Event” means the receipt by the Company or any of its Restricted Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.

“Required Parity Lien Debtholders” means, at any time, the holders of more than 50% of the sum of:

(1)	the aggregate outstanding principal amount of Parity Lien Debt (including outstanding letters of credit whether or not then available or drawn); and

(2)	other than in connection with the exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Parity Lien Debt.

For purposes of this definition, (a) Parity Lien Debt registered in the name of, or beneficially owned by, the Company or any Affiliate of the Company will be deemed not to be outstanding, and neither the Company nor any Affiliate of the Company will be entitled to vote any of the Parity Lien Debt and (b) votes will be determined in accordance with the provisions described above under the caption “—Collateral Trust Agreement—Voting.”

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Seasonal Subsidiary Debt” means seasonal Indebtedness (under bank facilities) incurred by the Company’s Restricted Subsidiaries and having maturities of no more than one year.

“Secured Debt Documents” means the Parity Lien Documents and the Priority Lien Documents.

“Secured Obligations” means Parity Lien Obligations and Priority Lien Obligations.

“Series of Parity Lien Debt” means, severally, the notes and each other issue or series of Parity Lien Debt for which a single transfer register is maintained.

“Series of Priority Lien Debt” means, severally, Funded Debt under the Credit Agreement and each other issue or series of Priority Lien Debt for which a single transfer register is maintained.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Special Interest” has the meaning assigned to that term pursuant to the registration rights agreement.

“Specified Sales” means (1) the sale, transfer, lease or other disposition of inventory and materials in the ordinary course of business and (2) the conversion of cash into Cash Equivalents or Cash Equivalents into cash.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Swap Transactions” means any and all such transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any Hedge Agreement.

“Transaction Costs” means the costs, fees, expenses and premiums associated with the Transactions.

“Transactions” means the refinancing transactions contemplated in the offering memorandum of Alliance One International, Inc. dated July 26, 2013 related to the offering of the Old Notes.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to July 15, 2017; provided, however, that if the period from the redemption date to July 15, 2017, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Uncommitted Inventories” means tobacco inventories for which the Company or any of its Restricted Subsidiaries has not received a Confirmed Order, which such inventories are reflected on the books and records of the Company or any of its Restricted Subsidiaries as uncommitted inventories in accordance with GAAP.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(2)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(3)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following general discussion is a summary of certain United States federal income tax considerations relevant to the exchange of old notes for new notes, but does not purport to be a complete analysis of all potential tax effects. This discussion is based upon the Internal Revenue Code of 1986, as amended, regulations of the Treasury Department, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). This discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.

The exchange of old notes for new notes should not be a taxable exchange. As a result:

•	you should not recognize taxable gain or loss when you receive new notes in exchange for old notes;

•	your holding period for the new notes should include your holding period for the old notes; and

•	your basis in the new notes should equal your basis in the old notes.

If you are considering exchanging your old notes for new notes, you should consult your own tax advisor concerning the tax consequences of the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker or dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of such new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the legality of the new notes offered hereby will be passed upon for Alliance One by Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated by reference in this prospectus by reference from Alliance One International, Inc.’s Annual Report on Form 10-K for the year ended March 31, 2013, and the effectiveness of Alliance One International Inc.’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC. You can inspect and copy reports and other information filed by us at the public reference facilities maintained by the Securities and Exchange Commission at Headquarters Office, 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for information regarding the operations of its Public Reference Room. The SEC also maintains a World Wide Web site at http://www.sec.gov that contains reports and information statements and other information regarding registrants (including us) that file electronically.

Under the terms of the indenture, we have agreed that, whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, we will furnish to the trustee and the holders of the notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes our and our consolidated subsidiaries’ financial condition and results of operations and, with respect to the annual information only, a report thereon by our independent registered public accounting firm and (ii) all current reports that would be required to be filed with the SEC on Form 8-K. In addition, we have agreed that, for so long as any old notes remain outstanding, we will furnish to the holders thereof and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

ALLIANCE ONE INTERNATIONAL, INC.

Offer to Exchange All Outstanding

$735,000,000 9.875% Senior Secured Second Lien Notes due 2021

for

$735,000,000 9.875% Senior Secured Second Lien Notes due 2021

which have been registered under the Securities Act

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The Virginia Stock Corporation Act (the “VSCA”) permits, and the Company’s amended and restated articles of incorporation provide for, the indemnification of the Company’s directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act. Under sections 13.1-697 and 13.1-702 of the VSCA, a Virginia corporation generally is authorized to indemnify its directors and officers in civil and criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The Company’s amended and restated articles of incorporation require indemnification of directors and officers with respect to certain liabilities and expenses imposed upon them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. The Company has obtained insurance on behalf of its directors, officers, employees or agents that may cover liabilities under the Securities Act. In addition, the VSCA and the Company’s amended and restated articles of incorporation eliminate the liability for monetary damages of a director or officer in a shareholder or derivative proceeding. This elimination of liability will not apply in the event of willful misconduct or a knowing violation of criminal law or any federal or state securities law. Sections 13.1-692.1 and 13.1-696 through 704 of the VSCA are incorporated into this paragraph by reference.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Description

4.1	Indenture dated as of August 1, 2013 among Alliance One International, Inc., Law Debenture Trust Company of New York, as trustee, Law Debenture Trust Company of New York, as collateral trustee, and Deutsche Bank Trust Company Americas, as registrar and paying agent (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed August 1, 2013 (File No. 001-13684))

4.2	Registration Rights Agreement dated as of August 1, 2013 between Alliance One International, Inc. and Deutsche Bank Securities Inc., as representative of the initial purchasers (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed August 1, 2013 (File No. 001-13684))

4.3	Intercreditor Agreement, dated as of August 1, 2013, among Alliance One International, Inc., the other Grantors party thereto, Deutsche Bank Trust Company Americas, as Senior Representative for the Credit Agreement Secured Parties, Law Debenture Trust Company of New York, as the Initial Second Priority Representative and each additional Representative from time to time party thereto

4.4	Collateral Trust Agreement, dated as of August 1, 2013, among Alliance One International, Inc., the other Grantors from time to time party thereto, Law Debenture Trust Company of New York, as Trustee under the Indenture and Law Debenture Trust Company of New York, as Collateral Trustee

5.1	Opinion of Robinson, Bradshaw & Hinson, P.A.

12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Robinson, Bradshaw & Hinson, P.A. (included in Exhibit 5.1)

Exhibit Number	Description

24.1	Powers of Attorney

25.1	Form T-1 Statement of Eligibility of the Trustee under the Indenture

99.1	Form of Letter of Transmittal

99.2	Form of Notice of Guaranteed Delivery

99.3	Form of Letter to Clients

99.4	Form of Letter to Nominees

(b) Financial Statement Schedules:

All schedules have been omitted because they are not applicable or not required or the required information is included in the financial statements or notes thereto, which are incorporated herein by reference.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents (including documents filed subsequent to the effective date of the registration statement through the date of responding to the request) by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(7)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(8)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morrisville, State of North Carolina, on November 13, 2013.

ALLIANCE ONE INTERNATIONAL, INC.

By:	/s/ Robert A. Sheets
Robert A. Sheets
Executive Vice President-Chief Financial Officer and Chief Administrative Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ J. Pieter Sikkel J. Pieter Sikkel	Chief Executive Officer, President and Director (Principal Executive Officer)	November 13, 2013

/s/ Robert A. Sheets Robert A. Sheets	Executive Vice President-Chief Financial Officer and Chief Administrative Officer (Principal Financial Officer)	November 13, 2013

/s/ Hampton R. Poole, Jr. Hampton R. Poole, Jr.	Vice President-Controller (Principal Accounting Officer)	November 13, 2013

/s/ Mark W. Kehaya Mark W. Kehaya*	Chairman of the Board	November 13, 2013

/s/ Jeffrey A. Eckmann Jeffrey A. Eckmann*	Director	November 13, 2013

/s/ Joyce L. Fitzpatrick Joyce L. Fitzpatrick*	Director	November 13, 2013

/s/ C. Richard Green, Jr. C. Richard Green, Jr.*	Director	November 13, 2013

/s/ Carl L. Hausmann Carl L. Hausmann*	Director	November 13, 2013

/s/ John M. Hines John M. Hines*	Director	November 13, 2013

/s/ Nigel G. Howard Nigel G. Howard*	Director	November 13, 2013

Signatures	Title	Date

/s/ John D. Rice John D. Rice*	Director	November 13, 2013

/s/ Norman A. Scher Norman A. Scher*	Director	November 13, 2013

/s/ Martin R. Wade III Martin R. Wade III*	Director	November 13, 2013

* By:	/s/ Robert A. Sheets
(Robert A. Sheets, Attorney-in-Fact)